Exhibit 4.2

ROCKLEY PHOTONICS HOLDINGS LIMITED,
THE GUARANTORS PARTY HERETO,
AND
WILMINGTON SAVINGS FUND SOCIETY, FSB,
as Trustee and Collateral Agent
THIRD SUPPLEMENTAL INDENTURE
Dated as of September 30, 2022
to Indenture dated as of May 27, 2022

Senior Secured Notes due 2022

TABLE OF CONTENTS
PAGE
ARTICLE 1 DEFINITIONS    2
Section 1.01    Definitions    2
Section 1.02    References to Interest    48
Section 1.03    Divisions    48
Section 1.04    Trust Indenture Act    48
Section 1.05    Construction    48
ARTICLE 2 ISSUE, DESCRIPTION, EXECUTION, REGISTRATION AND EXCHANGE OF NOTES    49
Section 2.01    Designation and Amount    49
Section 2.02    Form of Notes    49
Section 2.03    Date of Notes; Interest and Defaulted Amounts    49
Section 2.04    Execution, Authentication and Delivery of Notes    51
Section 2.05    Exchange and Registration of Transfer of Notes; Restrictions on Transfer    52
Section 2.06    Mutilated, Destroyed, Lost or Stolen Notes    55
Section 2.07    Temporary Notes    56
Section 2.08    Cancellation of Notes Paid, Etc.    56
Section 2.09    [Reserved]    57
Section 2.10    Repurchases Not Permitted    57
ARTICLE 3 SATISFACTION AND DISCHARGE; COVENANT DEFEASANCE    57
Section 3.01    Satisfaction and Discharge    57
Section 3.02    Covenant Defeasance    57
Section 3.03    [Reserved]    58
Section 3.04    Deposited Moneys to be Held in Trust    58
Section 3.05    Payment of Moneys Held by Paying Agents    59
ARTICLE 4 PARTICULAR COVENANTS OF THE COMPANY    59
Section 4.01    Payment of Principal and Interest    59
Section 4.02    Maintenance of Office or Agency    59
Section 4.03    Appointments to Fill Vacancies in Trustee’s Office    60
Section 4.04    Provisions as to Paying Agent    60
Section 4.05    Existence    61
Section 4.06    Rule 144A Information Requirement and Annual Reports    61
Section 4.07    Stay, Extension and Usury Laws    62
Section 4.08    Limitation on Restricted Payments    63
Section 4.09    Limitations on Incurrence of Indebtedness and Issuance of Preferred Stock or Disqualified Stock    65
Section 4.10    Limitations on Liens    71
Section 4.11    Limitations on Asset Sales    71
Section 4.12    Transactions with Affiliates    75
Section 4.13    Further Guarantors    77
Section 4.14    Compliance Certificate; Statements as to Defaults    77
Section 4.15    Further Instruments and Acts    77
Section 4.16    Use of Proceeds    78
Section 4.17    Minimum Liquidity Covenant    78
Section 4.18    Taxes    79
Section 4.19    Maintenance of Properties; Intellectual Property    79
Section 4.20    Maintenance of Insurance    79
Section 4.21    Books and Records    80
Section 4.22    Inspection Rights    80
Section 4.23    Compliance with Environmental Laws    81
Section 4.24    Compliance with Laws    81
i

Section 4.25    Business of Company    81
Section 4.27    Specified Subsidiaries; Restricted Joint Venture    81
Section 4.28    Covenants Regarding Products and Compliance with Material Regulatory Permits    82
Section 4.29    Post-Issue Date Covenants    82
Section 4.30    [Reserved].    82
Section 4.31    Sanctions, Export Control Regulations; Anti-Corruption Laws; Anti-Money Laundering Laws    82
Section 4.32    Intellectual Property.    82
Section 4.33    Consents of Licensors    84
Section 4.34    Maintenance of Product Authorizations, Regulatory Permits    85
Section 4.35    Subsidiary Distributions.    86
Section 4.36    Escrow of Funds.    88
Section 4.37    Equity Raises    88
ARTICLE 5 LISTS OF HOLDERS AND REPORTS BY THE COMPANY AND THE TRUSTEE    88
Section 5.01    Lists of Holders    88
Section 5.02    Preservation and Disclosure of Lists    89
ARTICLE 6 DEFAULTS AND REMEDIES    89
Section 6.01    Events of Default    89
Section 6.02    Acceleration; Rescission and Annulment    91
Section 6.03    [Reserved].    93
Section 6.04    Payments of Notes on Default; Suit Therefor    93
Section 6.05    Application of Monies Collected by Trustee    94
Section 6.06    Proceedings by Holders    95
Section 6.07    Proceedings by Trustee    96
Section 6.08    Remedies Cumulative and Continuing    96
Section 6.09    Direction of Proceedings and Waiver of Defaults by Requisite Holders    96
Section 6.10    Notice of Defaults    97
Section 6.11    Undertaking to Pay Costs    97
ARTICLE 7 CONCERNING THE TRUSTEE    97
Section 7.01    Duties and Responsibilities of Trustee    97
Section 7.02    Certain Rights of Trustee    98
Section 7.03    No Responsibility for Recitals, Etc    101
Section 7.04    Trustee, Collateral Agent, Paying Agents or Note Registrar May Own Notes    101
Section 7.05    Monies to Be Held in Trust    101
Section 7.06    Compensation and Expenses of Trustee; Indemnity    101
Section 7.07    Officer’s Certificate as Evidence    102
Section 7.08    Eligibility of Trustee    102
Section 7.09    Resignation or Removal of Trustee    103
Section 7.10    Acceptance by Successor Trustee    104
Section 7.11    Succession by Merger, Etc    104
Section 7.12    Trustee’s Application for Instructions from the Company    105
ARTICLE 8 CONCERNING THE HOLDERS    105
Section 8.01    Action by Holders    105
Section 8.02    Proof of Execution by Holders    106
Section 8.03    Who Are Deemed Absolute Owners    106
Section 8.04    Company-Owned Notes Disregarded    106
Section 8.05    Revocation of Consents; Future Holders Bound    106
ARTICLE 9 [RESERVED]    107
ARTICLE 10 SUPPLEMENTAL INDENTURES    107
Section 10.01    Supplemental Indentures Without Consent of Holders    107
Section 10.02    Supplemental Indentures with Consent of Holders    108

Section 10.03    Effect of Supplemental Indentures    110
Section 10.04    Notation on Notes    110
Section 10.05    Evidence of Compliance of Supplemental Indenture to Be Furnished Trustee    110
ARTICLE 11 CONSOLIDATION, MERGER, SALE, CONVEYANCE AND LEASE    110
Section 11.01    Company May Consolidate, Etc. on Certain Terms    110
Section 11.02    Successor Corporation to Be Substituted    111
Section 11.03    Opinion of Counsel to Be Given to Trustee    112
ARTICLE 12 IMMUNITY OF INCORPORATORS, SHAREHOLDERS, OFFICERS AND DIRECTORS    112
Section 12.01    Indenture and Notes Solely Corporate Obligations    112
ARTICLE 13 GUARANTEES    112
Section 13.01    Guarantees    112
Section 13.02    Limitation on Guarantor Liability    114
Section 13.03    Execution and Delivery of Guarantee and Supplemental Indenture    115
Section 13.04    Guarantors May Consolidate, Etc. on Certain Terms    116
Section 13.05    Releases    116
Section 13.06    Reliance    117
ARTICLE 14 [RESERVED]    118
ARTICLE 15 OFFER TO REPURCHASE NOTES UPON FUNDAMENTAL CHANGE    118
Section 15.01    Offer to Repurchase Upon a Fundamental Change    118
ARTICLE 16 [RESERVED]    120
ARTICLE 17 COLLATERAL    120
Section 17.01    Note Security Documents    120
Section 17.02    Collateral Agent    121
Section 17.03    Authorization of Actions to be Taken    125
Section 17.04    Release of Collateral    126
Section 17.05    Use of Collateral    128
Section 17.06    Powers Exercisable by Receiver or Trustee    128
Section 17.07    Voting    128
Section 17.08    Appointment and Authorization of Wilmington Savings Fund Society, FSB as Collateral Agent    128
Section 17.09    Release Upon Termination of the Company’s Obligations    129
ARTICLE 18 TAX WITHHOLDING AND MISCELLANEOUS PROVISIONS    130
Section 18.01    Provisions Binding on Company’s Successors    130
Section 18.02    Official Acts by Successor Corporation    130
Section 18.03    Addresses for Notices, Etc    130
Section 18.04    Governing Law; Jurisdiction    131
Section 18.05    Evidence of Compliance with Conditions Precedent; Certificates and Opinions of Counsel to Trustee    131
Section 18.06    Legal Holidays    132
Section 18.07    Benefits of Indenture    132
Section 18.08    Table of Contents, Headings, Etc    132
Section 18.09    Authenticating Agent    132
Section 18.10    Execution in Counterparts; Electronic Signatures    133
Section 18.11    Severability    134
Section 18.12    Waiver of Jury Trial    134
Section 18.13    Force Majeure    134
Section 18.14    Calculations    134
Section 18.15    USA PATRIOT Act    134
Section 18.16    Tax Compliance    135
Section 18.17    Withholding Taxes    135
Section 18.18    Conversion of Currency    137
Section 18.19    Trustee Not Responsible for Recitals    138

EXHIBITS
Exhibit A    Form of Note
Exhibit B    Form of Supplemental Indenture
Exhibit C    Form of Option of Holder to Elect Purchase
Exhibit D    Global Intercompany Promissory Note

SCHEDULES
Schedule A    Liens
Schedule B    Indebtedness
Schedule C    Existing Investments
Schedule D    Affiliate Transactions
Schedule E    Initial Subsidiary Guarantors
Schedule F    Certain Commitments and Obligations
Schedule G    Post-Issue Date Covenants

THIS THIRD SUPPLEMENTAL INDENTURE, dated as of September 30, 2022 (as it may be modified, amended or supplemented from time to time, the “Third Supplemental Indenture”), among Rockley Photonics Holdings Limited, an exempted company incorporated in the Cayman Islands, as issuer (the “Company,” or the “Issuer,” as more fully set forth in Section 1.01), the Guarantors party hereto (as defined herein) and Wilmington Savings Fund Society, FSB, as trustee (in such capacity, the “Trustee,” as more fully set forth in Section 1.01) and collateral agent (in such capacity, the “Collateral Agent,” as more fully set forth in Section 1.01) to the Indenture dated as of May 27, 2022 among the Company, the Guarantors, the Trustee and the Collateral Agent (as supplemented by the First Supplemental Indenture, dated as of August 4, 2022 and the Second Supplemental Indenture, dated as of the date hereof and as the same may be further modified, amended or supplemented from time to time, the “Original Indenture”).
W I T N E S E T H:
WHEREAS, for its lawful corporate purposes, the Company has duly authorized the issuance of its Senior Secured Notes due 2022 to be issued pursuant to this Third Supplemental Indenture (the “Notes”), in an aggregate original principal amount not to exceed $12,384,120 and in order to provide the terms and conditions upon which the Notes are to be authenticated, issued and delivered, the Company has duly authorized the execution and delivery of this Third Supplemental Indenture;
WHEREAS, the Original Indenture has been amended by a Second Supplemental Indenture dated the day hereof to, among other things, permit the establishment of the Notes to be issued hereunder;
WHEREAS, the Form of Note, the certificate of authentication to be borne by each Note and the Form of Assignment and Transfer to be borne by the Notes are to be substantially in the forms hereinafter provided;
WHEREAS, in connection with the purchase of the Notes, the Initial Holders have entered into that certain Subscription Agreement, dated as of September 30, 2022, (the “Subscription Agreement”);
WHEREAS, all acts and things necessary to make the Notes, when executed by the Company and authenticated and delivered by the Trustee or a duly authorized authenticating agent, as in this Indenture provided, the valid, binding and legal obligations of the Company, and this Indenture a valid agreement according to its terms, have been done and performed, and the execution of this Indenture and the issuance hereunder of the Notes have in all respects been duly authorized; and
WHEREAS, all acts and things necessary to make the Guarantees, when executed by the Guarantors party hereto, the valid, binding and legal obligations of the respective Guarantors, and this Indenture a valid agreement according to its terms, have been done and performed, and the execution of this Indenture and the issuance hereunder of the Guarantees have in all respects been duly authorized.
NOW, THEREFORE, THIS THIRD SUPPLEMENTAL INDENTURE WITNESSETH:
That in order to declare the terms and conditions upon which the Notes are, and are to be, authenticated, issued and delivered, and in consideration of the premises and of the purchase and acceptance of the Notes by the Holders thereof, the Company, the Guarantors, the Trustee and the Collateral Agent agree, for the equal and proportionate benefit of the respective Holders from time to time of the Notes (except as otherwise provided below), as follows:

ARTICLE 1
DEFINITIONS
Section 1.01    Definitions. The terms defined in this Section 1.01 (except as herein otherwise expressly provided or unless the context otherwise requires) for all purposes of this Indenture and of any indenture supplemental hereto shall have the respective meanings specified in this Section 1.01. The words “herein,” “hereof,” “hereunder” and words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision. The terms defined in this Article include the plural as well as the singular.
“Acquired Debt” means, with respect to any specified Person, (a) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming, a Subsidiary of, such specified Person; and (b) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
“Acquisition” means, with respect to any Person, (a) a purchase of a controlling interest in the Equity Interests of any other Person, (b) a purchase or other acquisition of all or substantially all of the assets or properties of, another Person or of any business unit of another Person, or (c) any merger or consolidation of such Person with any other Person or other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets, or a controlling interest in the Equity Interests, of any Person, in each case in any transaction or group of transactions which are part of a common plan.
“Action” shall have the meaning specified in Section 17.02(d).
“Additional Payments” means any additional amount required to be paid or delivered to a Holder of any Note pursuant to Section 18.17(a)(ii).
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control,” when used with respect to any specified Person means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. Notwithstanding anything to the contrary herein, the determination of whether one Person is an Affiliate of another Person for purposes of this Indenture shall be made based on the facts at the time such determination is made or required to be made, as the case may be, hereunder; provided, that Dr. Andrew Rickman shall be considered an Affiliate of the Company.
“Affiliate Transaction” shall have the meaning specified in Section 4.12.
“Agreed Guarantee Principles” shall have the meaning specified in Section 13.02.
“Aggregate Payments” shall have the meaning specified in Section 13.01(e).
“Anti-Corruption Laws” means the FCPA and the U.K. Bribery Act of 2010 as well as any other Law, rule or regulations of any jurisdiction applicable to a Note Party or any of their Subsidiaries concerning or relating to bribery or corruption.
“Anti-Money Laundering Laws” means any and all Laws, judgments, executive orders, decrees, ordinances, rules, regulations, statutes, case Law or treaties applicable to the any Note Party or any of its Subsidiaries related to terrorism financing or money laundering, including any applicable provision of the PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).
“Applicable Annual Rate” means (A) from and including October 3, 2022, to but excluding the third Interest Payment Date, interest at a rate per annum equal to 15.00% solely in the form of PIK Interest, and (B) if the Maturity Date is extended by the Requisite Holders, from and including the third Interest Payment Date, to but excluding the Maturity Date, (x) 12.50% payable in cash or (y) 15.00% should the Company elect to pay interest partially in cash and partially in the form of PIK Interest, in each case in accordance with the provisions of Section 2.03; provided, however, that the Requisite Holders may extend the period during which the Company is required to pay the Applicable Annual Rate solely in the form of PIK Interest under clause (A) of this definition.
“Applicable Law” means all federal, provincial, state, municipal, foreign and international statutes, acts, codes, ordinances, decrees, treaties, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards or any provisions of the foregoing, including general principles of common and civil law and equity, and all policies, practices and guidelines of any governmental authority binding on or affecting the person referred to in the context in which such word is used.
“Applicable Tax Law” shall have the meaning specified in Section 18.16(a).
“Asset Sale” means:
(a)    the Disposition of property or assets of the Company or any Subsidiary; or
(b)    the issuance or sale of Equity Interests (other than director’s qualifying shares, shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law or Disqualified Stock) of any Subsidiary (other than to the Company or another Subsidiary), whether in a single transaction or a series of related transactions, in each case, other than:
(i)    a Disposition of obsolete, damaged, unnecessary, unsuitable or worn out equipment, or other assets (other than a Disposition of Material IP), in the ordinary course of business, or Dispositions of property (other than a Disposition of Material IP) no longer used, useful or economically practicable to maintain in the conduct of the business of the Company and its Subsidiaries, taken as a whole;
(ii)    the Disposition of all or substantially all of the assets of the Company or any Guarantor in compliance with the provisions described under Article 11 or Section 13.04, respectively;
(iii)    any Restricted Payment that is permitted to be made, and is made, under Section 4.08 or any Permitted Investment or any transaction specifically excluded from the definition of Restricted Payment;
(iv)    any Disposition of assets (other than a Disposition of Material IP) or issuance or sale of Equity Interests of any Subsidiary, in a single transaction or series of related transactions, together with other Dispositions utilizing this clause (iv), with an aggregate Fair Market Value of less than $1,000,000 in any fiscal year;

(v)    (x) Dispositions among the Company and any Guarantor, (y) Dispositions among Subsidiaries which are not Guarantors and (z) Dispositions among Guarantors;
(vi)    any Disposition deemed to occur in connection with the granting or creation of any Lien permitted under this Indenture;
(vii)    the Disposition of inventory held for sale in the ordinary course of business, and Dispositions of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof;
(viii)    leases, subleases, licenses or sublicenses of real or personal property granted by the Issuer or any of its Subsidiaries to non-Affiliates in the ordinary course of business not detracting from the value of such real or personal property or interfering in any material respect with the business of the Issuer or any of its Subsidiaries (and with respect to Intellectual Property, solely to the extent such Intellectual Property does not include Material IP);
(ix)    the surrender or waiver of contract rights or settlement, release or surrender of a contract, tort or other litigation claim in the ordinary course of business;
(x)    (i) Dispositions of Investments (including Equity Interests) in Joint Ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the Joint Venture parties set forth in Joint Venture arrangements and similar binding arrangements and (ii) the transfer for fair value of property (including Equity Interests of Subsidiaries) to another Person in connection with a Joint Venture arrangement with respect to the transferred property; provided that such transfer is permitted by Section 4.08;
(xi)    the Disposition of cash or cash equivalents or investment grade securities in the ordinary course of business;
(xii)    foreclosures, condemnations or any similar involuntary action on assets by a Governmental Authority;
(xiii)    the unwinding, settlement, sale or other dispositions in the ordinary course of business of hedging agreements;
(xiv)    non-exclusive licenses of Intellectual Property (including Material IP) to customers for use with purchased Products or related services, and non-exclusive licenses (and sublicenses as allowed) to patents and trademarks to manufacturers and other vendors to allow them to manufacture and supply to the Company and its Subsidiaries or their customers relating to portions or all of one or more of their Products or related services, in each case granted by the Company in the ordinary course of business and not adversely affecting the value of the Collateral or interfering in any respect with the ordinary conduct of the business of the Company or the rights and remedies of the Secured Parties under the Loan Documents; and
(xv)    the cancellation, lapse or, abandonment of patents, trademarks, copyrights or registrations thereof and other Intellectual Property of the Company and its Subsidiaries to the extent such Intellectual Property does not include Material IP.

provided that, notwithstanding anything in this definition to the contrary, the Disposition of (x) Equity Interests of any Guarantor to a Person that is not the Company or a Guarantor or (y) any Collateral (other than Equity Interests of any Guarantor) to a Subsidiary of the Company that is not a Guarantor shall, in each case, constitute an Asset Sale unless such transaction constitutes a Permitted Investment.
“Asset Sale Offer” shall have the meaning specified in Section 4.11(b).
“Assigned Patent Rights” means all of the following, whether now owned or hereafter acquired or arising:
(a) all Assigned Patents;
(b) all patents and patent applications (i) to which any of the Assigned Patents directly or indirectly claims priority or (ii) for which any of the Assigned Patents directly or indirectly forms a basis for priority;
(c) all reissues, reexaminations, extensions, renewals, continuations, continuations in part, continuing prosecution applications, requests for continuing examinations, and divisionals of any item in any of the foregoing categories (a) and (b);
(d) all foreign patents, patent applications, and counterparts relating to any item in any of the foregoing categories (a) through (c), including certificates of invention, utility models, industrial design protection, design patent protection and other governmental grants or issuances;
(e) all items in any of the foregoing in categories (b) through (d), whether or not expressly listed on the Disclosure Letter and whether or not claims in any of the foregoing have been rejected, withdrawn, cancelled, or the like;
(f) inventions, invention disclosures, and discoveries described in any of the Assigned Patents or any item in the foregoing categories (b) through (e) that: (i) are included in any claim in the Assigned Patents or any item in the foregoing categories (b) through (e); (ii) are subject matter capable of being reduced to a patent claim in a reissue or reexamination proceeding brought on any of the Assigned Patents or any item in the foregoing categories (b) through (e); or (iii) could have been included as a claim in any of the Assigned Patents or any item in the foregoing categories (b) through (e);
(g) all rights to apply in any or all countries of the world for Patents or other governmental grants or issuances of any type related to any item in any of the foregoing categories (a) through (f), including under the Paris Convention for the Protection of Industrial Property, the International Patent Cooperation Treaty, or any other convention, treaty, agreement, or understanding;
(h) all causes of action (whether known or unknown or whether currently pending, filed, or otherwise) and other enforcement rights under, or on account of, any of the Assigned Patents or any item in any of the foregoing categories (b) through (g), including all causes of action and other enforcement rights for (i) damages, (ii) injunctive relief and (iii) any other remedies of any kind for past, current, and future infringement, misappropriation or other violation; and
(i) all rights to collect income, royalties, damages and other payments due or payable under or with respect to any of the Assigned Patents or any item in any of the foregoing categories (b) through (h).

“Assigned Patents” means all Patents owned (or purported to be owned by), issued to, or for which applications are pending in the name of, Issuer or any of its Subsidiaries and (a) assigned to Rockley Photonics Limited, including without limitation any Patents described on Schedule 11(a) of the Disclosure Letter or that are hereafter owned by, acquired by, or filed in the name of, the Company or any of its Subsidiaries, including Patents that are the subject of Section 4.33.
“Bankruptcy Code” shall mean the United States Bankruptcy Code, being Title 11 of the United States Code, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented.
“Bankruptcy Law” shall mean the Bankruptcy Code, (as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented) and any similar federal, state, or foreign law for the relief of debtors (including the Insolvency Act 1986 (United Kingdom)).
“Board of Directors” means the board of directors of the Company or a committee of such board duly authorized to act for it hereunder.
“Board Resolution” means a copy of a resolution certified by the Chief Financial Officer, Chief or Principal Accounting Officer, General Counsel or Secretary of the Company to have been duly adopted by the Board of Directors, and to be in full force and effect on the date of such certification, and delivered to the Trustee.
“Business Day” means, any day other than a Saturday, Sunday, or any day on which banks in New York, New York, Wilmington, Delaware or London, England are authorized or required by Law to close.
“Capital Stock” means, for any entity, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by that entity but shall not include any debt securities convertible into or exchangeable for any securities otherwise constituting Capital Stock pursuant to this definition. Unless the context otherwise requires, Capital Stock shall refer to Capital Stock of the Company.
“Capitalized Leases” shall mean, as applied to any Person, all leases of property that have been or should be, in accordance with GAAP, recorded as capitalized leases on the balance sheet of such Person or any of its Subsidiaries, on a consolidated basis; provided, that for all purposes hereunder the amount of obligations under any Capitalized Lease (“Capital Lease Obligations”) shall be the amount thereof accounted for as a liability on the balance sheet (excluding the footnotes thereto) of such Person in accordance with GAAP. Notwithstanding the foregoing, it is understood that all leases of any Person that are or would be characterized as operating leases in accordance with GAAP prior to the adoption of Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (“ASU 2016 02”) (whether or not such operating leases were in effect on such date) shall be accounted for as operating leases (and not as Capitalized Leases) for purposes of this Indenture notwithstanding the fact that such obligations are required in accordance with ASU 2016 02 (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations or indebtedness in the financial statements to be delivered pursuant to Section 4.06(b).
“Cash Equivalents” means:
(a)    securities (i) issued or directly and fully guaranteed or insured by the United States government (ii) issued by any governmental agency and which securities are fully guaranteed or insured or benefit from the full faith and credit, as applicable, of the United States government, provided however, that in the case of securities defined in clause (ii), such securities are rated by at least two rating agencies and have a minimum rating of at least A-1 by S&P and P-1 by Moody’s Investors Services and have a remaining term to maturity not exceeding 365 days; and
(b)    certificates of deposit with maturities of twelve months or less from the date of acquisition, bankers’ acceptances with a remaining term to maturity not exceeding 365 days and overnight bank deposits, in each case, rated at least A-1 or the equivalent thereof by Standard & Poor’s, at least P-1 or the equivalent thereof by Moody’s Investors.
“Cayman Debenture” means the Cayman Islands law governed debenture, dated May 27, 2022 between the Issuer and the Collateral Agent, as the same is amended, restated, supplemented or otherwise modified from time.
“Cayman Note Parties” means each Note Party formed or incorporated in the Cayman Islands.
“Cayman Security Documents” means the Cayman Debenture and each other Note Security Document governed by the laws of the Cayman Islands, as the same may be amended, restated, supplemented or otherwise modified from time.
“Cayman Subsidiary” shall mean a Subsidiary formed or incorporated in the Cayman Islands.
“close of business” means 5:00 p.m. (New York City time).
“Code” shall mean the Internal Revenue Code of 1986.
“Collateral” shall mean any assets that have been pledged (or the equivalent) to the Collateral Agent or that otherwise secure to the Note Obligations, in each case, pursuant to the Note Security Documents.
“Collateral Access Agreement” means a collateral access agreement in form and substance reasonably satisfactory to the Requisite Holders or the Requisite Holders Counsel (at the direction of the Requisite Holders) and the Collateral Agent as to its rights, duties and obligations.
“Collateral Agent” shall have the meaning specified in the first paragraph of this Indenture until a successor Collateral Agent shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Collateral Agent” shall mean or include each Person who is then a Collateral Agent hereunder.
“Common Equity” of any Person means Capital Stock of such Person that is generally entitled (a) to vote in the election of directors of such Person or (b) if such Person is not a corporation, to vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management or policies of such Person.
“Company” and “Issuer” shall have the meaning specified in the first paragraph of this Indenture, and subject to the provisions of Article 11, shall include its successors and assigns.
“Company Order” means a written order of the Company, signed by one of its Officers and delivered to the Trustee.

“Consolidated EBITDA” means, with respect to the Company and its Subsidiaries for any period without duplication, the Consolidated Net Income of the Company and its Subsidiaries for such period plus, in each case to the extent deducted in computing Consolidated Net Income for such period:
(a)    provision for taxes (net of tax refunds) based on income, profits or capital of the Company and its Subsidiaries for such period; plus
(b)    Consolidated Net Interest Expense and any non-cash interest expense (including, without limitation, capitalized, accrued or accreting or paid-in-kind interest or accreting principal and price-indexed linkage differences on Indebtedness) of the Company and its Subsidiaries for such period; plus
(c)    any expenses, charges or other costs related to any equity offering, acquisition (including amounts paid in connection with the acquisition or retention of one or more individuals comprising part of a management team retained to manage the acquired business, provided that such payments are made at the time of such acquisition and are consistent with the customary practice in the industry at the time of such acquisition), joint venture, disposition, recapitalization, Indebtedness permitted to be incurred by this Indenture, or the refinancing of any other Indebtedness of such Person or any of its Subsidiaries (whether or not successful) (including any such fees, expenses or charges related to this Indenture and the transactions contemplated hereby); provided, that, the amount added back pursuant to this clause (c) shall not exceed $500,000 in any period with respect to any such transactions that are not consummated; plus
(d)    depreciation, amortization and other non-cash expenses or charges (including any write-offs of debt issuance or deferred financing costs or fees and impairment charges and the impact on depreciation and amortization of purchase accounting adjustments, but excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of the Company and its Subsidiaries; plus
(e)    all extraordinary and non-recurring or unusual gains and losses will be excluded; provided, that, amounts added back to Consolidated Net Income pursuant to this clause (e) shall not exceed 15% of Consolidated EBITDA for any period (calculated before giving effect to any such addback).
Notwithstanding anything in this definition to the contrary, in no event shall any write-down or write-off of any accounts receivable or inventory be included as an adjustment or add-back in this definition, including any such add-back or adjustment that would be included as part of Consolidated Net Income.
“Consolidated Net Income” means, with respect to the Company and its Subsidiaries for any period, the aggregate of the net income (loss) from continuing operations of the Company and its Subsidiaries for such period, on a consolidated basis determined in accordance with GAAP; provided, that:
(a)    the net income of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash from operations of such Person to the Company or a Subsidiary of the Company (and the net loss of any such Person shall be included only to the extent that such loss is funded in cash by the Company or a Subsidiary thereof);

(b)    the net income for such period of any Subsidiary (other than a Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of its net income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its shareholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of the Company shall be increased by the amount of dividends or other distributions paid in cash from the operations of such non-Guarantor Subsidiary (or to the extent converted to cash) to the Company or any Guarantor, to the extent not already included therein;
(c)    any non-cash compensation charges, including non-cash costs or expenses resulting from stock option plans, employee benefit plans, or post-employment benefit plans, or grants or awards of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights will be excluded;
(d)    any gain or loss for such period from unrealized currency translation gains or losses or net gains or losses related to currency re-measurements of Indebtedness will be excluded;
(e)    any unrealized net after-tax income (loss) from hedging obligations or cash management obligations or from other derivative instruments in the ordinary course will be excluded;
(f)    effects of purchase accounting adjustments in amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-off of any amounts thereof shall be excluded;
(g)    non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations shall be excluded;
(h)    loss or expense amounts as are actually reimbursed by insurance providers in cash in respect of liability or casualty events or business interruption shall be excluded; and
(i)    fees, costs, expenses and losses that are actually received in cash pursuant to contractual indemnities or guaranty obligations of third parties shall be excluded.
“Consolidated Net Interest Expense” means, without duplication and in each case determined on a consolidated basis in accordance with GAAP:
(a)    the Company’s and its Subsidiaries’ total interest expense for such period; plus
(b)    the interest component of the Company’s and its Subsidiaries’ Capital Lease Obligations accrued or scheduled to be paid or accrued during such period other than the interest component of Capital Lease Obligations between or among the Company and any Subsidiary or between or among Subsidiaries; plus

(c)    the interest expense on Indebtedness of another Person to the extent such Indebtedness is guaranteed by the Company or any Subsidiary or secured by a Lien on the Company’s or any Subsidiary’s assets, but only to the extent that such guarantee or Lien is permitted hereunder and such interest is actually paid by the Company or such Subsidiary; minus
(d)    the interest income of the Company and its Subsidiaries during such period.
Notwithstanding any of the foregoing, Consolidated Net Interest Expense shall not include any non-cash interest expense (including, without limitation, capitalized, accrued or accreting or paid-in-kind interest or accreting principal and price-indexed linkage differences on Indebtedness).
“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent:
(a)    to purchase any such primary obligation or any property constituting direct or indirect security therefor;
(b)    to advance or supply funds:
(i)    for the purchase or payment of any such primary obligation; or
(ii)    to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or
(c)    to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.
“Contributing Guarantors” shall have the meaning specified in Section 13.01(e).
“Copyrights” means all of the following: (a) all copyright rights in any work subject to the copyright Laws of the United States or any other country, whether as author, assignee, transferee or otherwise (including all copyrights in software), (b) all registrations and applications for registration of copyright in the United States or any other country, including registrations, renewals, reissues, continuations, extensions and pending applications for registration, (c) all income, royalties, damages and other payments now or hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past or future infringements, misappropriations, violations or dilutions thereof, and (d) the right to sue for past, present and future infringement or other violation thereof.
“Corporate Trust Office” means the principal office of the Trustee or the Collateral Agent at which at any time its corporate trust business shall be administered, which office at the date hereof is located at Wilmington Savings Fund Society, FSB, WSFS Bank Center, 500 Delaware Avenue, 11th Floor, Wilmington, Delaware 19801, Attn: Global Capital Markets – Rockley, or such other address as the Trustee or the Collateral Agent, as applicable, may designate from time to time by notice to the Holders and the Company, or the principal corporate trust office of any successor trustee or successor collateral agent (or such other address as such successor trustee or successor collateral agent may designate from time to time by notice to the Holders and the Company).
“Covenant Defeasance” shall have the meaning specified in Section 3.02.
“Data Center-Related Search Function Sale” means the Disposition of datacoms assets and/or the license of such items of intellectual property related to such datacom assets in respect of a particular field of use not related to bio-sensing and the transfer of such employees and consultants whose work is related to the disposed datacoms assets and are identified by the purchaser or licensee of such datacoms assets, to the extent that each of the following conditions shall have been satisfied:
(a)    the Company (or a Subsidiary, as the case may be) receives consideration at the time of the Disposition at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Disposition) of the assets or property sold or otherwise disposed of at such Disposition; and
(b)    no Default or Event of Default shall have occurred and be continuing at the time of the consummation of such Disposition or would be caused thereby.
“Default” means any event that is, or after notice or passage of time, or both, would be, an Event of Default.
“Defaulted Amounts” means any amounts on any Note that are payable but are not punctually paid or duly provided for.
“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or a Subsidiary in connection with an Asset Sale pursuant to Section 4.11(a) that is designated as Designated Non-Cash Consideration pursuant to a certificate of an Officer of the Company, setting forth the basis of such valuation.
“Disposition” or “Dispose” means, with respect to any Person, the sale, conveyance, transfer, issuance, exclusive license, lease or sub-lease (as lessor or sublessor), assignment or other disposition (including any sale and leaseback transaction), whether in one transaction or in a series of transactions, of any property or assets (including, without limitation, any Equity Interests of any of the Company’s Subsidiaries) by any such Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature (other than, in each case, any provision requiring an offer to purchase such Capital Stock as a result of a change of control, delisting, asset sale or similar provision or any other provision permitting holders to convert such Capital Stock so long as any right of the holders thereof upon the occurrence of a change of control, delisting, asset sale or similar provision shall be subject to the prior repayment in full in cash of the Notes and the other Note Obligations); provided that if such Capital Stock are issued pursuant to a plan for the benefit of employees of the Company or any of its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations. The amount of

Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Company and its Subsidiaries may become obligated to pay upon maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock or portion thereof, plus accrued dividends.
“EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval system.
“Escrow Account” shall have the meaning specified in Section 4.36.
“Escrow End Date” means the Maturity Date.
“Escrow Release” shall have the meaning specified in Section 4.36.
“Escrow Release Date” shall have the meaning specified in Section 4.36.
“Escrow Release Letter” shall have the meaning specified in Section 4.36.
“Escrowed Funds” shall have the meaning specified in Section 4.36.
“Environmental Laws” means all federal, provincial, state, municipal, county, local and other laws, statutes, decrees, codes, ordinances, by-laws, rules, regulations, policies, guidelines, Permits, standards, judgments, and other authorizations, as well as common law, civil and other jurisprudence or authority, in each case domestic or foreign, having the force of law at any time relating in whole or in part to Hazardous Material, or the protection, quality or use of the environment or natural resources, including a discharge, release, leak, spill, migration, emission or deposit, threatened discharge or release of a Hazardous Material, or the presence of any Hazardous Material, or occupational health and safety matters, including with respect to ambient air, surface water, ground water, or land.
“Environmental Permits” means any permit, license, approval or registration of any kind held or required to be held by any Person under Environmental Laws.
“Equity Interest” shall mean, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited), if such Person is a limited liability company, membership interests, and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such partnership or limited liability company, whether outstanding on the date hereof or issued on or after the Issue Date, but excluding debt securities convertible or exchangeable into such equity interests.
“Event of Default” shall have the meaning specified in Section 6.01.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Excluded Account” means (a) a zero balance account that sweeps on a daily basis into a deposit account subject to an enforceable security interest in favor of the Collateral Agent (including for accounts in the United States subject to a control agreement), (b) accounts used exclusively for payroll, the withheld employee portion of payroll taxes or other employee wage and benefit payments, (c) deposit accounts and securities accounts, in each case, pledged to exclusively secure obligations in accordance with clauses (e), (f) and (dd) of the definition of Permitted Liens, (d) accounts which hold funds or security entitlements (as defined in the UCC), as applicable, which the Issuer or any other Guarantor holds in trust or as an escrow or fiduciary for another Person that is not the Issuer or any other Subsidiary, and (f) any other deposit account or securities account so long as the aggregate five (5)-Business Day average closing balance on deposit in such account does not exceed $100,000 individually and $250,000 in the aggregate for all such accounts.
“Excluded Entity” means (a) (i) any Subsidiary of the Company which is not wholly-owned solely to the extent (x) such Subsidiary is not permitted to guarantee the Obligations pursuant to the terms of its Organizational Documents (not entered into in contemplation of circumventing the requirements of the Note Documents) or (y) the pledge of whose Equity Interests is prohibited by the terms of its Organizational Documents (not entered into in contemplation of circumventing the requirements of the Note Documents) and, in each case, is a Joint Venture and the Equity Interests in such Joint Venture that is not held by a JV Partner is held by a third party that is not an Affiliate of the Company, (ii) any Subsidiary of the Company or a Guarantor that is (x) prohibited by applicable law, rule or regulation or by any contractual obligation (other than to the extent such obligation was entered into or created in contemplation thereof or for the purpose of circumventing the requirements of the Note Documents) existing on the Issue Date or on the date any such Subsidiary is acquired, in each case from guaranteeing the Note Obligations or (y) which would require governmental (including regulatory) consent, approval, license or authorization to provide such a guarantee, for so long as such prohibition or circumstance exists and (iii) any Subsidiary for which the provision of such guarantee or the pledge of whose stock (A) would result in material adverse tax consequence to the Company and its Subsidiaries, taken as a whole (as reasonably determined by the Company in good faith and agreed to in writing by the Requisite Holders Counsel or the Requisite Holders and certified to the Collateral Agent), or (B) would conflict with the statutory obligations of the directors (or other officers) of the relevant Subsidiary or contravene any legal prohibition or regulatory condition (including any fiduciary obligations in connection with any legal prohibition or regulatory condition), as reasonably determined by such Subsidiary, or would result in (or in a material risk of) civil or criminal liability (including due to the breach of any fiduciary obligations in connection with any civil or criminal liability) on the part of any director (or other officer) of such Subsidiary; provided that, in each case, the relevant Subsidiary shall use commercially reasonable efforts lawfully available to it to overcome any such obstacle, and (b) any Subsidiary having total assets having a value of not greater than $125,000, provided that all such Subsidiaries pursuant to this clause (b) may have an aggregate market value not to exceed $1,000,000. Notwithstanding the foregoing, in no event shall any existing Subsidiary of the Company as of the Issue Date set forth on Schedule E be an Excluded Entity.
“Excluded Property” means (1) any property to the extent that such grant of a security interest (x) is prohibited by any applicable requirement of law, (y) requires a consent not obtained of any governmental authority pursuant to such applicable requirement of law or (z) is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document, except to the extent that such requirement of law or the term in such contract, license, agreement, instrument or other document providing for such prohibition, breach, default or termination or requiring such consent is ineffective under the anti-assignment provisions of the UCC or other applicable law; provided that no property shall be excluded by this subclause (z) to the extent such exclusion arises from a contract, agreement or document or any provision thereof that was entered into in contemplation hereof or for the purpose of circumventing the requirements of the Note Documents (it being understood that Excluded Property shall not include proceeds and receivables in respect of the foregoing to the extent such proceeds and receivables do not themselves constitute Excluded Property), (2) any lease, license or other agreement or any property that is subject to a purchase money Lien or capital lease or similar arrangement (in each case permitted by this Indenture and for so long as subject to such purchase money Lien, capital lease or similar arrangement), in each case to the extent that a grant of a Lien therein would violate or invalidate such lease, license or agreement or such purchase money, capital lease or similar arrangement or create a right of termination in favor of any party thereto (other than the Company or a Guarantor), except to the extent that such lease, license or other agreement or other document providing for such violation or invalidation or termination right is ineffective under the anti-assignment provisions of the UCC or other applicable law (it being understood that Excluded Property shall not include proceeds and receivables in respect of the foregoing), (3) any intent-to-use trademark application filed in the United States to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity and enforceability of such intent-to-use trademark application or the trademark that is the subject thereof under applicable law. (4) motor vehicles, aircraft or similar assets with a certificate of title (other than to the extent such assets can be perfected by the filing of a UCC-1 financing statement) to the extent notation on title or similar procedures are required under Applicable Law to perfect a Lien, (5) Excluded Accounts, (6) the Equity Interests of the Excluded Entities described in clause (a)(i)(y) of the definition thereof and the Equity Interests of Rockley Photonics Hong Kong Limited, (7) fee-owned real property interests and leasehold interests in real property, including leases and subleases (however named or characterized) to the extent not constituting Mortgaged Property, and (8) margin stock (as defined in Regulation U issued by the Board of Governors of the Federal Reserve System of the United States of America).
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or a beneficial owner of Notes, or required to be withheld or deducted from a payment or delivery to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient or beneficial owner of Notes being organized under the laws of, or having its principal office or permanent establishment or, in the case of any Holder or any beneficial owner of Notes, its applicable office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) Taxes attributable to such Recipient’s failure to comply with any reporting requirements imposed under FATCA and (c) any Taxes imposed on a payment to a Recipient or beneficial owner of Notes by reason of such Recipient’s or beneficial owner’s failure to comply with Section 18.17(a)(vii).
“Existing Notes” means the up to $163,000,000 original principal amount of notes issued or to be issued under the Original Indenture (excluding the Notes issued hereunder).
“Export Control Regulations” means, collectively, the Export Control Reform Act, the Arms Export Control Act, the Export Administration Regulations and the International Traffic in Arms Regulations, the Export Control Act 2002 (United Kingdom) each as amended from time to time, and any similar law applicable to the operations or activities of the Company or any of its Subsidiaries in any jurisdiction.
“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in an arm’s length transaction not involving distress of either party, determined in good faith by (unless otherwise provided in this Indenture) the Board of Directors, taking into account all relevant factors determinative of value, including, without limitation, preference rights, lack of liquidity, control and restrictions on marketability and transferability.
“Fair Share” shall have the meaning specified in Section 13.01(e).
“Fair Share Contribution Amount” shall have the meaning specified in Section 13.01(e).
“FATCA” means Sections 1471 through 1474 of the Code, as of the Issue Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and fiscal or regulatory legislation, or official rules adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“FDA” means the United States Food and Drug Administration, or any successor agency thereto.
“FDA and State Permits” means all Regulatory Permits and Product Authorizations needed for the importing, assembling, testing, manufacturing, handling, packaging, labeling, storing, transporting, distributing, supplying, selling, marketing, promoting or exporting of Products, including but not limited to any clearances, approvals required for such activities and Products under FDA laws.
“FDA Laws” means all applicable Laws, regulations, and guidance administered or issued by FDA with jurisdiction over medical products, including where applicable, but not limited to (A) the FDCA, (B) FDA requirements and guidance for conducting non-clinical laboratory studies contained in Title 21 part 58 of the Code of Federal Regulations, and guidance documents that were issued by the FDA, (C) FDA requirements and guidance for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in the applicable parts of the Code of Federal Regulations and (D) guidance documents that are issued by the FDA.
“FDCA” means the federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., as amended.
“Fee Letter” means that certain Fee Letter, dated as of September 30, 2022, by and between Issuer and the Initial Holders, as may be amended, amended and restated, replaced, supplemented or otherwise modified from time to time.
“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer or treasurer of the applicable Note Party (or a Person holding a comparable position) as applicable that such financial statements fairly present, in all material respects, the financial condition of such Person (and, if applicable as the context may require its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments).
“Finnish Note Parties” means each Note Party incorporated in Finland.
“Finnish Security Agreement” means the security agreement, governed by Finnish law, dated as of May 27, 2022, between the Collateral Agent and Rockley Photonics Oy, as the same is amended, restated, supplemented or otherwise modified from time.
“Finnish Share Pledge” means the security agreement, governed by Finnish law, dated as of May 27, 2022, between the Collateral Agent and Rockley Photonics Limited, as the same is amended, restated, supplemented or otherwise modified from time.
“Finnish Security Documents” means the Finnish Security Agreement, the Finnish Share Pledge and each other Note Security Document governed by the law of Finland.
“Finnish Subsidiary” shall mean a Subsidiary incorporated in Finland.
“Fixed Charge Coverage Ratio” means, with respect to the Company and its Subsidiaries for any period, the ratio of the Consolidated EBITDA of the Company and its

Subsidiaries for such period to the Fixed Charges of the Company and its Subsidiaries for such period. In the event that the Company or any of its Subsidiaries incurs, assumes, acquires, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated after giving pro forma effect, in the reasonable and good-faith judgment of the chief financial officer or the chief or principal accounting officer of the Company, to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable period. In addition, for purposes of calculating the Fixed Charge Coverage Ratio:
(a)    acquisitions of business entities or property and assets constituting a division or line of business and Dispositions outside the ordinary course of business and incurrences of Indebtedness that have been made or incurred by the Company or any of its Subsidiaries, including through Investments, mergers or consolidations, or any Person or any of its Subsidiaries acquired by the Company or any of its Subsidiaries, and including all related financing transactions and including increases in ownership of Subsidiaries, during the reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect, in the good-faith judgment of the chief financial officer or the chief or principal accounting officer of the Company, as if they had occurred on the first day of the reference period, in accordance with Regulation S-X promulgated under the Exchange Act;
(b)    any Person that is a Subsidiary on the Calculation Date will be deemed to have been a Subsidiary at all times during such reference period;
(c)    any Person that is not a Subsidiary on the Calculation Date will be deemed not to have been a Subsidiary at any time during such reference period;
(d)    the interest rate, royalty payment, effective imputed interest rate or similar item (each a “Rate”) payable on any Indebtedness shall be calculated as follows: (i) the Rate shall be equal to the all-in-yield, which shall include (x) any underlying Rate indices, Rate margins, Rate floors, original issue discount (or equivalent) (“OID”) (with OID being equated to a Rate based on the lesser of an assumed four-year average life to maturity or the remaining life to maturity), upfront fees (or other similar fees to market), and similar yield-related discounts, deductions or payments and (y) any arrangement, structuring, commitment, underwriting, amendment or similar fees and (ii) if such Indebtedness bears a floating Rate, the Rate expense on such Indebtedness will be calculated as if the Rate in effect on the Calculation Date had been the applicable Rate for the entire period (taking into account any hedging obligation applicable to such Indebtedness); and
(e)    if any Indebtedness is incurred or available under any facility and is being given pro forma effect in such calculation, the Rate on such Indebtedness shall be calculated assuming that such facility is fully drawn (regardless of whether or not any conditions precedent or other contingencies with respect to such drawing are satisfied) during the applicable period.
“Fixed Charges” means, with respect to the Company and its Subsidiaries for any period, the sum, without duplication and in each case determined on a consolidated basis in accordance with GAAP, of (a) the Consolidated Net Interest Expense of the Company and its Subsidiaries for such period; plus (b) the non-cash interest expense (including (i) capitalized, accrued or accreting or paid-in-kind interest or accreting principal and price-indexed linkage differences on Indebtedness but excluding the amortization of deferred financing costs and non-cash interest expense relating to fair value accounting adjustments and (ii) commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings) of the Company and its Subsidiaries; plus (c) the royalty or similar payments or expenses of the Company and its Subsidiaries, whether paid or accrued, in connection with a sale of any royalty owing to the Company and its Subsidiaries or a synthetic royalty or other financing or similar transaction based on revenues and other proceeds; plus (d) principal payments on Indebtedness actually paid or required to be paid in cash by the Company and its Subsidiaries for such period.
“Forbearance Agreement” shall mean that certain Forbearance Agreement, dated as of September 30, 2022, by and among the Note Parties, the beneficial owners of the Existing Notes, the Collateral Agent and the Trustee (as amended, restated, supplemented or otherwise modified, renewed or replaced from time to time).
“Forbearance Default” shall have the meaning specified in the Forbearance Agreement.
“Form of Assignment and Transfer” means the “Form of Assignment and Transfer” attached as Attachment 2 to the Form of Note attached hereto as Exhibit A.
“Form of Note” means the “Form of Note” attached hereto as Exhibit A.
“Form of Option of Holder to Elect Purchase” means the “Form of Option of Holder to Elect Purchase” attached hereto as Exhibit C.
“Fundamental Change” shall be deemed to have occurred at the time after the Notes are originally issued if any of the following occurs:
(a)    any “person” or “group” within the meaning of Section 13(d) of the Exchange Act acquiring beneficial ownership or control over an aggregate of 50% or more of the Company’s outstanding Common Equity or of the Company’s Common Equity and securities convertible into or carrying the right to acquire the Company’s Common Equity;
(b)    the consummation of (1) any recapitalization, reclassification or change of the Ordinary Shares (other than changes resulting from a subdivision, a combination or solely a change of nominal or par value or to no nominal or par value) as a result of which the Ordinary Shares would be converted into, or exchanged for, stock, other securities, other property or assets; (2) any share exchange, consolidation or merger of the Company pursuant to which the Ordinary Shares will be converted into cash, securities or other property or assets; or (3) any sale, lease or other transfer in one transaction or a series of related transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any Person other than one of the Company’s Wholly Owned Subsidiaries; provided, however, that a transaction described in clause (2) in which the holders of all classes of the Company’s Common Equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of the Company’s Common Equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions (relative to each other) as such ownership immediately prior to such transaction shall not be a Fundamental Change pursuant to this clause (b);

(c)    the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or
(d)    the Ordinary Shares cease to be listed or quoted on any of the New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their respective successors).
“Fundamental Change Offer” shall have the meaning specified in Section 15.01.
“Fundamental Change Repurchase Date” shall have the meaning specified in Section 15.01.
“Fundamental Change Repurchase Price” shall have the meaning specified in Section 15.01.
“Funding Guarantor” shall have the meaning specified in Section 13.01(e).
“GAAP” shall mean general accepted accounting principles in the United States of America, as in effect from time to time.
“Global Intercompany Promissory Note” means the Global Intercompany Promissory Note, dated as of May 27, 2022, executed by the Issuer and each of its direct and indirect Subsidiaries, substantially in the form of Exhibit D, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Governmental Authority” means any nation or government, federal, state, provincial or local government agency, authority, political subdivision, tribunal or court, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Governmental Obligations” means securities that are (a) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America that, in either case, are not callable or redeemable at the option of the issuer thereof at any time prior to the Maturity Date, and (x) shall also include a depositary receipt issued by a bank or trust company as custodian with respect to any such Governmental Obligation or a specific payment of principal of or interest on any such Governmental Obligation held by such custodian for the account of the holder of such depositary receipt; provided, however, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Governmental Obligation or the specific payment of principal of or interest on the Governmental Obligation evidenced by such depositary receipt and (y) money market mutual funds that are registered with the SEC under the Investment Company Act of 1940, as amended, and operated in accordance with Rule 2a-7 thereunder and that at the time of such investment are rated Aaa by Moody’s and/or AAA by S&P, including such funds for which the Trustee or an affiliate provides investment advice or other services.
“guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase

of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term “guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.
“Guarantee” means the guarantees by each Guarantor of the Company’s Obligations under this Indenture and the Notes, executed pursuant to the provisions of this Indenture.
“Guarantor” means each Subsidiary of the Company that is or becomes party to this Indenture as a Guarantor and a Note Party in accordance with the provisions of this Indenture, and their respective successors and assigns, in each case until the Guarantee of such Subsidiary has been released in accordance with the provisions of this Indenture, including, for the avoidance of doubt, any Subsidiary of the Company formed, incorporated or otherwise organized in the United States, Cayman Islands, England & Wales, Ireland or any jurisdiction therewithin (in each case, other than an Excluded Entity) and, in each case, which grants the Collateral Agent a security interest in its assets pursuant to documentation customary for its jurisdiction of organization as required by Section 4.13.
“Hazardous Material” means any contaminant, pollutant, waste, hazardous or toxic substance or material or dangerous good as defined, judicially interpreted, or regulated under any Environmental Law, or any substance that causes or may cause harm, damage or degradation to the environment or injury to human health, and includes any condition, circumstance, pollutant, contaminant, waste, hazardous waste, tailings, waste rock, deleterious, toxic or hazardous substance or dangerous good present in such quantity or state that it could contravene any Environmental Laws or give rise to any obligation, requirement, loss, claim or liability under any Environmental Laws.
“Healthcare Laws” means all Applicable Laws relating to the provision of healthcare, including Applicable Laws relating to Healthcare Permits; relationships with healthcare providers; reporting and disclosure requirements to Governmental Authorities; medical records; patient privacy and security breach notification rules; quality and safety standards, all as now in effect and in each case as applicable to the business of the Note Parties. Without limiting the foregoing, Healthcare Laws include HIPAA, substance abuse privacy requirements (42 C.F.R. Part 2), the administrative simplification provisions of HIPAA and comparable state Applicable Laws and all regulations promulgated under such federal and state Applicable Laws (except for the regulations at 42 C.F.R. § 1001.952), in each case as applicable to the business of the Note Parties.
“Healthcare Permits” means any and all Regulatory Permits and Product Authorizations issued or required under applicable Healthcare Laws (including certificates of need or related approvals, accreditations, provider or supplier numbers, consents, qualifications or certifications).
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, Public Law 104-191, and the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009) and each of their implementing regulations, as the same may be amended, modified or supplemented from time to time.
“Holder” as applied to any Note, or other similar terms, means any Person in whose name at the time a particular Note is registered on the Note Register.

“incur” shall have the meaning specified in Section 4.09(a).
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (x) accounts payable incurred in the ordinary course of business and not past due by more than 90 days and (y) any earn-out obligations until such obligations become liabilities on the balance sheet of such Person in accordance with GAAP), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all guarantees by such Person of Indebtedness of others set forth in clauses (a)-(e) and (g)-(k) of this definition, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, letters of guaranty or bankers’ acceptances; (i) any other off-balance sheet liability, (j) the aggregate amount of any Disqualified Stock and (k) obligations, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Swap Agreements, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction (and, when calculating the value of that Swap Agreement, only the marked to market value (or, if any actual amount (after any applicable netting or set-off) is due as a result of the termination or close-out of that Swap Agreements, that amount) shall be taken into account); provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include: (1) Contingent Obligations (other than, for the avoidance of doubt, those described in clause (f) above) incurred in the ordinary course of business and not in respect of borrowed money; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other similar unperformed obligations of the respective seller; (4) deferred compensation or (5) accrued expenses.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment or delivery made by or on account of any obligation of the Issuer under any Note Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indenture” means the Original Indenture as amended and supplemented by the First Supplemental Indenture thereto dated as of August 4, 2022, between the Company and the Trustee, the Second Supplemental Indenture thereto dated as of the date hereof among the Company, the Trustee and the Guarantors and this Third Supplemental Indenture as originally executed or, if amended or supplemented as herein provided, as so amended or supplemented.
“Initial Holders” shall mean each of Wazee Street Opportunities Fund V LP, Whitebox Multi-Strategy Partners, LP, Whitebox Relative Value Partners, LP, Pandora Select Partners, LP, Whitebox GT Fund, LP, Highbridge Tactical Credit Master Fund, L.P. and ROC SPV XX LLC and any Affiliate of any such Persons who beneficially owns the Notes.
“Intellectual Property” means all intellectual property rights, priorities and privileges relating to intellectual property, whether arising under the laws of the United States, multinational treaties or the laws of foreign jurisdictions, including:
(i) all Patents;
(ii) all Trademarks;
(iii) all Copyrights;

(iv) all Trade Secrets;
(v) all agreements, permits, consents, orders, and IP Licenses relating to the license, development, use or disclosure of any of the foregoing to which any Note Party, now or hereafter, is a party or a beneficiary and all copies and tangible embodiments of any of the foregoing (in whatever form or medium) and any and all improvements to any of the foregoing;
(vi) all IP Ancillary Rights related thereto; and
(vii) Product Authorizations, Product Agreements and other information included in or supporting Product Authorizations.
“Interest Payment Date” means the 30th of each month, beginning on October 30, 2022.
“Interest Record Date” means, with respect to any Interest Payment Date, the immediately preceding 15th calendar day of such month (whether or not such day is a Business Day).
“Investment” means, with respect to any specified Person, all direct or indirect investments by such specified Person in other Persons (including Affiliates) in the forms of loans (including guarantees of Indebtedness or other Obligations), advances or capital contributions (excluding (i) commission, travel and similar advances to directors, officers, employees and consultants made in the ordinary course of business, (ii) extensions of credit to customers or advances, deposits or payment to or with suppliers, lessors or utilities or for workers’ compensation and (iii) hedging obligations, in each case, that are incurred in the ordinary course of business), or purchases or other acquisitions for consideration of Indebtedness, assets, Equity Interests or other securities. The acquisition by the Company or any Subsidiary of the Company of a Person that holds an Investment in a third Person that was acquired in contemplation of the acquisition of such Person will be deemed to be an Investment by the Company or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person determined as provided in this Indenture. Except as otherwise provided in this Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value but after giving effect (without duplication) to all subsequent reductions in the amount of such Investment as a result of the repayment or disposition thereof for cash, not to exceed the original amount of such Investment.
“IP Ancillary Rights” means, with respect to any Intellectual Property, as applicable, (i) all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property, (ii) all income, royalties, damages and payments now and hereafter due or payable under and with respect to such Intellectual Property, including payments under all IP Licenses entered into in connection therewith and damages and payments for past or future infringements, misappropriations, violations and/or dilutions thereof, (iii) all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, violation, dilution or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right, and (iv) all of each Note Party’s rights corresponding to the foregoing throughout the world.
“IP Licenses” means all contractual obligations (and all related IP Ancillary Rights), whether written or oral, granting any right, title and interest in or relating to any Intellectual Property.
“Ireland” means Ireland exclusive of Northern Ireland.

“Irish Companies Act” means the Companies Act 2014 of Ireland.
“Irish Debenture” means the debenture, governed by Irish law, dated as of May 27, 2022, between the Collateral Agent and Rockley Photonics Ireland Limited, as the same is amended, restated, supplemented or otherwise modified from time.
“Irish Note Party” means each Note Party incorporated in Ireland.
“Irish Security Documents” means the Irish Debenture, the Irish Share Charge and each other Note Security Document governed by the law of Ireland.
“Irish Share Charge” the charge over shares, governed by Irish law, dated as of May 27, 2022, between the Collateral Agent and Rockley Photonics Limited, as the same is amended, restated, supplemented or otherwise modified from time.
“Irish Subsidiary” shall mean a Subsidiary incorporated in Ireland.
“IT System” mean the hardware, software, firmware, middleware, equipment, electronics, platforms, servers, workstations, routers, hubs, switches, interfaces, data, databases, data communication lines, network and telecommunications equipment, websites and Internet-related information technology infrastructure, wide area network and other data communications or information technology equipment, owned or leased by, licensed to, or used to process Company Data and Data Sets (as defined in the Subscription Agreement) in the conduct of the Note Party’s business.
“Issue Date” means September 30, 2022.
“Joint Venture” means any joint venture entity in which the Company or any of its Subsidiaries holds Equity Interests (but which is not a Wholly Owned Subsidiary).
“Judgment Currency shall have the meaning specified in Section 18.18(a)(i).
“JV Partner” means any of the Company, the Guarantors or any of their Subsidiaries in its respective capacity as an owner or holder of Investments in a Joint Venture.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the legally binding interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, legally binding requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge, assignment or by way of security or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Majority Holders” means Holders of at least a majority in aggregate principal amount of the Notes then outstanding; provided that at any time that there are two or more Holders, the term “Majority Holders” must include at least two Holders (with Holders that are Affiliates of each other deemed to be a single Holder for purposes of this proviso); provided, further, that if one or more Initial Holders own at least 10% of the aggregate principal amount of the Notes then outstanding, then “Majority Holders” must include at least one such Initial Holder.
“Material Adverse Effect” shall mean any circumstance or condition affecting the business, assets, operations, properties or financial condition of the Company and its Subsidiaries taken as a whole that could, individually or in the aggregate, reasonably be expected to materially adversely affect, (x) the ability of the Company and its Subsidiaries, taken as a whole, to perform their obligations under this Indenture or to pay any Note Obligations or (y) the rights and remedies of the Trustee and/or the Collateral Agent under the Note Documents.
“Material Contract” means (a) any contracts, agreements and instruments evidencing the Material IP including the Material IP Agreements and such other contracts, agreements and/or instruments listed on Schedule 8 of the Disclosure Letter and (b) any other contract agreement, instrument, permit, lease or license or other arrangement to which the Issuer or any of its Subsidiaries is a party (other than the Note Documents) for (x) which breach, nonperformance, cancellation or suspension of which, or the failure of any party thereto to renew or perform its obligations thereunder, could reasonably be expected to have a Material Adverse Effect or (y) which the Note Parties have a right to make or receive payments in respect thereof exceeds Two Hundred and Fifty Thousand Dollars ($250,000) per year (other than purchase orders and supply agreements in the ordinary course of the business of such Person (but including any such agreements providing for take-or-pay or minimum purchase or supply arrangements) and other than contracts that by their terms may be terminated by such Person in the ordinary course of its business upon less than sixty (60) days’ prior notice without penalty or premium).
“Material Indebtedness” shall mean Indebtedness for money borrowed in excess of $3,500,000 (or its foreign currency equivalent) in the aggregate of the Company and/or of any Subsidiary thereof.
“Material IP” means Intellectual Property that individually or in the aggregate is material to the business of the Company or any of its Subsidiaries, including but not limited to all Intellectual Property that is material to any of the products or services of any of the Note Parties or the conduct or operation of their respective businesses (including the generation of future revenues).
“Material IP Agreements” means all material agreements (including IP Licenses) relating to Material IP of any Note Party or to the Intellectual Property of any third party that is used by any Note Party as Material IP in its business.
“Material Regulatory Permits” means any Regulatory Permits where the failure to possess or maintain such Regulatory Permits, or restrictions placed thereon, in either case, could reasonably be expected, either individually or in the aggregate, to result in either (a) a material adverse effect on the rights of any Note Party to any Material IP or (b) a Material Adverse Effect.
“Maturity Date” means December 30, 2022; provided, that the Requisite Holders may extend the Maturity Date to January 30, 2023.
“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.
“Mortgaged Property” means (a) all fee owned real property interests of the Company or any Guarantor (other than fee owned real property interests acquired after Issue Date for consideration of less than $500,000) in whatever form, including without limitation all real property interests (whether surface, underground, mineral, or other) and all related and appurtenant buildings, improvements, facilities, amenities, fixtures, and easements now or hereafter associated therewith, and (b) all leasehold interests of the Company or any Guarantor in real property including leases and subleases (howsoever named or characterized) with an aggregate square footage leased by the Company or any Guarantor at such location greater than 15,000 square feet or annual lease payments greater than $500,000 for such location; provided that notwithstanding anything to the contrary set forth herein each leasehold interests in the leased properties at (i) 234 E Colorado Blvd. Suites 600, 610, 500, 502, 505, 208, 205, B600, B800, S500 and S600, Pasadena, CA 91101, (ii) 333 W San Carlos St. Suite 850, San Jose, CA 95110 and (iii) 18575 Jamboree Road, Suites 300, 310 and 320, Irvine, CA 92612 shall be a Mortgaged Property.
“National Flood Insurance Program” means the program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994, and as the same may be further amended, modified or supplemented, and including the regulations issued thereunder, that, among other things, mandate the purchase of flood insurance to cover real property improvements and contents located in Special Flood Hazard Areas in participating communities and may provide protection to property owners through a federal insurance program.
“Net Available Cash” from an Asset Sale means cash and cash equivalent payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and Net Available Cash from the Disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Sale or received in any other non-cash form) therefrom, in each case, net of:
(a)    all reasonable and customary out-of-pocket legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all taxes paid, reasonably estimated to be actually payable or accrued as a liability under GAAP (including, for the avoidance of doubt, any income, withholding and other taxes payable as a result of the distribution of such proceeds to the Company and after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Sale;
(b)    all payments made on any Indebtedness in accordance with the terms of any Permitted Liens senior in priority to the liens securing the Notes;
(c)    all distributions and other payments required to be made to minority interest holders (other than the Company or any of its Subsidiaries) in Subsidiaries or joint ventures as a result of such Asset Sale; and
(d)    the deduction of appropriate amounts required to be provided by the seller as a reserve, on the basis of GAAP, against any liabilities associated with the assets disposed of in such Asset Sale and retained by the Company or any Subsidiary after such Asset Sale.
Notwithstanding anything to the contrary in this definition, the Net Available Cash in respect of a Specified Disposition shall be deemed to be $0 for purposes of Section 4.11.
“Net Proceeds” means, in connection with any issuance or sale of Indebtedness by the Company or any Guarantor or any of their Subsidiaries, or any issuance or sale of Capital Stock by the Company, the cash proceeds received from such issuance or incurrence, net of the reasonable and customary out-of-pocket expenses incurred by such Person in connection with such transaction, including attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith paid by such Person to third parties (other than Affiliates). In the case of any Subsidiary that is a non-Wholly Owned Subsidiary or Joint Venture, “Net Proceeds” shall be reduced by the pro rata portion thereof attributable to such minority interests or interests of Joint Venture partners.
“Non-U.S. Subsidiary” means, with respect to any Person, a Subsidiary of such Person that is organized or incorporated under the Laws of a jurisdiction other than the United States or any state thereof or the District of Columbia.
“Note Documents” means, collectively, this Indenture, the Fee Letter, the Notes, the Note Security Documents, any Permitted Intercreditor Agreement and all other documents and instruments executed and delivered in connection herewith and therewith, in each case as such agreements may be amended, supplemented or otherwise modified from time to time as permitted hereunder.
“Note Obligations” means the Obligations of the Company and the other obligors (including the Guarantors) in respect of the Notes, the Guarantees, this Indenture and the other Note Documents (including the Fee Letter) (including reasonable legal fees and expenses).
“Note Parties” means the Company and each Guarantor.
“Note Register” shall have the meaning specified in Error! Reference source not found..
“Note Registrar” shall have the meaning specified in Error! Reference source not found..
“Note Security Documents” means the U.S. Security Documents, the U.S. Mortgages (if any), the UK Security Documents, the Cayman Security Documents, the Finnish Security Documents, the Irish Security Documents, the intellectual property security agreements, any deposit account control agreements or securities account control agreements covering the deposit accounts or securities accounts of any Note Party, any other security agreements, debentures, pledges, charges or similar agreements or documents executed in connection herewith and each other instrument, agreement or document executed and delivered by the Company and/or certain of its Subsidiaries and/or Affiliates to the Collateral Agent pursuant to this Indenture or any other security document granting a Lien to secure any of the Note Obligations.
“Notes” shall have the meaning specified in the first paragraph of the recitals of this Indenture and references herein to a “Note” shall refer to a Note on the date of this Indenture independent, as of any date and time, of the Then Current Principal Amount of such Note (it being understood that the term Note or Notes expressly excludes any of the Existing Notes issued or to be issued under the Original Indenture).
“Obligations” means any principal, interest (including any interest, fees and expenses accruing on or subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest, fees or expenses is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, premium, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means, with respect to the Company, the President, the Chief Executive Officer, the Chief Financial Officer, the Chief or Principal Accounting Officer, the Treasurer, the Secretary, General Counsel, any Executive or Senior Vice President or any Vice President (whether or not designated by a number or numbers or word or words added before or after the title “Vice President”).
“Officer’s Certificate,” when used with respect to the Company, means a certificate that is delivered to the Trustee and that is signed by any Officer of the Company; provided that the Officer giving an Officer’s Certificate pursuant to (i) Section 4.09(a) shall be the Chief Financial Officer or the Chief or Principal Accounting Officer of the Company or (ii) Section 4.14 shall be the President, the Chief Executive Officer, the Chief Financial Officer or the Chief or Principal Accounting Officer of the Company, as certified by such Officer in such Officer’s Certificate. Each such certificate shall include the statements provided for in Section 18.05 if and to the extent required by the provisions of such Section.
“Opinion of Counsel” means an opinion in writing signed by legal counsel, who may be an employee of or counsel to the Company, who is reasonably acceptable to the Trustee, that is delivered to the Trustee, which opinion may contain customary exceptions and qualifications as to the matters set forth therein reasonably acceptable to the Trustee. Each such opinion shall include the statements provided for in Section 18.05 if and to the extent required by the provisions of such Section 18.05.
“Ordinary Shares” means the ordinary shares of the Company, $0.000004026575398 nominal value per share, at the date of this Indenture.
“Organization Documents” means, (a) with respect to any corporation (other than a limited liability company incorporated in Ireland) or England & Wales company, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company incorporated in Ireland, the certificate of incorporation and constitution (c) with respect to any other limited liability company (other than a limited liability company incorporated in Ireland), the certificate or articles of formation or organization and operating agreement; (d) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable governmental authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity, and (e) in each case, all shareholder or other equity holder agreements, voting trusts and similar arrangements to which such Person is a party or which is applicable to its Equity Interests and all other arrangements relating to the control or management of such Person.
“Original Indenture” shall have the meaning specified in the recitals hereto.
“Original Principal Amount” means, at any date or time, the original principal amount per Note on the Issue Date.
“Other Connection Taxes” means, with respect to any Recipient or beneficial owner of Notes, Taxes imposed as a result of a present or former connection between such Recipient or beneficial owner of Notes and the jurisdiction imposing such Tax (other than connections arising from such Recipient or beneficial owner of Notes having executed, delivered, become a party to, performed its obligations under, received payments or deliveries under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Note Document, or sold or assigned an interest in any Note or Note Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment or delivery made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Note Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
“outstanding,” when used with reference to Notes, shall, subject to the provisions of Section 8.04, mean, as of any particular time, all Notes authenticated and delivered by the Trustee under this Indenture, except:
(a)    Notes theretofore canceled by the Trustee or delivered to the Trustee for cancellation;
(b)    Notes, or portions thereof, that have become due and payable and in respect of which monies in the necessary amount shall have been deposited in trust with the Trustee or with any Paying Agent (other than the Company) or shall have been set aside and segregated in trust by the Company (if the Company shall act as its own Paying Agent); and
(c)    Notes that have been paid pursuant to Section 2.06 or Notes in lieu of which, or in substitution for which, other Notes shall have been authenticated and delivered pursuant to the terms of Section 2.06 unless proof is presented to the Trustee that any such Notes are held by protected purchasers in due course;
provided, however, that in determining whether the Holders of the requisite principal amount of Notes have given any request, demand, authorization, direction, notice, consent or waiver hereunder, Notes owned by the Company or any Affiliate of the Company shall be disregarded and deemed not to be Outstanding.
“Patents” means all of the following: (a) all letters patent of the United States or the equivalent thereof in any other country, and all applications for letters patent of the United States or the equivalent thereof in any other country, including certificates of invention, utility models, industrial design protection, design patent protection, and other governmental grants or issuances, and the right to make application for any of the foregoing, (b) all reissues, reexaminations, extensions, renewals, continuations, continuations-in-part and divisionals thereof, (c) the inventions disclosed or claimed therein, including the right to make, use or sell the inventions disclosed or claimed therein, (d) all income, royalties, damages and other payments now or hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past or future infringements, misappropriations, violations or dilutions thereof, and (e) the right to sue for past, present and future misappropriations, violations or dilutions thereof.
“Paying Agent” shall have the meaning specified in Section 4.02.
“Permitted Business” means any business engaged or proposed to be engaged in by Company and its Subsidiaries on the Issue Date and any business or other activities that are similar, ancillary, complementary, incidental or related thereto.
“Permitted Debt” shall have the meaning specified in Section 4.09(b).
“Permitted Intercreditor Agreement” means any intercreditor agreement or subordination agreement approved by the Requisite Holders Counsel or the Requisite Holders in their sole discretion.

“Permitted Investments” means each of the following:
(a)    Investments in (i) cash and (ii) securities issued or directly and fully guaranteed or insured by the United States, or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than twelve months from the date of acquisition;
(b)    Investments in corporate debt issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 365 days from the date of acquisition thereof;
(c)    Investments in time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Holder (as defined in any Permitted Refinancing thereof) or (B) is organized or formed under the laws of the United States of America, any state thereof or the District of Columbia, the Cayman Islands or England & Wales or is the principal banking subsidiary of a bank holding company organized or formed under the laws of the United States of America, any state thereof or the District of Columbia, the Cayman Islands or England & Wales, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (b) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000 or the exchange equivalent thereof, in each case with maturities of not more than 365 days from the date of acquisition thereof;
(d)    Investments in commercial paper having one of the two highest ratings obtainable from Moody’s or S&P, and, in each case, maturing within one year after the date of acquisition;
(e)    Investments in fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above (without regard to the limitation on maturity contained in such clause) and entered into with a financial institution satisfying the criteria described in clause (c) above or with any primary dealer and having a market value at the time that such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such counterparty entity with whom such repurchase agreement has been entered into;
(f)    Investments, classified in accordance with GAAP as current assets of the Company or any Subsidiary, in any money market fund, mutual fund, or other investment companies that are registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and substantially all of whose assets are invested in one or more of the types of securities described in clauses (a) through (d) above;
(g)    any Investment (i) existing on the Issue Date and set forth on Schedule C and (ii) that replaces, refinances, refunds, renews or extends any Investment described under either of the immediately preceding clause (i), provided that any such Investment is in an amount that does not exceed the amount replaced, refinanced, refunded, renewed or extended, except as contemplated pursuant to the terms of such Investment in existence on the Issue Date or as otherwise permitted under this definition or Section 4.08;
(h)    Investments in (x) the Company and the Guarantors by the Company or any Subsidiary, (y) the Guarantors by any Subsidiary that is not a Guarantor and (z) Subsidiaries that are not Guarantors by any Subsidiary that is not a Guarantor;

(i)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in the ordinary course of business in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
(j)    guarantees constituting Permitted Debt;
(k)    Investments made pursuant to any Specified R&D Agreement;
(l)    Investments by the Company or any of its Subsidiaries in either Specified Subsidiary in cash or cash equivalents to the extent such cash and cash equivalents are used by such Specified Subsidiary to conduct activities permitted under Section 4.27(a);
(m)    Investments by the Company or any Subsidiary in non-speculative hedging agreements permitted hereunder;
(n)    Investments received in connection with the bankruptcy, insolvency, reorganization or similar proceeding of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;
(o)    loans and advances to officers, directors and employees of the Company or any Subsidiary, in each case in the ordinary course of business, in an amount not to exceed $100,000 at any time;
(p)    the Company or any Subsidiary may own the Equity Interests of their respective Subsidiaries created or acquired in accordance with this Indenture (so long as all amounts invested in such Subsidiaries after the Issue Date are permitted under another clause of this definition);
(q)    (i) deposits made in the ordinary course of business to secure the performance of leases or other obligations pursuant to Section 4.09 and (ii) Investments consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;
(r)    Investments consisting of Restricted Payments of the types specified in clauses (a)(i), (a)(ii) and (a)(iv) of the definition thereof to the extent permitted under Section 4.08;
(s)    Investments in the form of promissory notes and other non-cash consideration received in connection with any asset sale permitted hereunder;
(t)    advances in the form of a prepayment of expense to vendors, suppliers and trade creditors consistent with their past practices, so long as such expenses were incurred in the ordinary course of business;
(u)    additional Investments made (not in contemplation of circumventing the requirements of the Note Documents) in connection with the acquisition of any Person which Person shall become a Guarantor hereunder in accordance with Section 4.13 and grant Liens on its assets, pursuant to Section 4.13, so long as (i) immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) such Person is engaged in a Permitted Business, (iii) such acquisition is not hostile, and (iv) an Officer of the Company has executed and delivered to the Trustee and the Collateral Agent a written certification that the foregoing conditions are true and correct upon consummation of such acquisition;
(v)    Investments in securities or other assets received in connection with an Asset Sale made pursuant to Section 4.11;
(w)    Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;
(x)    Investments resulting from the acquisition of a Person, otherwise permitted by this Indenture, which Investments at the time of such acquisition were held by the acquired Person and were not acquired in contemplation of the acquisition of such Person;
(y)    any Investments in any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with Section 4.11;
(z)    Investment in or repurchases of the Notes; and
(aa)    additional Investments not otherwise permitted under this Indenture having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (aa) that are at that time outstanding, not to exceed $500,000;
provided, however, that notwithstanding the foregoing, in the case of (x) Investments by the Company or any Non-U.S. Subsidiary or (y) Investments made or held in a jurisdiction outside the United States, Permitted Investments shall also include (A) Investments of the type and maturity described in clauses (a) through (e) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies (and which Investments may be denominated in U.S. dollars, Pounds Sterling, Euros, or the local currency), (B) other short-term Investments utilized by Non-U.S. Subsidiaries in accordance with normal investment practices for cash management in the ordinary course of business in Investments analogous to the foregoing Investments in clauses (a) through (e) and in this definition and (C) cash and cash equivalents that are required under applicable foreign law (including to comply with (or is advisable to facilitate compliance with) any applicable foreign takeover statutes) to be held in a foreign bank account; and provided, further, that with respect to any Investment, the Company may, in its sole discretion, at any time allocate all or any portion of such Investment to one or more of the above clauses (a) through (aa) so that all or a portion of such Investment would be a Permitted Investment. The amount of any Investment shall be measured on the date of each such Investment made and without giving effect to subsequent changes in value other than as a result of repayments of loans or advances, redemptions, returns of capital, sales or other Dispositions thereof or similar events; provided, further, notwithstanding anything in this definition to the contrary, (1) Permitted Investment shall not include the Investment by the Company or any Subsidiary of (x) any Collateral into any Subsidiary of the Company that is not a Guarantor (other than Investments made in cash otherwise permitted under clauses (a) through (aa) above), (y) Equity Interests of any Guarantor (other than an Investment of the Equity Interests of any Guarantor in the Company or another Guarantor) and (z) any Material IP in any Subsidiary of the Company that is not a Guarantor and (2) except for Investments described in clause (l) above, any Investments made in cash or cash equivalents by the Company or any Guarantor following the Issue Date in any Subsidiary that is not a Guarantor or is a Joint Venture.

“Permitted Liens” means:
(a)    Liens imposed by law for taxes that are not yet due or are being contested in good faith by appropriate proceedings and for which adequate reserves with respect thereto have been set aside in the applicable financial statements in accordance with GAAP;
(b)    Carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in good faith by appropriate proceedings and for which adequate reserves with respect thereto have been set aside in the applicable financial statements in accordance with GAAP;
(c)    any ordinary course of business retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied;
(d)    any encumbrance or restriction in joint venture agreements, partnership agreements, limited liability company operating agreements and other similar agreements with respect to the Equity Interests in any Person that is not a Subsidiary of the Issuer or any joint venture entity, in each case, which (i) are not in contemplation of circumventing the requirements of the Note Documents, (ii) are customary and (iii) do not the materially and adversely affect the ability of the Company and its Subsidiaries, taken as a whole, to perform their obligations under this Indenture or to pay any Note Obligations;
(e)    Pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws, other than any Lien imposed by ERISA;
(f)    Deposits and liens to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds, letters of credit and other obligations of a like nature incurred in the ordinary course of business;
(g)    Liens in respect of judgments that would not constitute an Event of Default hereunder and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made in accordance with GAAP solely to the extent the holder of such Liens has not begun to utilize remedies against any of the assets of the Note Parties;
(h)    survey exceptions, minor encumbrances, minor title deficiencies, covenants, conditions, rights of way, easements, reservations, licenses and other rights for services, utilities, sewers, electric lines, telegraph and telephone lines, oil and gas pipelines and other similar purposes, zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness, and that do not in the aggregate materially adversely affect the value of the properties encumbered or affected or materially impair their use in the operation of the business of the Company or a its Subsidiaries;
(i)    reservations, limitations, provisos and conditions expressed in any original grant from the Crown or other grants of real or immovable property, or interests therein, that do not materially affect the use of the affected land for the purpose for which it is used by that Person;

(j)    Liens existing as of the Issue Date listed on Schedule A and Liens to secure any Permitted Refinancing of the Indebtedness with respect thereto; provided that such new Lien shall have the same Lien priority as the original Lien and be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Indebtedness (plus improvements and accessions to, such property or proceeds or distributions thereof);
(k)    Liens which secure Indebtedness permitted under clause (iv) of the definition of Permitted Debt so long as (i) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition, (ii) the Indebtedness secured thereby does not exceed the cost of acquisition of the applicable assets, and (iii) such Liens shall attach only to the assets acquired, improved or refinanced with such Indebtedness and shall not extend to any other property or assets of the Company or any Subsidiary;
(l)    Liens in favor of the Trustee and the Collateral Agent to secure the Note Obligations;
(m)    Landlords’ and lessors’ customary Liens in respect of rent not in default that arise in the ordinary course of business;
(n)    Possessory Liens in favor of brokers and dealers arising in connection with the acquisition or Disposition of Investments owned as of the Issue Date and other Permitted Investments, provided that such liens (a) attach only to such Investments and (b) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or Disposition of such Investments and not any obligation in connection with margin financing;
(o)    customary Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, Liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries in the ordinary course of business;
(p)    customary Liens arising from precautionary UCC regarding “true” operating leases or, to the extent permitted under the Note Documents, the consignment of goods to the Company or any Subsidiary;
(q)    Liens on property, assets or Equity Interests in a Person in existence at the time such property, assets or Equity Interests are acquired, or on such property, assets or Equity Interests are of a Subsidiary of the Company in existence at the time such Subsidiary is acquired; provided that (i) such Liens are not incurred in connection with or in anticipation of such acquisition and do not attach to any other property, assets or Equity Interests of the Company or a Subsidiary or any of its Subsidiaries, (ii) if any such Liens exist on assets of an entity that is or will be collateral, such Liens do not secure any Indebtedness for borrowed money and (iii) such Liens do not extend to any assets or property of any other Note Party or any of its Subsidiaries in connection with such acquisition;
(r)    Liens on earnest money deposits made in connection with an agreement to purchase assets or Equity Interests of a Person, or in connection with an agreement to dispose of any property in an Asset Sale not prohibited hereby;

(s)    ground leases in respect of real property on which facilities owned or leased by the Company or any of its Subsidiaries are located;
(t)    (i) leases or subleases granted by the Company or any of its Subsidiaries to other Persons not materially interfering with the conduct of the business of the Company and its Subsidiaries, taken as a whole, and not affecting the value of the Collateral in a manner that is material and adverse to the Holders and (ii) any customary interest or title of a lessor, sublessor or licensor under any Capital Lease Obligations;
(u)    Liens in connection with any zoning, building, land use or similar law or right reserved to or vested in any governmental authority to control or regulate the use of any or dimensions of real property or the structure thereon;
(v)    Liens in favor or customs and revenue authorities freight forwarder or handlers to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
(w)    Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in the ordinary course of business and consistent with industry practice in respect of letters of credit or bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
(x)    Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;
(y)    [Reserved];
(z)    Liens securing any Subordinated Indebtedness permitted under Section 4.09 hereof, so long as such Indebtedness and Liens are subject to a Permitted Intercreditor Agreement;
(aa)    Liens to secure Indebtedness permitted under Section 4.09(b)(xx), Section 4.09(b)(xxiii) (provided that Liens with respect to Tax Credits only attach with respect to the Tax Credits), Section 4.09(b)(xxiv) and Section 4.09(b)(xxv);
(bb)    any extension, renewal or replacement in whole or in part of Liens described in clause (q) above; provided that such Lien so extended, renewed or replaced shall have the same Lien priority as the original Lien and be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Indebtedness (plus improvements and accessions to, such property or proceeds or distributions thereof);
(cc)    Liens arising under (i) declarations, orders and agreements, shareholder agreements, limited liability company agreements, partnership agreements, operating agreements, working interests, carried working interests, net profit interests, joint interest billing arrangements, participation agreements and (ii) licenses, sublicenses and other agreements, in each case in the ordinary course of business; and
(dd)    Liens on cash and Cash Equivalents in an amount not exceeding $400,000 at any particular time granted to the Company’s bankers as collateral security for Treasury Management Arrangements.

For purposes of determining compliance with this definition, (i) a Lien need not be incurred solely by reference to one category of Permitted Liens described in this definition but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category) and (ii) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Company shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition.
“Permitted Refinancing” and “Permitted Refinancing Indebtedness” means, with respect to any Person, any Indebtedness promptly issued in exchange for, or the Net Proceeds of which are promptly used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting a Permitted Refinancing); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees, commissions and expenses, including premiums, if any, underwriting discounts, defeasance costs and original issue discount, incurred in connection therewith); (b) such Permitted Refinancing Indebtedness has a final maturity date the same as or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; (c) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is Subordinated Indebtedness that is contractually subordinated in right or payment to the Note Obligations, such Permitted Refinancing Indebtedness is subordinated in right of payment on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged (provided that payments necessary to avoid such Subordinated Indebtedness being classified as applicable high yield discount obligation for purposes of Code Section 163(i) shall be required even if the Indebtedness being so refinanced did not expressly provide for such payments); (d) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is unsecured Indebtedness, such Permitted Refinancing Indebtedness is unsecured Indebtedness; (e) such Permitted Refinancing Indebtedness is not incurred by a Person other than the Company and any of the Guarantors to renew refund, refinance, replace, defease or discharge any Indebtedness of the Company or a Guarantor, (f) is not secured by a Lien on any assets other than the assets securing the Indebtedness being Refinanced and (g) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is Subordinated Indebtedness, such Permitted Refinancing Indebtedness is either unsecured or secured by Liens subject to the Permitted Intercreditor Agreement that is on terms at least as favorable to the Holders of Notes as those contained in the Permitted Intercreditor Agreement being replaced.
“Person” means an individual, a corporation, a limited liability company, an association, a partnership, a joint venture, a joint stock company, a trust, an unincorporated organization or a government or an agency or a political subdivision thereof.
“Personal Information” means information relating to or reasonably capable of being associated with an identified or identifiable person under Privacy Law and any information relating to or reasonably capable of being associated with an identified or identifiable person, device, or household, including, but not limited to: (a) a natural person’s name, street address or specific geolocation information, date of birth, telephone number, email address, online contact information, photograph, biometric data, Social Security number, driver’s license number, passport number, tax identification number, any government-issued identification number, financial account number, credit card number, any information that would permit access to a financial account, a user name and password that would permit access to an online account, health information, insurance account information, any persistent identifier such as customer number held in a cookie, an Internet Protocol address, a processor or device serial number, or a unique device identifier; or (b) “personal data,” “personal information,” “protected health information,” “nonpublic personal information,” or other similar terms as defined by Privacy Laws.
“Physical Notes” means permanent certificated Notes in registered form.
“PIK Interest” means payment of interest on the Notes through an increase in the principal amount of the outstanding Notes.
“PIK Payment” shall have the meaning set forth in Section 2.03(b).
“Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note; and, for the purposes of this definition, any Note authenticated and delivered under Section 2.06 in lieu of or in exchange for a mutilated, lost, destroyed or stolen Note shall be deemed to evidence the same debt as the mutilated, lost, destroyed or stolen Note that it replaces.
“Preferred Stock” means, with respect to any Person, any Capital Stock with preferential rights to any other Capital Stock of such Person with respect to payment of dividends or preferential rights upon liquidation, dissolution, or winding up.
“Privacy Laws” shall mean any and all Applicable Laws governing the creation, receipt, maintenance, transmission, privacy, protection, security or breach of Personal Information, together with any similar requirements imposed by contracts to which any Note Party or any Subsidiary of any Note Party has entered or is otherwise bound. Without limiting the foregoing, Privacy Laws include: (a) applicable state personal information breach notification laws, and all regulations promulgated under such federal and state laws; (b) industry requirements, and contracts relating to the protection or Processing of Personal Information; (c) the European Union’s Directive on Privacy and Electronic Communications (2002/58/EC) as implemented by countries within the European Economic Area; (d) the General Data Protection Regulation (2016/679) (“EU GDPR”) as implemented by countries within the European Economic Area; (e) the UK Data Protection Act 2018 and the EU GDPR as transposed into the national law of England and Wales by virtue of section 3 of the European Union (Withdrawal) Act 2018; (f) the UK’s Privacy and Electronic Communications (EC Directive) Regulations 2003, each as amended or superseded from time to time; (g) the CAN-SPAM Act of 2003, 15 U.S.C. § 7701, et seq.; the Telephone Consumer Protection Act (“TCPA”), 47 U.S.C. § 227, et seq.; Healthcare Laws; the Children’s Online Privacy Protection Act (“COPPA”) 15 U.S.C. § 6501, et seq.; the Electronic Communications Privacy Act, 18 U.S.C. §§ 2510-22; the Stored Communications Act, 18 U.S.C. §§ 2701-12, et seq.; the California Consumer Privacy Act, Cal. Civ. Code § 1798.100, et seq.; the California Customer Records Act, Cal. Civ. Code §§ 1798.80 to 84; California Online Privacy Protection Act, Cal. Bus. & Prof. Code § 22575, et seq.; the South Carolina Privacy of Consumer Financial and Health Information Regulation, South Carolina Code § 69-58, et seq.; Massachusetts Gen. Law Ch. 93H, 201 C.M.R. § 17.00, et seq.; Nev. Rev. Stat. 603A, et seq.; Cal. Civ. Code § 1798.82, et seq.; N.Y. Gen. Bus. Law § 899-aa, et seq.; N.Y. Gen. Bus. Law § 899-bb, et seq.; 11 N.Y.C.R.R. § 420, et seq.; the Illinois Biometric Information Privacy Act, 740 I.L.C.S. § 14, et seq.; U.S. state and federal Laws that prohibit unfair or deceptive acts and practices, such as the Federal Trade Commission Act, 15 U.S.C. § 45, et seq.; and all other Laws and binding regulations relating to data protection, information security, cybercrime, Security Incident notification, social security number protection, outbound communications and/or electronic marketing, use of electronic data and privacy matters (including online privacy) in any applicable jurisdictions; (h) each contract relating to the Processing of Personal Data applicable to the Company; and (i) each applicable rule, code of conduct, or other requirement of self-regulatory bodies and applicable industry standards, including, to the extent applicable, the Payment Card Industry Data Security Standard (“PCI-DSS”).
“Processing”, “Process”, or “Processed” means any collection, access, acquisition, storage, protection, use, recording, maintenance, operation, dissemination, re-use, disposal, disclosure, re-disclosure, deletion, destruction, sale, transfer, modification, or any other processing (as defined by Privacy Laws) of Company Data and Data Sets or IT Systems.
“Product” means and any current or future product developed, manufactured, licensed, marketed, sold or otherwise commercialized by Issuer or any of its Subsidiaries, including any such product in development or which may be developed.
“Product Agreement” means each agreement, license, document, instrument, interest (equity or otherwise) or the like under which one or more parties grants or receives any right, title or interest with respect to any Product Development and Commercialization Activities in respect of one or more Products specified therein or to exclude third parties from engaging in, or otherwise restricting any right, title or interest as to any Product Development and Commercialization Activities with respect thereto, including each contract or agreement with suppliers, manufacturers, distributors, or any other Person related to any such entity.
“Product Authorizations” means any and all approvals, including applicable supplements, amendments, pre- and post-approvals, clearances, licenses, notifications, registrations, certifications or authorizations of any Governmental Authority, any Regulatory Agency necessary for the preclinical or clinical testing, manufacture, development, distribution, use, storage, import, export, transport, promotion, marketing, sale or other commercialization of a Product in any country or jurisdiction.
“Product Development and Commercialization Activities” means, with respect to the Product, any combination of research, development, manufacture, import, use, sale, go-to market plans, the development of customer and revenue projections, financing plans pricing strategy, product positioning, board-approved operating budgets, Product Authorizations, supply, distribution, testing, packaging, purchasing or other commercialization activities, receipt of payment or financing in respect of any of the foregoing, or like activities and plan, the purpose of which is to commercially exploit such Product.
“Product Supplier” means any third party that engaged in or currently engages in developing, researching, manufacturing, assembling, testing, packaging or labeling the Products, their components, and accessories, and includes third parties that supply Products to Note Party and its Subsidiaries for marketing, promotion, distribution and sales.
“Real Property Deliverables” means (I) with respect to any Mortgaged Property located in the United States or the District of Columbia, each of the following, each in form and substance satisfactory to the Requisite Holders Counsel or the Requisite Holders:
(a)    The U.S. Mortgages;
(b)    title report in respect of each Mortgaged Property;
(c)    with respect to each Mortgaged Property, customary representations and warranties of the grantor;
(d)    an ALTA survey of such Mortgaged Property;

(e)    an Opinion of Counsel in each state (or other jurisdiction) in which a Mortgaged Property is located (A) with respect to the enforceability of the form of the applicable U.S. Mortgage to be recorded in such state (or jurisdiction), and (B) including a title opinion in form and substance satisfactory to Requisite Holders Counsel or the Requisite Holders in their sole discretion confirming that the grantor has good and marketable title to the respective Mortgaged Property, free and clear of all Liens other than Permitted Liens;
(f)    with respect to each Mortgaged Property, (A) a recently issued flood zone determination certificate that the Mortgage Property is not located in a Special Flood Hazard Area, and, (B) if any parcel of such Mortgaged Property is located in a Special Flood Hazard Area:
(i)    notices to (and written confirmation of receipt by) the applicable Note Party as to the existence of a Special Flood Hazard Area and, if applicable, the unavailability of flood hazard insurance under the National Flood Insurance Program because the community does not participate in the National Flood Insurance Program; and
(ii)    the extent flood hazard insurance is available in the community in which such Mortgaged Property is located, a copy of one of the following: (w) the flood hazard insurance policy, (x) the applicable Note Party’s application for a flood hazard insurance policy, together with proof of payment of the premium associated therewith, (y) a declaration page confirming that flood hazard insurance has been issued to the applicable Note Party and (z) such other evidence of flood hazard insurance reasonably satisfactory to the Requisite Holders Counsel or the Requisite Holders, which, in each case, shall confirm that flood hazard insurance has been issued to the applicable Note Party by a financially sound and reputable insurer in an amount reasonably satisfactory to the Requisite Holders Counsel or the Requisite Holders and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the applicable flood insurance Laws;
(g)    customary environmental reports and other reasonable information regarding environmental matters relating to the Mortgaged Property; and
(h)    the extent available, zoning letters from each municipality or other Governmental Authority for each jurisdiction in which a Mortgaged Property is located;
and (II) with respect to any Mortgaged Property located in any other jurisdiction, deliverables of the type specified in clauses (x)(a) through (h) and/or any other customary deliverables in such jurisdiction, in each case, as determined by the Requisite Holders Counsel or the Requisite Holders. Notwithstanding anything to the contrary in the foregoing, for any leasehold interests in real property, including leases and subleases (howsoever named or characterized), constituting Mortgaged Property, (i) only clauses (a), (c) and (e) (with respect to clause (A) thereof, above shall be applicable, and (ii) the requirement to deliver U.S. Mortgages (or, with respect to any Mortgaged Property located in any other jurisdiction, equivalent security interests) shall be (A) subject to the rights of any landlords or sublandlords under the applicable leases or subleases to consent to or approve such U.S. Mortgages (or, with respect to any Mortgaged Property located in any other jurisdiction, equivalent security interests) and (B) deemed to have been satisfied if the applicable Note Party shall have used its commercially reasonable efforts to deliver a U.S. Mortgage and such other Real Property Deliverables (which efforts shall not require the payment of any fee to such landlord or sublandlord but may require the reimbursement of such Person’s legal expenses); provided that to the extent a U.S. Mortgage (or, with respect to any Mortgaged

Property located in any other jurisdiction, equivalent security interests) is not able to be delivered because the landlord does not consent, if such location has more than $500,000 of assets constituting Collateral, the applicable Note Party shall use its commercially reasonable efforts to instead deliver a Collateral Access Agreement (which efforts shall not require the payment of any fee to such landlord or sublandlord but may require the reimbursement of such Person’s legal expenses) within 45 days of the date hereof as to locations in use by the Note Parties as of the date hereof (or such longer period which Requisite Holders Counsel may agree at the direction of the Requisite Holders) and within 60 days of any locations hereafter in use by the Note Parties (or such longer period which Requisite Holders Counsel may agree at the direction of the Requisite Holders).
“Recipient” means the Trustee, the Collateral Agent and each Holder.
“Regulatory Agencies” means any Governmental Authority that is concerned with the use, control, safety, efficacy, reliability, manufacturing, marketing, distribution, sale or other Product Development and Commercialization Activities relating to any Product or the business of the Note Parties, including without limitation the FDA, and all similar agencies or Governmental Authorities in any applicable jurisdictions.
“Regulatory Permit” means all approvals, clearances, notifications, authorizations, orders, exemptions, registrations, certifications, licenses and permits granted by, submitted to, required by, or filed with any Regulatory Agencies related to the Patents, the Assigned Patents or other Intellectual Property, the Products or Product Development and Commercialization Activities of the Note Parties, including all Product Authorizations, including FDA and State Permits and Healthcare Permits.
“Required Currency” shall have the meaning specified in Section 18.18(a)(i).
“Requisite Holders” means, for as long as any Initial Holders hold Notes, the Requisite Initial Holders that also satisfy the definition of Majority Holders; otherwise, the Majority Holders.
“Requisite Holders Counsel” means (x) initially, such legal counsel as shall have been designated by the Initial Holders in a written notice to the Company, Trustee and Collateral Agent and (y) thereafter, such legal counsel as shall have been designated by the Requisite Holders in a written notice to the Company by the then Requisite Holders until (subject, in each case, to the replacement thereof pursuant to clause (y) above) such legal counsel shall have provided written notice to the Company, Trustee and Collateral Agent that such legal counsel no longer agrees to act in the capacity of the “Requisite Holders Counsel”.
“Requisite Initial Holders” means (x) at the Issue Date, at least three (or, if there are fewer than three, all) Initial Holders that each (for purposes of this calculation, together with its Affiliates) holds at least 10% of the aggregate principal amount of the Notes then outstanding or (y) thereafter, at least three (or, if there are fewer than three, all) Initial Holders that each (for purposes of this calculation, together with its Affiliates) continues to hold at least 10% of the aggregate principal amount of the Notes at such time then outstanding.
“Responsible Officer” means, when used with respect to the Trustee or Collateral Agent, as applicable, any officer within the corporate trust department of the Trustee or Collateral Agent, as applicable, including any vice president, assistant vice president, assistant secretary, trust officer or any other officer of the Trustee or Collateral Agent, as applicable, who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter relating to this Indenture is referred because of such person’s knowledge of and familiarity with the particular subject and who, in each case, shall have direct responsibility for the administration of this Indenture.
“Restricted Investment” means an Investment other than a Permitted Investment.
“Restricted Joint Venture” means (i) any Joint Venture of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by a JV Partner or (ii) any Joint Venture in which a JV Partner has alone, or together with its Affiliates, consent rights over (or the ability to block) (a) the incurrence of Indebtedness or Liens at such Joint Venture or (b) amendments, modifications, terminations or waivers of the Organization Documents of such Person that would permit, or relax, loosen or eliminate any limitations on, the incurrence of Indebtedness or Liens at such Joint Venture which would be prohibited hereunder.
“Restricted Payments” shall have the meaning specified in Section 4.08(a).
“Restricted Securities” shall have the meaning specified in Section 2.05(b).
“Rule 144” means Rule 144 as promulgated under the Securities Act, as it may be amended from time to time hereafter.
“Rule 144A” means Rule 144A as promulgated under the Securities Act, as it may be amended from time to time hereafter.
“S&P” means Standard & Poor’s Ratings Services or any successor to the rating agency business thereof.
“SEC” means the U.S. Securities and Exchange Commission.
“Second Supplemental Indenture” means the second supplemental indenture to the Original Indenture, dated as of the date hereof, among the Company, the Trustee, the Collateral Agent and the Guarantors named therein.
“Secured Parties” means, collectively, the Holders of the Notes, the Trustee and the Collateral Agent.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time.
“Security Document Order” shall have the meaning specified in Section 17.02(o).
“Security Incident” means any unauthorized access to the IT Systems, or any incident that may require notification to any person and/or Governmental Authority or any other entity under Privacy Laws, including, but not limited to, any cybersecurity or personal data breach or unauthorized access,, disclosure, use, loss, denial-or loss of use, or Processing of Personal Information, or other incidents in which the integrity of any Personal Information processed by the Note Parties and their Subsidiaries was, or may have been, compromised.
“Signature Law” shall have the meaning specified in Section 18.10.
“Special Flood Hazard Area” means an area designated by the Federal Emergency Management Agency (or any successor agency) as a “special flood hazard area” or having special flood or mud slid hazards.

“Specified Disposition” means the Data Center-Related Search Function Sale.
“Specified R&D Agreements” means, collectively, (a) agreements among the Company and/or any of its Subsidiaries, a research institution or educational establishment and other commercial parties pursuant to which each party contributes the intellectual property, finances or resources for the purpose of research and development and (b) the agreements set forth on Schedule F.
“Specified Subsidiaries” shall mean Rockley Photonics Cayman Limited and Rockley Photonics Hong Kong Limited.
“Structuring Fee” shall have the meaning specified in the Fee Letter.
“Subordinated Indebtedness” means any Indebtedness of the Company or any Guarantor which is (a) either unsecured or secured and (b) contractually subordinated in right of payment and security (if secured) to the Notes or any Guarantee (including the Note Obligations) pursuant to a Permitted Intercreditor Agreement.
“Subscription Agreement” shall have the meaning specified in the recitals hereto.
“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof (or otherwise entitled to be cast at a general meeting of that Person) is at the time owned or controlled, directly or indirectly, by (i) such Person; (ii) such Person and one or more Subsidiaries of such Person; or (iii) one or more Subsidiaries of such Person.
“Successor Company” shall have the meaning specified in Section 11.01.
“Supermajority Holders” means, at any time, Holders of at least 75% in aggregate principal amount of the Notes then outstanding; provided that at any time that there are two or more Holders, the term “Supermajority Holders” must include at least two Holders (with Holders that are Affiliates of each other deemed to be a single Holder for purposes of this proviso).
“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.
“Tax Credits” means one or more payments in respect of research and development tax credits from the taxing authorities of the United Kingdom relating to research and development expenses for fiscal year 2020; provided that the U.S. dollar equivalent thereof shall be determined by converting to U.S. dollars using the latest British sterling to U.S. dollar conversion rate published by the U.S. Federal Reserve Board.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.

“Then Current Principal Amount” shall, with respect to a Note, have the meaning set forth in Section 2.03(b).
“Third Supplemental Indenture” shall have the meaning specified in the recitals hereto.
“Trade Secrets” means all of the following: (a) trade secrets and other proprietary or confidential business information, including inventions, invention disclosures, discoveries, know how, systems, processes, methods, business and marketing plans, customer and vendor lists, manufacturing and production processes and techniques, methods, techniques, formulae, technology, algorithms, source code, designs, distribution information, drawings, flow sheets, formulae, improvements, research and development information, databases and data, including technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, and all other intellectual, industrial and intangible property of any type, including industrial designs and mask works, (b) all income, royalties, damages and payments now or hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and other payments for past or future misappropriation or other violation, and (c) the right to sue for past, present and future misappropriation or other violation thereof.
“Trademarks” means all of the following: (a) all trademarks, service marks, corporate names, company names, business names, trade names, trade dress, logos, URLs and Internet domain names, other source or business identifiers, designs and general intangibles of like nature, all registrations thereof, and all registrations and applications filed in connection therewith in the United States Patent and Trademark Office or any similar offices in any State of the United States or any other country or any political subdivision thereof, and all renewals thereof, (b) all goodwill associated therewith or symbolized thereby, (c) all income, royalties, damages and other payments now or hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past or future infringements, misappropriations, violations or dilutions thereof, and (d) the right to sue for past, present and future misappropriations, violations or dilutions thereof.
“transfer” shall have the meaning specified in Section 2.05(b).
“Treasury Management Arrangement” means any agreement or other arrangement governing the provision of treasury or cash management services, including, without limitation, deposit accounts, overdraft, overnight draft, credit cards, debit cards, p-cards (including purchasing cards, employee credit card programs and commercial cards), funds transfer, automated clearinghouse, direct debit, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services, netting services, cash pooling arrangements, credit and debit card acceptance or merchant services and other treasury or cash management services.
“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended, as it was in force at the date of execution of this Indenture; provided, however, that in the event the Trust Indenture Act of 1939 is amended after the date hereof, the term “Trust Indenture Act” shall mean, to the extent required by such amendment, the Trust Indenture Act of 1939, as so amended.
“Trustee” means the Person named as the “Trustee” in the first paragraph of this Indenture until a successor trustee shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Trustee” shall mean or include each Person who is then a Trustee hereunder.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, that, if perfection or the effect of perfection or non-perfection or the priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
“UK Debenture” means the debenture, governed by English law, dated as of May 27, 2022, between Rockley Photonics Limited and the Collateral Agent, as the same is amended, restated, supplemented or otherwise modified from time.
“UK Note Parties” means each Note Party incorporated in England & Wales.
“UK Security Documents” means the UK Debenture, the UK Supplemental Debenture, the UK Share Charge, the UK Supplemental Share Charge and each other Note Security Document governed by the law of England & Wales.
“UK Share Charge” means the charge over shares, governed by English law, dated as of May 27, 2022, between the Issuer and the Collateral Agent, as the same is amended, restated, supplemented or otherwise modified from time.
“UK Subsidiary” shall mean a Subsidiary incorporated in England & Wales.
“UK Supplemental Debenture” means the supplemental debenture, governed by English law, relating to the UK Debenture and dated as of on or around the date of this Indenture, between Rockley Photonics Limited and the Collateral Agent, as the same is amended, restated, supplemented or otherwise modified from time.
“UK Supplemental Share Charge” means the supplemental charge, governed by English law, relating to the UK Share Charge and dated as of on or around the date of this Indenture, between Rockley Photonics Holdings Limited and the Collateral Agent, as the same is amended, restated, supplemented or otherwise modified from time.
“U.S. Mortgages” means, with respect to each Mortgaged Property in the United States or the District of Columbia, the mortgages, deeds of trust and/or deeds to secure debt in each case, executed by a Note Party in favor of the Collateral Agent, for the benefit of the Secured Parties, as the same may be amended, modified, extended, restated, replaced, or supplemented from time to time.
“U.S. Note Parties” means each U.S. Subsidiary that has become a Guarantor hereunder.
“U.S. Security Agreement” means the Amended and Restated U.S. Security Agreement, dated as of September 30, 2022 and executed by the U.S. Subsidiaries of the Company, as the same is amended, restated, supplemented or otherwise modified from time.
“U.S. Security Documents” means the U.S. Security Agreement, the Collateral Access Agreements and each other Note Security Document governed by the law of any state of the United States or the District of Columbia.
“U.S. Subsidiary” means any Subsidiary that is organized or existing under the laws of the United States, or any state thereof or the District of Columbia.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(a)    the sum of the products obtained by multiplying (a) the amount of each then-remaining installment, sinking fund, serial maturity or other scheduled payments of principal, including payment at final maturity, in respect of such Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by
(b)    the then-outstanding principal amount of such Indebtedness.
“Wholly Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person, except that, solely for purposes of this definition, the reference to “more than 50%” in the definition of Subsidiary shall be deemed replaced by a reference to “100%.”
Section 1.02    References to Interest. All references to interest on, or in respect of, any Note in this Indenture shall be deemed to include any interest payable on any Defaulted Amounts as set forth in Section 2.03(e). Unless the context otherwise requires, any express mention of interest on Defaulted Amounts in any provision hereof shall not be construed as excluding interest on Defaulted Amounts in those provisions hereof where such express mention is not made.
Section 1.03    Divisions. For all purposes under this Indenture and the Note Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it, shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized or formed on the first date of its existence by the holders of its Equity Interests at such time.
Section 1.04    Trust Indenture Act. This Indenture shall not be qualified under or otherwise subject to the Trust Indenture Act, except with respect to provisions of the Trust Indenture Act expressly referred to herein.
Section 1.05    Construction.
(a)    The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.
(b)    Any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.
(c)    The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(d)    The parties hereto have participated jointly in the negotiation and drafting of this Indenture. In the event an ambiguity or question of intent or interpretation arises, this Indenture shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Indenture.

(e)    In the event there is a conflict or inconsistency between this Indenture and any other Note Document, the terms of this Indenture shall control; provided that any provision of a Note Security Document which imposes additional burdens on a Note Party or any of its Subsidiaries or further restricts the rights of a Note Party or any of its Subsidiaries or gives the Trustee, the Collateral Agent or the Holders additional rights shall not be deemed to be in conflict or inconsistent with this Indenture and shall be given full force and effect.
(f)    The provisions of each Article and Section of this Third Supplemental Indenture shall constitute, solely for purposes of the Notes to be issued hereunder and not with respect to the Existing Notes, the amendment and restatement of the corresponding Article and Section of the Original Indenture.
(g)    This Third Supplemental Indenture is being entered into for the sole purpose of establishing the terms of the Notes to be issued hereunder. None of the provisions of this Third Supplemental Indenture shall be deemed to alter, amend or supplement the terms and conditions of the Existing Notes or the Indenture insofar as it sets forth the rights of holders of the Existing Notes or otherwise relates thereto.
ARTICLE 2
ISSUE, DESCRIPTION, EXECUTION, REGISTRATION AND EXCHANGE OF NOTES
Section 2.01    Designation and Amount. The Notes shall be designated as the “Senior Secured Notes due 2022.” The aggregate Original Principal Amount of Notes that may be authenticated and delivered under this Indenture is limited to $12,384,120, except for Notes authenticated and delivered upon registration or transfer of, or in exchange for, or in lieu of other Notes to the extent expressly permitted hereunder.
Section 2.02    Form of Notes. The Notes and the Trustee’s certificate of authentication to be borne by such Notes shall be substantially in the respective forms set forth in Exhibit A, the terms and provisions of which shall constitute, and are hereby expressly incorporated in and made a part of this Indenture. To the extent applicable, the Company and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.
Any of the Notes may have such letters, numbers or other marks of identification and such notations, legends (other than legends restricting transfer) or endorsements as the Officer executing the same may approve (execution thereof to be conclusive evidence of such approval) and as are not inconsistent with the provisions of this Indenture, or as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any securities exchange or automated quotation system on which the Notes may be listed or designated for issuance, or to conform to usage or to indicate any special limitations or restrictions to which any particular Notes are subject.
Section 2.03    Date of Notes; Interest and Defaulted Amounts.
(a)    The Notes are not required to be issued in any minimum denomination. The Notes shall be issuable in registered form without coupons. Each Note shall be dated the date of its authentication. Each Note will accrue interest at the Applicable Annual Rate from, and including, the most recent date to which interest has been paid or duly provided for (or, if no interest has theretofore been paid or duly provided for, the date set forth in the certificate representing such Note as the date from and including which interest will begin to accrue) to, but excluding, the date of payment of such interest, payable monthly in arrears on each Interest Payment Date, beginning on the first Interest Payment Date set forth in the certificate representing such Note, to the Holder of such Note as of the close of business on the immediately preceding Interest Record Date. Interest on the Notes shall be computed on the basis of a 360-day year composed of twelve 30-day months and, for partial months, on the basis of the number of days actually elapsed in a 30-day month.
(b)    From and including the Issue Date, to but excluding the third Interest Payment Date, the Company shall pay interest solely in the form of PIK Interest at a rate per annum equal to 15.00%. From and including the third Interest Payment Date, to but excluding the Maturity Date, the Company shall pay interest at a rate per annum equal to 15.00% and shall elect on such third Interest Payment Date and on each Interest Payment Date thereafter, by notice to the Trustee and Holders, whether interest for the interest period commencing on such Interest Payment Date shall be payable (1) solely in cash or (2) partially in cash and partially in the form of PIK Interest; provided that if the Company does not timely elect the form of interest payment, then with respect to the Interest Payment Date immediately following such interest period (for purposes of this Section 2.03, the “related Interest Payment Date”) on which date such interest shall be due, the Company will be deemed to have elected to pay interest partially in cash and partially in the form of PIK Interest (and, for the avoidance of doubt, the Company’s failure to timely make any such election described in this Section 2.03(b) will not constitute a Default or Event of Default); provided, further, that the Requisite Holders may extend the period set forth above during which the Company is required to pay interest solely in the form of PIK Interest. If, in respect of any interest period, the Company elects or is deemed to elect to pay interest partially in cash and partially in the form of PIK Interest, then interest at the per annum rate of 5.75% shall be payable in cash and interest at the per annum rate of 9.25% shall be payable in the form of PIK Interest.
All accrued and unpaid interest to be paid in cash in accordance with the election of the Company pursuant to this Section 2.03(b) shall be paid in cash on the related Interest Payment Date. On any related Interest Payment Date on which PIK Interest is to be paid on each Note in accordance with the election by the Company pursuant to this Section 2.03(b) (each, a “PIK Payment”), the Trustee, upon receipt of a Company Order, shall increase the principal amount of each Note on the books and records of the Note Registrar on the relevant Interest Payment Date by an amount equal to the PIK Interest payable to the credit of the Holders on the relevant Interest Record Date. Following any such increase in the principal amount of each outstanding Note as a result of a PIK Payment, (x) each Note will bear interest on the Then Current Principal Amount thereof after the date of such PIK Payment, and (y) all references herein to the “Then Current Principal Amount” of a Note (and terms of similar import) shall be deemed to refer to the Original Principal Amount of such Note on the date of this Indenture together with the amount by which the principal amount of such Note shall have been increased on account of such PIK Payment and on account of all prior PIK Payments. Notwithstanding the foregoing, no PIK Payment shall be permitted (i) on the Maturity Date or (ii) on any Note repurchased in connection with an Asset Sale Offer or a Fundamental Change Offer.
(c)    The Person in whose name any Note (or its Predecessor Note) is registered on the Note Register at the close of business on any Interest Record Date with respect to any Interest Payment Date shall be entitled to receive any interest payable on such Interest Payment Date. The principal amount of any Note shall be payable to the Holder of those Notes by wire transfer of immediately available funds to that Holder’s account within the United States.
(d)    The Company shall pay cash interest to the Holder of those Notes by wire transfer of immediately available funds to that Holder’s account within the United States.
(e)    Any Defaulted Amounts shall forthwith cease to be payable to the Holder on the relevant payment date but shall accrue interest per annum at the then-applicable interest rate borne by the Notes plus 3.0%, subject to the enforceability thereof under applicable law, from, and including, such relevant payment date, and such Defaulted Amounts together with any such interest thereon shall be paid by the Company, at its election in each case, as provided in clause (i) or (ii) below:
(i)    The Company may elect to make payment of any Defaulted Amounts to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on a special record date for the payment of such Defaulted Amounts, which shall be fixed in the following manner. The Company shall notify the Trustee in writing of the amount of the Defaulted Amounts proposed to be paid on each Note and the date of the proposed payment (which shall be not less than 25 days after the receipt by the Trustee of such notice), and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount to be paid in respect of such Defaulted Amounts or shall make arrangements satisfactory to the Trustee for such deposit on or prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Amounts as in this clause provided. Thereupon the Company shall fix a special record date for the payment of such Defaulted Amounts which shall be not more than 15 days and not less than 10 days prior to the date of the proposed payment, and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment. The Company shall promptly notify the Trustee and the Holders of such special record date of the proposed payment of such Defaulted Amounts and the special record date therefor to be delivered to each Holder not less than 10 days prior to such special record date. Notice of the proposed payment of such Defaulted Amounts and the special record date therefor having been so delivered, such Defaulted Amounts shall be paid to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on such special record date and shall no longer be payable pursuant to the following clause (ii) of this Section 2.03(e).
(ii)    The Company may make payment of any Defaulted Amounts in any other lawful manner not inconsistent with the requirements of any securities exchange or automated quotation system on which the Notes may be listed or designated for issuance, and upon such notice as may be required by such exchange or automated quotation system, if, after notice given by the Company to the Trustee of the proposed payment pursuant to this clause, such manner of payment shall be deemed practicable by the Trustee.
Section 2.04    Execution, Authentication and Delivery of Notes. The Notes shall be signed in the name and on behalf of the Company by the manual or facsimile signature of one or more of its Officers.
At any time and from time to time after the execution and delivery of this Indenture, the Company may deliver Notes executed by the Company to the Trustee for authentication, together with a Company Order for the authentication and delivery of such Notes and an Officer’s Certificate and an Opinion of Counsel, and the Trustee in accordance with such Company Order shall authenticate and deliver such Notes, without any further action by the Company hereunder.
Only such Notes as shall bear thereon a certificate of authentication substantially in the form set forth on the Form of Note attached as Exhibit A hereto, executed manually by a Responsible Officer of the Trustee (or an authenticating agent appointed by the Trustee as provided by Section 18.09), shall be entitled to the benefits of this Indenture or be valid or obligatory for any purpose. Such certificate executed manually by a Responsible Officer of the Trustee (or such an authenticating agent) upon any Note executed by the Company shall be conclusive evidence that the Note so authenticated has been duly authenticated and delivered hereunder and that the Holder is entitled to the benefits of this Indenture.

In case any Officer of the Company who shall have signed any of the Notes shall cease to be such Officer before the Notes so signed shall have been authenticated and delivered by the Trustee, or disposed of by the Company, such Notes nevertheless may be authenticated and delivered or disposed of as though the person who signed such Notes had not ceased to be such Officer of the Company; and any Note may be signed on behalf of the Company by such persons as, at the actual date of the execution of such Note, shall be the Officers of the Company, although at the date of the execution of this Indenture any such person was not such an Officer.
Section 2.05    Exchange and Registration of Transfer of Notes; Restrictions on Transfer. (a) The Company shall cause to be kept at the Corporate Trust Office a register (the register maintained in such office or in any other office or agency of the Company designated pursuant to Section 4.02, the “Note Register”) in which, subject to such reasonable regulations as it may prescribe, the Company shall provide for the registration of Notes and of transfers of Notes. Such register shall be in written form or in any form capable of being converted into written form within a reasonable period of time. The Trustee is hereby initially appointed the “Note Registrar” for the purpose of registering Notes and transfers of Notes as herein provided. The Company may appoint one or more co-Note Registrars in accordance with Section 4.02.
Upon surrender for registration of transfer of any Note to the Note Registrar or any co-Note Registrar, and satisfaction of the requirements for such transfer set forth in this Section 2.05, the Company shall execute, and the Trustee shall, upon receipt of and in accordance with a Company Order, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes and of a like aggregate principal amount and bearing such restrictive legends as may be required by this Indenture.
Notes may be exchanged for other Notes and of a like aggregate principal amount, upon surrender of the Notes to be exchanged at any such office or agency maintained by the Company pursuant to Section 4.02. Whenever any Notes are so surrendered for exchange, the Company shall execute, and the Trustee shall authenticate upon receipt of a Company Order, and deliver, the Notes that the Holder making the exchange is entitled to receive, bearing registration numbers not contemporaneously outstanding.
All Notes presented or surrendered for registration of transfer or for exchange or repurchase shall (if so required by the Company, the Trustee, the Note Registrar or any co-Note Registrar) be duly endorsed, or be accompanied by a written instrument or instruments of transfer in form reasonably satisfactory to the Company and duly executed, by the Holder thereof or its attorney-in-fact duly authorized in writing.
No service charge shall be imposed to a Holder by the Company, the Trustee, the Note Registrar, any co-Note Registrar or the Paying Agent for any exchange or registration of transfer of Notes, but the Company may require a Holder to pay a sum sufficient to cover any documentary, stamp or similar issue or transfer tax required in connection therewith as a result of the name of the Holder of the new Notes issued upon such exchange or registration of transfer being different from the name of the Holder of the old Notes surrendered for exchange or registration of transfer.
None of the Company, the Trustee, the Note Registrar or any co-Note Registrar shall be required to exchange or register a transfer of any Notes, or a portion of any Note, surrendered for repurchase (and not withdrawn) in accordance with Article 15.
All Notes issued upon any registration of transfer or exchange of Notes in accordance with this Indenture shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture as the Notes surrendered upon such registration of transfer or exchange.

(a)    [Reserved].
(b)    Every Note that bears or is required under this Section 2.05(b) to bear the legend set forth in this Section 2.05(b) (the “Restricted Securities”) shall be subject to the restrictions on transfer set forth in this Section 2.05(b) (including the legend set forth below), unless such restrictions on transfer shall be eliminated or otherwise waived by written consent of the Company, and the Holder of each such Restricted Security, by such Holder’s acceptance thereof, agrees to be bound by all such restrictions on transfer. As used in this Section 2.05(b) and Error! Reference source not found., the term “transfer” encompasses any Disposition or pledge whatsoever of any Restricted Security.
Any certificate evidencing such Note (and all securities issued in exchange therefor or substitution thereof) shall bear a legend in substantially the following form (unless such Notes have been sold pursuant to an effective registration statement under the Securities Act that continues to be effective at the time of such transfer, or sold pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, or unless otherwise agreed by the Company in writing, with notice thereof to the Trustee):
THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER:
(1)    REPRESENTS THAT IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) OR AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(A)(4) PROMULGATED UNDER THE SECURITIES ACT AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT, AND
(2)    AGREES FOR THE BENEFIT OF ROCKLEY PHOTONICS HOLDINGS LIMITED (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN, EXCEPT:
(A)    TO THE COMPANY OR ANY SUBSIDIARY THEREOF, OR
(B)    OUTSIDE THE UNITED STATES PURSUANT TO REGULATION S UNDER THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE LOCAL LAWS AND REGULATIONS, OR
(C)    PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT, OR
(D)    TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, OR
(E)    PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH CLAUSE (2)(B) or (E) ABOVE, THE COMPANY AND THE TRUSTEE RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE SATISFACTORY TO EACH OF THEM IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.
No transfer of any Note will be registered by the Note Registrar unless the applicable box on the Form of Assignment and Transfer has been checked.
Any Note (or security issued in exchange or substitution therefor) (i) that has been transferred pursuant to a registration statement that has become effective or been declared effective under the Securities Act and that continues to be effective at the time of such transfer or (ii) that has been sold pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, or exclusion from registration provided by Regulation S under the Securities Act, may, upon surrender of such Note for exchange to the Note Registrar in accordance with the provisions of this Section 2.05, be exchanged for a new Note or Notes, of like tenor and aggregate principal amount, which shall not bear the restrictive legend required by this Section 2.05(b). The Company shall promptly notify the Trustee after a registration statement, if any, with respect to the Notes has been declared effective under the Securities Act.
(c)    Neither the Note Registrar or the Trustee in each of its various capacities as designated from time to time hereunder shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture.
(d)    Any Note that is repurchased or owned by any Affiliate of the Company (or any Person who was an Affiliate of the Company at any time during the three months immediately preceding) may not be resold by such Affiliate (or such Person, as the case may be) unless registered under the Securities Act or resold pursuant to an exemption from the registration requirements of the Securities Act in a transaction that results in such Note no longer being a “restricted security” (as defined under Rule 144). The Company shall cause any Note that is repurchased or owned by it to be surrendered to the Trustee for cancellation in accordance with Section 2.08.
Section 2.06    Mutilated, Destroyed, Lost or Stolen Notes. In case any Note shall become mutilated or be destroyed, lost or stolen, the Company shall issue and, upon its written request in a Company Order the Trustee or an authenticating agent appointed by the Trustee shall authenticate and deliver, a new Note, bearing a registration number not contemporaneously outstanding, in exchange and substitution for the mutilated Note, or in lieu of and in substitution for the Note so destroyed, lost or stolen. In every case the applicant for a substituted Note shall furnish to the Company, to the Trustee and, if applicable, to such authenticating agent such security or indemnity as may be required by them to save each of them harmless from any loss, liability, cost or expense caused by or connected with such substitution, and, in every case of destruction, loss or theft, the applicant shall also furnish to the Company, to the Trustee and, if applicable, to such authenticating agent evidence to their satisfaction of the destruction, loss or theft of such Note and of the ownership thereof.

Following receipt by the Trustee or such authenticating agent, as the case may be, of satisfactory security or indemnity and evidence, as described in the preceding paragraph, the Trustee or such authenticating agent may, upon receipt of and in accordance with a Company Order, authenticate any such substituted Note and deliver the same upon the receipt of such security or indemnity as the Trustee, the Company and, if applicable, such authenticating agent may reasonably require. No service charge shall be imposed by the Company, the Trustee, the Note Registrar, any co-Note Registrar or the Paying Agent upon the issuance of any substitute Note, but the Company may require a Holder to pay a sum sufficient to cover any documentary, stamp or similar issue or transfer tax required in connection therewith as a result of the name of the Holder of the new substitute Note being different from the name of the Holder of the old Note that became mutilated or was destroyed, lost or stolen. In case any Note that has matured or is about to mature or has been surrendered for repurchase or redemption shall become mutilated or be destroyed, lost or stolen, the Company may, in its sole discretion, instead of issuing a substitute Note, pay or authorize the payment of or convert or authorize the conversion of the same (without surrender thereof except in the case of a mutilated Note), as the case may be, if the applicant for such payment or conversion shall furnish to the Company, to the Trustee and, if applicable, to such authenticating agent such security or indemnity as may be required by them to save each of them harmless for any loss, liability, cost or expense caused by or connected with such substitution, and, in every case of destruction, loss or theft, evidence satisfactory to the Company, the Trustee and, if applicable, any Paying Agent of the destruction, loss or theft of such Note and of the ownership thereof.
Every substitute Note issued pursuant to the provisions of this Section 2.06 by virtue of the fact that any Note is destroyed, lost or stolen shall constitute an additional contractual obligation of the Company, whether or not the destroyed, lost or stolen Note shall be found at any time, and shall be entitled to all the benefits of (but shall be subject to all the limitations set forth in) this Indenture equally and proportionately with any and all other Notes duly issued hereunder. To the extent permitted by law, all Notes shall be held and owned upon the express condition that the foregoing provisions are exclusive with respect to the replacement, payment, redemption or repurchase of mutilated, destroyed, lost or stolen Notes and shall preclude any and all other rights or remedies notwithstanding any law or statute existing or hereafter enacted to the contrary with respect to the replacement, payment, redemption or repurchase of negotiable instruments or other securities without their surrender.
Section 2.07    Temporary Notes. Pending the preparation of Physical Notes, the Company may execute and the Trustee or an authenticating agent appointed by the Trustee shall, upon written request of the Company, authenticate and deliver temporary Notes (printed or lithographed). Temporary Notes shall be issuable substantially in the form of the Physical Notes but with such omissions, insertions and variations as may be appropriate for temporary Notes, all as may be determined by the Company. Every such temporary Note shall be executed by the Company and, upon receipt of a Company Order, authenticated by the Trustee or such authenticating agent upon the same conditions and in substantially the same manner, and with the same effect, as the Physical Notes. Without unreasonable delay, the Company shall execute and deliver to the Trustee or such authenticating agent Physical Notes and thereupon any or all temporary Notes may be surrendered in exchange therefor, at each office or agency maintained by the Company pursuant to Section 4.02 and the Trustee or such authenticating agent shall authenticate and deliver in exchange for such temporary Notes an equal aggregate principal amount of Physical Notes. Such exchange shall be made by the Company at its own expense and without any charge therefor. Until so exchanged, the temporary Notes shall in all respects be entitled to the same benefits and subject to the same limitations under this Indenture as Physical Notes authenticated and delivered hereunder.
Section 2.08    Cancellation of Notes Paid, Etc.. The Company shall cause all Notes surrendered for the purpose of payment, repurchase, redemption, registration of transfer or exchange, if surrendered to any Person other than the Trustee (including any of the Company’s agents, Subsidiaries or Affiliates), to be delivered to the Trustee for cancellation. All Notes delivered to the Trustee shall, at the Company’s written request in a Company Order, be canceled promptly by the Trustee. Except for any Notes surrendered for registration of transfer or exchange, or as otherwise expressly permitted by any of the provisions of this Indenture, no Notes shall be authenticated in exchange for any Notes canceled as provided herein. The Trustee shall dispose of canceled Notes in accordance with its customary procedures and, at the Company’s written request in a Company Order, provide copies of such cancelled Notes and related documentation to the Company.
Section 2.09    [Reserved].
Section 2.10    Repurchases Not Permitted.
Except as specifically permitted hereunder, the Company may not, directly or indirectly (regardless of whether such Notes are surrendered to the Company), repurchase Notes in the open market or otherwise, whether by the Company or its subsidiaries or through a private or public tender or exchange offer or through counterparties to private agreements, including by cash settled swaps or other derivatives.
ARTICLE 3
SATISFACTION AND DISCHARGE; COVENANT DEFEASANCE
Section 3.01    Satisfaction and Discharge. This Indenture shall upon request of the Company contained in an Officer’s Certificate cease to be of further effect, and the Trustee, at the demand and expense of the Company, shall execute such instruments reasonably requested by the Company acknowledging satisfaction and discharge of this Indenture, when (a) (i) all Notes theretofore authenticated and delivered (other than Notes which have been destroyed, lost or stolen and which have been replaced, paid or converted as provided in Section 2.06) have been delivered to the Trustee for cancellation; or (ii) the Company has deposited with the Trustee or delivered to Holders, as applicable, after the Notes have become due and payable, whether on the Maturity Date or earlier Fundamental Change Repurchase Date or otherwise, cash sufficient to pay all of the outstanding Notes and all other sums due and payable under this Indenture by the Company; and (b) the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of this Indenture have been complied with. Upon a satisfaction and discharge in accordance with this Section, the Collateral will be released from the Liens securing the Notes and the other Note Obligations and the Note Security Documents shall terminate. Notwithstanding the satisfaction and discharge of this Indenture, the obligations of the Company to the Trustee under Section 7.06 shall survive.
Section 3.02    Covenant Defeasance.
(a)    The Company may elect, at its option, to have its obligations released with respect to the covenants described in Section 4.08, Section 4.09, Section 4.10, Section 4.11, Section 4.12, Section 4.13, Section 4.17, Section 4.27, and Section 4.35 (“Covenant Defeasance”) and any omission to comply with such obligation shall not constitute a Default or an Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, events described in Section 6.01 (not including those events described in Section 6.01(a), (b), (c), (d), (e), (i), and (j)) will no longer constitute an Event of Default with respect to the Notes. In addition, if the Company exercises Covenant Defeasance, each Guarantor will be released from all of its obligations with respect to its applicable guarantee, the Collateral will be released from the Liens securing the Notes and the other Note Obligations and the Note Security Documents shall terminate.

(b)    To exercise Covenant Defeasance with respect to the Notes:
(i)    The Company must irrevocably have deposited or cause to have been deposited with the Trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the Holders: (I) money in an amount, or (II) Governmental Obligations, which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than the due date of any payment, money in an amount or (III) a combination thereof, in each case sufficient without reinvestment, in the opinion of a nationally recognized firm of independent public accountants, expressed in a written certification thereof delivered to the Trustee, to pay and discharge, and which shall be applied by the Trustee to pay and discharge, the entire indebtedness in respect of the principal of and premium, if any, interest on, the Structuring Fee, and Additional Payments in respect of such Notes at maturity (including, without limitation, in connection with any Fundamental Change Offer) in accordance with the terms of this Indenture and such Notes;
(ii)    no Default or Event of Default with respect to the outstanding Notes shall have occurred and be continuing at the time of such deposit after giving effect thereto (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the granting of any Liens to secure such borrowing);
(iii)    such Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or material instrument (other than this Indenture) to which the Company is a party or by which the Company is bound;
(iv)    delivery to the Trustee of an Opinion of Counsel confirming that beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; and
(v)    the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent with respect to such Covenant Defeasance have been complied with.
Section 3.03    [Reserved].
Section 3.04    Deposited Moneys to be Held in Trust. All moneys or Governmental Obligations deposited with the Trustee (or other qualifying trustee, collectively, for purposes of this Section 3.04, the “Trustee”) pursuant to Section 3.01 or Section 3.02 shall be held in trust and shall be available for payment of all sums due and to become due on the Notes or under this Indenture in respect of principal, premium, if any, and interest as due to the Holders of such Notes, either directly or through any Paying Agent (including the Company acting as its own Paying Agent), in accordance with the provisions of such Notes and this Indenture, but such money need not be segregated from other funds except to the extent required by law. The Trustee shall be under no liability for interest on any money received by it hereunder except as may be agreed from time to time by the Company and the Trustee.
The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Governmental Obligations deposited pursuant to Section 3.01 or Section 3.02 hereof or the principal, premium, if any, and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in Section 3.02 to the contrary, the Trustee will deliver or pay to the Company from time to time upon the request of the Company any money or Government Obligations held by it as provided in Section 3.02 which, in the opinion of a nationally-recognized firm of independent public accountants, expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 3.02(b)(i)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Covenant Defeasance.
Section 3.05    Payment of Moneys Held by Paying Agents. In connection with the satisfaction and discharge of this Indenture all moneys or Governmental Obligations then held by any Paying Agent under the provisions of this Indenture shall, upon demand of the Company, be paid to the Trustee and thereupon such Paying Agent shall be released from all further liability with respect to such moneys or Governmental Obligations.
ARTICLE 4
PARTICULAR COVENANTS OF THE COMPANY
Section 4.01    Payment of Principal and Interest. The Company covenants and agrees that it will cause to be paid the principal of, premium, if any, and any accrued and unpaid interest on, each of the Notes at the places, at the respective times and in the manner provided herein and in the Notes.
Section 4.02    Maintenance of Office or Agency. The Company will maintain in the contiguous United States an office or agency where the Notes may be surrendered for registration of transfer or exchange or for presentation for payment or repurchase (“Paying Agent”) and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office; provided that no service of legal process against the Company or any Guarantor may be made at any office of the Trustee.
The Company may also from time to time designate as co-Note Registrars one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the contiguous United States for such purposes. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency. The term Paying Agent includes any such additional or other offices or agencies, as applicable.
The Company hereby initially designates the Trustee as the Paying Agent and Note Registrar and the Corporate Trust Office as the office or agency in the contiguous United States where Notes may be surrendered for registration of transfer or exchange or for presentation for payment or repurchase and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served.
The Company shall at all times ensure that no register is kept or maintained in the United Kingdom in respect of the Notes.
Section 4.03    Appointments to Fill Vacancies in Trustee’s Office. The Company, whenever necessary to avoid or fill a vacancy in the office of Trustee, will appoint, in the manner provided in Section 7.09, a Trustee, so that there shall at all times be a Trustee hereunder.

Section 4.04    Provisions as to Paying Agent. (a) If the Company shall appoint a Paying Agent other than the Trustee, the Company will cause such Paying Agent to execute and deliver to the Trustee an instrument in which such agent shall agree with the Trustee, subject to the provisions of this Section 4.04:
(i)    that it will hold all sums held by it as such agent for the payment of the principal of, premium, if any, and any accrued and unpaid interest on, the Notes in trust for the benefit of the Trustee and the Holders of the Notes;
(ii)    that it will give the Trustee prompt notice of any failure by the Company to make any payment of the principal of, premium, if any, and any accrued and unpaid interest on, the Notes when the same shall be due and payable; and
(iii)    that at any time during the continuance of an Event of Default, upon request of the Trustee, it will forthwith pay to the Trustee all sums so held in trust.
The Company shall, on or before each due date of the principal of, premium, if any, or any accrued and unpaid interest on, the Notes, deposit with the Paying Agent a sum sufficient to pay such principal, premium, if any, and any such accrued and unpaid interest, and (unless such Paying Agent is the Trustee) the Company will promptly notify the Trustee of any failure to take such action; provided that if such deposit is made on the due date, such deposit must be received by the Paying Agent by 11:00 a.m., New York City time, on such date.
(b)    If the Company shall act as its own Paying Agent, it will, on or before each due date of the principal of, and any accrued and unpaid interest on, the Notes, set aside, segregate and hold in trust for the benefit of the Trustee and the Holders of the Notes a sum sufficient to pay such principal and any such accrued and unpaid interest so becoming due and will promptly notify the Trustee in writing of any failure to take such action and of any failure by the Company to make any payment of the principal of, or any accrued and unpaid interest on, the Notes when the same shall become due and payable.
(c)    Anything in this Section 4.04 to the contrary notwithstanding, the Company may, at any time, for the purpose of obtaining a satisfaction and discharge of this Indenture, or for any other reason, pay, cause to be paid or deliver to the Trustee all sums or amounts held in trust by the Company or any Paying Agent hereunder as required by this Section 4.04, such sums or amounts to be held by the Trustee upon the trusts herein contained and upon such payment or delivery by the Company or any Paying Agent to the Trustee, the Company or such Paying Agent shall be released from all further liability but only with respect to such sums or amounts.
(d)    Subject to applicable abandoned property laws, any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, any accrued and unpaid interest on and remaining unclaimed for two years after such principal, premium, any interest has become due and payable shall be paid to the Company on request of the Company contained in an Officer’s Certificate, or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease.
Section 4.05    Existence. Subject to Article 11, each Note Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights, qualifications, licenses, permits, franchises, governmental authorizations, Material IP, Material IP Agreements and permits material to its business; provided, however, that (a) no Note Party or any of its Subsidiaries shall be required to preserve any such rights, qualifications, licenses, permits, franchises, governmental authorizations, Intellectual Property rights, IP Licenses and/or permits if the loss thereof is not disadvantageous in any material respect to such Person or to the Secured Parties and (b) the Company shall not be required to preserve the existence of any other Note Party or any of their respective Subsidiaries, if the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole.
Section 4.06    Rule 144A Information Requirement and Annual Reports. (a) At any time the Company is not subject to Section 13 or 15(d) of the Exchange Act, the Company shall, so long as any of the Notes shall, at such time, constitute “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, promptly provide to the Trustee and, upon written request, any Holder, beneficial owner or prospective purchaser of such Notes, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to facilitate the resale of such Notes pursuant to Rule 144A. The Company shall take such further action as any Holder or beneficial owner of such Notes may reasonably request to the extent from time to time required to enable such Holder or beneficial owner to sell such Notes in accordance with Rule 144A, as such rule may be amended from time to time.
(a)    The Company shall deliver to the Trustee, within 15 days after the same are required to be filed with the SEC (after giving effect to all applicable grace periods under the Exchange Act), copies of any documents or reports that the Company is required to file with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act; provided, however, that the Company need not deliver to the Trustee any material for which the Company has received, or is seeking in good faith and has not been denied, confidential treatment by the SEC. Any such document or report that the Company files with the SEC via EDGAR shall be deemed to be delivered with the Trustee for purposes of this Section 4.06(a) at the time such documents are filed via EDGAR; provided that the Trustee has no duty or obligation whatsoever to determine whether or not any such documents or reports have been filed via EDGAR.
(b)    At any time the Company is not subject to Section 13 or 15(d) of the Exchange Act and is not then filing on a voluntary basis quarterly reports on Form 10-Q or annual reports on Form 10-K, at the request of the Requisite Holders Counsel or the Requisite Holders, it shall provide or otherwise make available (including at its option on a password protected website) within the time periods required under clause (b) above (including for the avoidance of doubt after giving effect to all applicable grace periods under the Exchange Act) as if the Company were required to file such reports to any Holder that requests in writing such quarterly or annual financial statements that would have been required to be included in such report, together with a Financial Officer Certification and a “management discussion and analysis” with respect thereto and in the case of annual financial statements, such financial statements shall also include a report thereon of independent certified public accountants of recognized regional standing selected by the Company (which report shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards) (such report shall also include (x) a detailed summary of any audit adjustments; (y) a reconciliation of any audit adjustments or reclassifications to the previously provided monthly or quarterly financials; and (z) restated monthly or quarterly financials for any impacted periods).
(c)    The Trustee shall have no duty to review or analyze any document or report furnished or made available to it. Delivery of the reports and documents described in Section 4.06(a) to the Trustee is for informational purposes only, and the Trustee’s receipt of such shall not constitute constructive or actual notice or knowledge of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to conclusively rely on an Officer’s Certificate).
(d)    The Company shall provide prompt written notice to the Trustee of any change to its fiscal year (it being expressly understood that the failure to provide such notice to the Trustee shall not be deemed a Default or Event of Default under this Indenture).
(e)    So long as any Notes are outstanding, within 10 Business Days after delivering or being deemed to have delivered to the Trustee annual or quarterly financial information required by Section 4.06(b), unless, in each case, the Company reasonably determines that to do so would conflict with applicable securities laws, including in connection with any pending offering of securities, the Company will hold a conference call with Holders, securities analysts and prospective investors to discuss such financial information for the relevant reporting period (it being understood that such conference call may be the same conference call as with the Company’s equity investors and analysts). No fewer than two days prior to any such conference call, the Company will issue a press release announcing the time and date of such conference call and providing instructions for Holders, securities analysts and prospective investors to obtain access to such conference call.
Section 4.07    Stay, Extension and Usury Laws. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law that would prohibit or forgive the Company from paying all or any portion of the principal of, premium, if any, or any interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or that may affect the covenants or the performance of this Indenture; and the Company (to the extent it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.
Section 4.08    Limitation on Restricted Payments.
(a)    The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly:
(i)    declare or pay any dividend or make any payment or distribution (x) on account of the Company’s or any of its Subsidiaries’ Equity Interests, (including any payment made in connection with any merger or consolidation involving the Company or any of its Subsidiaries) or (y) to the direct or indirect holders of the Company’s or any of its Subsidiaries’ Equity Interests in their capacity as holders, other than dividends or distributions by a Subsidiary to the Company or a Guarantor (and in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Subsidiary other than a Wholly Owned Subsidiary, the Company or a Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);
(ii)    purchase, redeem, defease or otherwise acquire or retire for value (including any payment made in connection with any merger or consolidation involving the Company or any of its Subsidiaries) any Capital Stock of the Company held by Persons other than the Company or any Subsidiary;
(iii)    make any Restricted Investment; or

(iv)    purchase, repay, prepay, repurchase, redeem, defease, acquire or retire for value any (x) Disqualified Stock of the Company or any Subsidiary or (y) Subordinated Indebtedness prior to its scheduled maturity unless otherwise permitted by the applicable Permitted Intercreditor Agreement;
(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”).
(b)    Notwithstanding anything to the contrary contain herein, the provisions of this Section 4.08 will not prohibit:
(i)    the payment of any dividend or distribution or consummation of any redemption within 60 days after the date of declaration thereof or the giving of a redemption notice related thereto, if at the date of declaration or notice such payment would have complied with any provision of this Section 4.08; provided that the making of such payment will reduce capacity for Restricted Payments pursuant such provisions when so made;
(ii)    so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Subsidiary held by any current or former officer, director, employee or consultant of the Company or any Subsidiary or any permitted transferee of the foregoing pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $100,000 in any fiscal year; provided further, that such amount in any twelve-month period may be increased by an amount not to exceed:
(A)    the cash proceeds from the Disposition of Capital Stock (other than Disqualified Stock) of the Company to officers, directors, employees or consultants of the Company, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date to the extent the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the making of Restricted Payments pursuant to this Section 4.08 plus
(B)    the cash proceeds of key man life insurance policies received by the Company or any Subsidiary of the Company after the Issue Date; and in addition, cancellation of Indebtedness owing to the Company or any Subsidiary from any current or former officer, director or employee (or any permitted transferees thereof) of the Company or any Subsidiary of the Company in connection with a repurchase of Equity Interests of the Company or any Subsidiary of the Company from such Persons will not be deemed to constitute a Restricted Payment for purposes of this Section 4.08 or any other provisions of this Indenture;
(iii)    cashless repurchases of Capital Stock of the Company deemed to occur upon the exercise of stock options, warrants or other securities convertible into or exchangeable for Capital Stock if such Capital Stock represent a portion of the exercise, conversion or exchange price thereof;
(iv)    [Reserved];
(v)    repurchases of Capital Stock of the Company deemed to occur upon the withholding of a portion of the Capital Stock granted or awarded to a current or former director, officer, employee, manager or director of the Company or any of its Subsidiaries (or consultant or advisor or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) solely to the extent necessary to pay for the taxes payable by such Person upon such grant or award (or upon the vesting thereof);
(vi)    [Reserved];
(vii)    [Reserved];
(viii)    [Reserved];
(ix)    any non-Wholly Owned Subsidiary of the Company may make Restricted Payments (which may be in cash) to its shareholders, members or partners generally, so long as the Company or the Subsidiary which owns the Equity Interests in the Subsidiary making such Restricted Payment receives at least its proportionate share thereof (based upon its relative holding of the Equity Interests in the Subsidiary making such Restricted Payment and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Subsidiary);
(x)    the payment of cash in lieu of the issuance of fractional shares of Capital Stock in connection with any dividend or split of, or upon exercise or conversion of warrants, options or other securities exercisable or convertible into, Capital Stock of the Company or in connection with the issuance of any dividend or other Restricted Payment otherwise permitted to be made under this Section 4.08; and
(xi)    the repayment of Subordinated Indebtedness with the proceeds of Permitted Refinancing Indebtedness to the extent such Permitted Refinancing Indebtedness is otherwise permitted pursuant to Section 4.09.
(c)    Notwithstanding anything in the foregoing Section 4.08(b), (1) the Company shall not be permitted to make cash distributions to holders of its Capital Stock (including Ordinary Shares and Preferred Stock) on account of such Capital Stock (including Ordinary Shares and Preferred Stock), in each case, so long as the Notes are outstanding and (2) in no event shall the distribution, as a dividend or otherwise, of (A) any Collateral (other than cash to the extent otherwise expressly permitted under Section 4.08(a) and (b)) be permitted under this Section 4.08, other than to the extent distributed to the Company or a Guarantor or (B) the Equity Interests of any Guarantor be permitted under this Section 4.08, other than to the extent distributed to the Company or a Guarantor.
(d)    For purposes of determining compliance with this Section 4.08, if any Investment or Restricted Payment (or portion thereof) would be permitted pursuant to one or more provisions described above and/or is entitled to be incurred under one or more of the categories of Permitted Investments, the Company may divide and classify such Investment or Restricted Payment in any manner that complies with this covenant and may later divide and reclassify any such Investment or Restricted Payment so long as the Investment or Restricted Payment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.
Section 4.09    Limitations on Incurrence of Indebtedness and Issuance of Preferred Stock or Disqualified Stock.
(a)    The Company will not, and will not permit any of its Subsidiaries, to, directly or indirectly, create, incur, issue, assume, enter into a guarantee of or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of Preferred Stock other than to the Company and/or any Subsidiary of the Company; provided, however, that the Company may incur Subordinated Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Subordinated Indebtedness (including Acquired Debt) so long as (i) no Default or Event of Default has occurred and is continuing or would be caused thereby, (ii) to the extent such Subordinated Indebtedness is secured it must be secured only as permitted under clause (z) of the definition of Permitted Liens, (iii) no principal or portion of any such Subordinated Indebtedness, Disqualified Stock, or Preferred Stock may be paid, purchased or redeemed prior to the date that is 91 days following the Maturity Date and (iv) after giving pro forma effect to the incurrence of such Subordinated Indebtedness, the Company shall be in compliance with a Fixed Charge Coverage Ratio of 2.00:1.00 as certified by an Officer of the Company in writing with reasonable detail of the calculations of Fixed Charge Coverage Ratio.
(b)    Notwithstanding anything to the contrary therein, Section 4.09(a) will not prohibit the incurrence of any of the following items of Indebtedness or the issuance of any of the following Disqualified Stock or Preferred Stock (collectively, “Permitted Debt”):
(i)    the incurrence by the Company and the Guarantors of Subordinated Indebtedness which if secured is secured by a Lien permitted under clause (z) of the definition of Permitted Liens; provided, that (w) the aggregate principal amount of the Subordinated Indebtedness permitted to incurred pursuant to this clause (b)(i) shall not exceed $50,000,000, (x) the interest rate and interest payment terms thereof shall be reasonably acceptable to the Requisite Holders, (y) to the extent such Subordinated Indebtedness is convertible to equity, (i) it shall be expressly subordinated to the prior payment in full in cash of all Note Obligations and (ii) the terms of conversion shall be reasonably acceptable to the Requisite Holders and shall not include any partial or full “ratchet”, and (z) shall be subject to a Permitted Intercreditor Agreement;
(ii)    the incurrence by the Company and its Subsidiaries of the Indebtedness listed on Schedule B and existing on the Issue Date hereto;
(iii)    the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes and the related Guarantees in an aggregate Original Principal Amount not to exceed $12,384,120 at any time outstanding;
(iv)    the incurrence by the Company or any of its Subsidiaries of (A) purchase money Indebtedness or Capital Lease Obligations to finance the acquisition of any personal property consisting solely of fixed or capital assets, including any related software, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and Permitted Refinancing thereof (provided, however, that the aggregate principal amount of Indebtedness permitted by this clause (iv)(A) shall not exceed, at any one time outstanding, $5,000,000) and (B) purchase money Indebtedness or Capital Lease Obligations to finance the acquisition of a manufacturing enterprise system or enterprise resource planning system, and Permitted Refinancing thereof (provided that the aggregate principal amount of Indebtedness permitted by this clause (iv)(B) shall not exceed, at any one time, outstanding, $1,500,000);
(v)    the incurrence by the Company or any of its Subsidiaries of Permitted Refinancing Indebtedness to Refinance any Indebtedness that was permitted to be incurred under Section 4.09(a) or Section 4.09(b) (other than clauses (iii) and (iv) thereof);

(vi)    to the extent permitted under clauses (h) and (aa) of the definition of Permitted Investments, the incurrence by the Company or any of its Subsidiaries of intercompany Indebtedness (or the guarantees of any such intercompany Indebtedness) between or among the Company or any of its Subsidiaries; provided, however, that:
(A)    the aggregate principal amount of intercompany Indebtedness (or the guarantees of any such intercompany Indebtedness) between or among the Company or any of its Subsidiaries must be incurred pursuant to the Global Intercompany Promissory Note that is pledged to the Collateral Agent in accordance with the terms of the Note Security Documents; and
(B)    if the Company or any Guarantor is the obligor on such Indebtedness and the payee is not the Company or a Guarantor, then such Indebtedness (other than Indebtedness incurred in the ordinary course in connection with the cash or tax management operations of the Company and its Subsidiaries) must be expressly subordinated to the prior payment in full in cash of all Note Obligations, in the case of the Company, or its Guarantee, in the case of a Guarantor;
provided, further, that (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Subsidiary and (ii) Disposition of any such Indebtedness to a Person that is not either the Company or a Subsidiary, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be, that was not permitted by this clause (vi);
(vii)    liabilities under surety bonds or similar instruments incurred in the ordinary course of business;
(viii)    hedging obligations that are incurred in the ordinary course of business and not for non-speculative purposes such as (a) fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of this Indenture to be outstanding; (b) fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (c) fixing or hedging commodity price risk, including the price or cost of raw materials, emission rights, manufactured products or related commodities, with respect to any commodity purchases or sales;
(ix)    the guarantee by (A) the Company or any of the Subsidiaries of Indebtedness of the Company or a Guarantor and (B) any Subsidiary that is not a Guarantor of Indebtedness of another Subsidiary that is not a Guarantor, in each case, to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this Section 4.09; provided that if the Indebtedness being guaranteed is subordinated in right of payment to the Notes, or secured by liens subordinated or otherwise junior to the liens securing the Notes, then the guarantee or lien, as applicable, must be subordinated or junior, as applicable, in right of payment and/or security to the same extent as the Indebtedness guaranteed or secured;
(x)    the incurrence by the Company or any of its Subsidiaries of unsecured Indebtedness (other than for borrowed money) arising from customary agreements of the Company or any such Subsidiary in the ordinary course of business providing indemnification, deferred purchase price, non-cash earn-outs, cash earn-outs, purchase price adjustments and other similar obligations, in each case, incurred or assumed in connection with the acquisition or Disposition of any business, assets or Equity Interests of the Company or any of its Subsidiaries, other than, in the case of any such Disposition by the Company or any of its Subsidiaries, guarantees of Indebtedness incurred by any

Person acquiring all or any portion of such business, assets or Equity Interests; provided that Indebtedness incurred under this clause (x) in respect of earn-outs, deferred purchase price or similar obligations shall not exceed $100,000 at any time outstanding;
(xi)    the incurrence of contingent liabilities arising out of endorsements of checks, drafts and other similar instruments for deposit or collection in the ordinary course of business;
(xii)    the incurrence of Indebtedness in the ordinary course of business under any agreement between the Company or any of its Subsidiaries on the one hand and any commercial bank or other financial institution on the other relating to Treasury Management Arrangements;
(xiii)    Indebtedness among the Company and the Guarantors incurred in the ordinary course of business in connection with cash management arrangements;
(xiv)    Indebtedness owed to any Person providing property, casualty, liability or other insurance to the Company or any Subsidiary, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, the premiums with respect to such insurance for the period in which such Indebtedness is incurred and such Indebtedness is outstanding only for a period not exceeding twelve months; provided that any Lien securing such Indebtedness is permitted pursuant to clause (x) of the definition of Permitted Liens;
(xv)    obligations arising under Specified R&D Agreements;
(xvi)    Indebtedness incurred by the Company or any of its Subsidiaries constituting reimbursement obligations with respect to letters of credit, bankers acceptances and bank guarantees issued in the ordinary course of business, including, without limitation, letters of credit, bankers acceptances and bank guarantees relating to the purchase of inventory, and letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims; provided that any reimbursement obligations in respect thereof are reimbursed within 90 days following the due date thereof; provided, further, that this clause (xvi) shall not include any Indebtedness or guarantee of the Company or any Guarantor in respect of such obligations of a Subsidiary that is not a Guarantor;
(xvii)    Indebtedness representing deferred compensation or similar obligation to employees of the Company or any of its Subsidiaries or incurred in the ordinary course of business;
(xviii)    Indebtedness consisting of Indebtedness issued by the Company or any Subsidiary or any direct or indirect parent company of the Company to future, current or former officers, directors, employees, consultants and independent contractors thereof, their respective estates, heirs, family members, spouses or former spouses, in each case to finance the purchase or redemption of Capital Stock of the Company or any direct or indirect parent company of the Company to the extent described in Section 4.08(b)(ii);
(xix)    customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(xx)    Indebtedness incurred by the Company and the Guarantors represented by the Existing Notes and the related Guarantees;
(xxi)    [Reserved];
(xxii)    Indebtedness in respect of an Acquisition permitted hereunder, which Indebtedness is existing at the time such Person becomes a Subsidiary of the Company or a Guarantor (other than Indebtedness incurred solely in contemplation of such Person’s becoming a Subsidiary of the Company or a Guarantor or for the purposes of circumventing the requirements of the Note Documents); provided that any such Indebtedness shall not exceed $115,000 at any time outstanding; and provided further that any such Indebtedness shall not be secured by any assets other than the assets being acquired in connection with such Acquisition and may not be guaranteed by any Note Party other than a Note Party being acquired;
(xxiii)    Indebtedness incurred by the Company and its Subsidiaries in an aggregate principal amount not to exceed $40,000,000 at any time outstanding to finance Tax Credits;
(xxiv)    “Super Senior” Indebtedness incurred by the Company and the Guarantors, on or before January 30, 2023, in an aggregate principal amount not to exceed (w) $12,384,120 for the sole purpose of refinancing or in exchange for the Notes plus any capitalized interest or accrued and unpaid interest on the Notes being so refinanced, plus (x) on or after the date that Indebtedness is incurred under clause (w), $20 million, for the sole purpose of exchanging up to $20 million original principal amount of Existing Notes for “Super Senior” Indebtedness, which exchange shall be on the basis of $1 of new “Super Senior” Indebtedness for every $1 of Existing Notes so exchanged, plus any capitalized interest or accrued and unpaid interest on the Existing Notes being so refinanced, plus (y) $15 million, plus (z) on or after the date that Indebtedness is incurred under clause (y), $30 million, for the sole purpose of exchanging up to $30 million original principal amount of Existing Notes for “Super Senior” Indebtedness, which exchange shall be on the basis of $1 of new “Super Senior” Indebtedness for every $1 of Existing Notes so exchanged, plus any capitalized interest or accrued and unpaid interest on the Existing Notes being so refinanced; provided that (i) the aggregate amount of clauses (w), (x), (y) and (z) shall not exceed $75 million, together with any capitalized interest or accrued and unpaid interest on the Existing Notes or the Notes, in each case, subject to a Permitted Intercreditor Agreement, which provides for “Super Senior” payment and lien priority of “Super Senior” Indebtedness and the subordination of the Existing Notes and the liens secured thereby and (ii) the “Super Senior” Indebtedness referenced in clause (x) and (z) shall be last out in the waterfall of such “Super Senior” Indebtedness tranche; and
(xxv)    other Indebtedness incurred by the Company and its Subsidiaries in an aggregate amount not to exceed $115,000 at any time outstanding.
(c)    For purposes of determining compliance with this Section 4.09, in the event that an item of proposed Indebtedness or Disqualified Stock meets the criteria of more than one of the categories of Permitted Debt described in Section 4.09(b) above, or is entitled to be incurred pursuant to Section 4.09(a), the Company will be permitted to classify all or a portion of such item of Indebtedness or Disqualified Stock on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness or Disqualified Stock (based on circumstances existing on the date of such reclassification), in any manner that complies with this covenant. The accrual of interest, the accrual of dividends, the accretion or amortization of original issue discount, the amortization of debt discount, the payment of interest on any Indebtedness in the form of additional Indebtedness, the payment of interest in the form of additional shares of preferred Capital Stock or Disqualified Stock, the reclassification of Preferred Stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant, provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of the Company as accrued.
(d)    The amount of any Indebtedness outstanding as of any date will be:
(i)    the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;
(ii)    the aggregate principal amount outstanding, in the case of Indebtedness issued with interest payable in kind;
(iii)    the principal amount of the Indebtedness, in the case of any other Indebtedness; and
(iv)    in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of: (x) the Fair Market Value of such assets at the date of determination; and (y) the amount of the Indebtedness of the other Person.
(e)    For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that the Company may incur pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Permitted Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.
Section 4.10    Limitations on Liens.
(a)    The Company will not, and will not permit any of its Subsidiaries, to, directly or indirectly, create, incur or assume any Lien of any kind (other than Permitted Liens) on any asset now owned or hereafter acquired by the Company, such Subsidiary; provided that in the case of Liens that constitute Permitted Liens securing Subordinated Indebtedness, the Notes and any applicable Guarantee are secured by a Lien on such property or assets of the Company or such Guarantor and the proceeds thereof that is senior in priority to such Liens pursuant to a Permitted Intercreditor Agreement.
(b)    The Company will not, and will not permit any of the Note Parties to, create, incur or assume or otherwise cause or suffer to exist or become effective any Lien of any kind upon any of their property or assets, now owned or hereafter acquired which Lien secures Indebtedness and is secured on a pari passu basis with the Note Obligations or higher in priority to the Liens securing the Notes other than Liens permitted pursuant to clause (j), (k), (w), (aa) and (dd) of the definition of Permitted Liens (and subject to the limitations set forth in such clauses).
Section 4.11    Limitations on Asset Sales.
(a)    The Company will not, and will not permit any of its Subsidiaries to, consummate an Asset Sale, unless (i) the Company (or the Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets, property or Equity Interests issued or sold or otherwise disposed of; (ii) no Default or Event of Default shall have occurred and be continuing at the time of the consummation of such Asset Sale or would be caused thereby and (iii) at least 75% of the consideration received from such Asset Sale (other than an Asset Sale consisting of the Specified Disposition (to which this clause (iii) shall not apply)) is, or will be when paid (in the case of milestones, royalties and other deferred payment obligations), in the form of cash or cash equivalents; provided that for purposes of this clause (iii), any Designated Non-Cash Consideration received by the Company or such Subsidiary in respect of such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (iii), not in excess of $250,000, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash and (iv) an amount equal to 100% of the Net Available Cash from such Asset Sale is applied by purchasing Notes tendered in an offer made by the Company (in accordance with the procedures set forth in this Section 4.11 for an Asset Sale Offer) to all Holders of the Notes to purchase the maximum Original Principal Amount of the Notes that may be purchased with such Net Available Cash at an offer price in an amount equal to 100% of the Then Current Principal Amount thereof plus the Structuring Fee plus the amount of accrued but unpaid interest, if any, thereon to, but excluding, the date of purchase; provided that, if the Issuer makes an offer to purchase the Notes pursuant to the foregoing proviso, the Issuer will be deemed to have satisfied its obligations under this clause (iv) and any amounts remaining after such offer to purchase will not be counted in the computation of Net Available Cash; provided further that, in connection with any purchase of Notes pursuant to this clause (iv), the Issuer will deliver, or cause to be delivered, to the Trustee for cancellation the Notes so purchased.
(b)    On the third Business Day after the amount of unapplied Net Available Cash exceeds $2,000,000, the Issuer will be required to make an offer (“Asset Sale Offer”) to all Holders of the Notes to purchase the maximum Original Principal Amount of the Notes that may be purchased out of the Net Available Cash at an offer price in an amount equal to 100% of the Then Current Principal Amount of the Notes plus the Structuring Fee plus accrued and unpaid interest, if any, thereon to, but not including, the date of purchase, in accordance with the procedures set forth in this Indenture. In connection with an Asset Sale Offer, the Issuer will deliver written notice of such Asset Sale Offer as required under Section 4.11(f).
(c)    If the aggregate Then Current Principal Amount of the Notes surrendered in any Asset Sale Offer by Holders exceeds the maximum amount of Net Available Cash to be applied in such Asset Sale Offer, the Net Available Cash shall be allocated among the Notes to be purchased on a pro rata basis on the basis of the aggregate Original Principal Amount of tendered Notes. Upon consummation or expiration of any Asset Sale Offer, any remaining Net Available Cash may be used by the Issuer for any purpose not prohibited by this Indenture.

(d)    To the extent that any portion of Net Available Cash payable in respect of the Notes is denominated in a currency other than U.S. dollars, the amount thereof payable in respect of the Notes shall not exceed the net amount of funds in U.S. dollars that is actually received by the Issuer upon converting such portion into U.S. dollars.
(e)    For the purposes of Section 4.11(a)(iii), the following will be deemed to be cash with respect to any Asset Sale:
(i)    the assumption by the transferee of Indebtedness or other liabilities contingent or otherwise of the Issuer or a Subsidiary (other than Subordinated Indebtedness of the Issuer or a Guarantor) and the release of the Issuer or such Subsidiary from all liability on such Indebtedness or other liability in connection with such Asset Sale (to the extent the Issuer or such Subsidiary would have had continuing liability for such Indebtedness or other liability);
(ii)    securities, notes or other obligations received by the Issuer or any Subsidiary of the Issuer from the transferee that are converted by the Issuer or such Subsidiary into cash or Cash Equivalents within 180 days following the closing of such Asset Sale;
(iii)    Indebtedness or other liabilities of any Subsidiary that is no longer a Subsidiary as a result of such Asset Sale, to the extent that the Issuer and each other Subsidiary have no continuing liability for the payment of such Indebtedness or other liabilities in connection with such Asset Sale; and
(iv)    consideration consisting of Indebtedness of the Issuer (other than Subordinated Indebtedness) received after the Issue Date from Persons who are not the Issuer or any Subsidiary.
(f)    Upon the commencement of any Asset Sale Offer, the Issuer shall send, or cause to be sent, by first class mail or electronically, a notice to the Trustee, the Collateral Agent and to each Holder at its registered address. The notice shall contain all instructions and materials necessary to enable such Holder to tender Notes pursuant to such Asset Sale Offer. Such Asset Sale Offer shall be made to all Holders. The notice, which shall govern the terms of such Asset Sale Offer, shall state:
(i)    that such Asset Sale Offer is being made pursuant to this Section 4.11 and that, to the extent lawful, all Notes tendered and not withdrawn shall be accepted for payment (unless prorated);
(ii)    the maximum amount of Net Available Cash to be applied in such Asset Sale Offer, the Asset Sale offer price, and the date on which Notes tendered and accepted for payment shall be purchased, which date shall be at least five Business Days and not later than ten Business Days from the date such notice is mailed (the “Asset Sale Payment Date”);
(iii)    that any Notes not tendered or accepted for payment shall continue to accrue interest in accordance with the terms thereof;
(iv)    that, unless the Issuer defaults in making such payment, any Notes accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest on and after the Asset Sale Payment Date;

(v)    that Holders electing to have any Notes purchased pursuant to any Asset Sale Offer shall be required to surrender the Notes, with the Form of Option of Holder to Elect Purchase completed, to the Issuer, a Paying Agent or the Trustee at the address specified in the notice at least three Business Days before the Asset Sale Payment Date or a Paying Agent at the address specified in the notice at least three Business Days before the Asset Sale Payment Date;
(vi)    that Holders shall be entitled to withdraw their repurchase election if the Issuer, a Paying Agent or the Trustee receives, not later than three Business Days prior to the Asset Sale Payment Date, a notice setting forth the name of the Holder, the Original Principal Amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing its election to have such Note purchased;
(vii)    that if the aggregate Then Current Principal Amount of Notes surrendered by Holders pursuant to any Asset Sale Offer exceeds the maximum amount of Net Available Cash to be applied in such Asset Sale Offer, the Notes Registrar shall select the Notes to be purchased in the manner pro rata, by lot or by such other method as the Notes Registrar shall deem fair and appropriate); and
(viii)    that Holders whose Notes were purchased only in part shall be issued new Notes equal in Original Principal Amount to the unpurchased portion of the Original Principal Amount of the Notes surrendered.
(g)    If the Asset Sale Payment Date related to any Asset Sale Offer is on or after an Interest Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such Interest Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to such Asset Sale Offer.
(h)    On the Asset Sale Payment Date related to any Asset Sale Offer, the Issuer will, to the extent permitted by law,
(i)    accept for payment, on a pro rata basis to the extent necessary, the Notes or portions thereof tendered pursuant to such Asset Sale Offer, and required to be purchased pursuant to this Section 4.11, or if the aggregate Then Current Principal Amount of Notes tendered by Holders pursuant to such Asset Sale Offer does not exceed the maximum amount of Net Available Cash to be applied in such Asset Sale Offer, all Notes tendered, and will deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 4.11,
(ii)    deposit with the Paying Agent an amount equal to the aggregate purchase price amount in respect of all Notes or portions thereof so tendered and accepted by the Company for purchase and the Trustee will promptly (but in any case not later than five days after the Asset Sale Payment Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and
(iii)    deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer.

(i)    If in any Asset Sale Offer the aggregate Then Current Principal Amount of Notes tendered by Holders pursuant to such Asset Sale Offer exceeds the maximum amount of Net Available Cash to be applied in such Asset Sale Offer, the Company will promptly following the consummation of such Asset Sale Offer issue a new Note, and the Trustee, receipt of a Company Order, will authenticate and mail or deliver such new Note to such Holder, in an Original Principal Amount equal to any unpurchased portion of the Original Principal Amount the Note surrendered.
(j)    For the avoidance of doubt, the provisions of this Indenture related to the Issuer’s obligation to make an offer to repurchase the Notes as a result of an Asset Sale may be waived or modified with the written consent of the Requisite Holders.
Section 4.12    Transactions with Affiliates.
(a)    The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $250,000, unless:
(i)    the Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Subsidiary, taken as a whole, than those that would have been obtained in a comparable arms-length transaction by the Company or such Subsidiary with a Person that is not an Affiliate of the Company or any of its Subsidiaries; and
(ii)    the Company delivers to the Trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $1,000,000, a resolution of the Board of Directors accompanied by an Officer’s Certificate certifying that such Affiliate Transaction complies with this Section 4.12 and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors.
(b)    The following items will be deemed not to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.12(a):
(i)    any consulting or employment agreement or compensation plan, stock option or stock ownership plan or reasonable and customary officer or director indemnification arrangement entered into by the Company or any of its Subsidiaries in the ordinary course of business for the benefit of directors, officers, employees and consultants of the Company or a Subsidiary and payments and transactions pursuant thereto;
(ii)    transactions between or among (A) the Company and the Guarantors, (B) the Guarantors and (C) the Subsidiaries that are not Guarantors;
(iii)    [reserved];
(iv)    payment of reasonable fees and reimbursement of expenses of directors, officer, employees and consultants of the Company or any of its Subsidiaries;

(v)    any transaction in which the only consideration paid by the Company or any Subsidiary consists of Equity Interests (other than Disqualified Stock) of the Company or any contribution of capital to the Company;
(vi)    Restricted Payments of the type described in clause (i), (ii) and (iv) of the definition thereof that do not violate the provisions of Section 4.08 of this Indenture and Permitted Investments described in clause (o) of the definition of Permitted Investments;
(vii)    transactions pursuant to agreements or arrangements as in effect on the Issue Date that are set forth on Schedule D, and any amendment, modification, or supplement thereto or replacement thereof (so long as such agreement or arrangement, as so amended, modified or supplemented or replaced, is not materially more disadvantageous, taken as a whole, than such agreement or arrangement as in effect on the Issue Date that are set forth on Schedule D, as determined in good faith by the Company);
(viii)    purchases or sales of goods and/or services with customers, suppliers, sales agents or sellers of goods and services in the ordinary course of business on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained at the time in a comparable transaction by the Company or such Subsidiary with a Person that is not an Affiliate of the Company;
(ix)    if such Affiliate Transaction is with an Affiliate in its capacity as a holder of Indebtedness of the Company or any Subsidiary, a transaction in which such Affiliate is treated no more favorably than the other holders of Indebtedness of the Company or such Subsidiary;
(x)    [reserved];
(xi)    any Investment of the Company or any of its Subsidiaries existing on the Issue Date listed on Schedule C (Existing Investments) hereto, and any extension, modification or renewal of such existing Investments, to the extent not involving any additional Investment other than as the result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investments as in effect on the Issue Date;
(xii)    the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business or transactions undertaken in good faith for the purpose of improving the consolidated tax efficiency of the Company or any Subsidiary and not for the purpose of circumventing any provision of this Indenture;
(xiii)    to the extent permitted under this Indenture, including in compliance with Article 11, any merger, consolidation or reorganization of the Company with an Affiliate of the Company solely for the purpose of (a) forming or collapsing a holding company structure or (b) reincorporating the Company in a new jurisdiction;
(xiv)    entering into one or more agreements that provide registration rights to the security holders of the Company or any direct or indirect parent of the Company or amending such agreement with security holders of the Company or any direct or any indirect parent of the Company and the performance of such agreements on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained at the time in a comparable transaction by the Company or such Subsidiary with a Person that is not an Affiliate of the Company and that have been approved by the Board of Directors of the Company;
(xv)    customary and reasonable fees, indemnities and reimbursements may be paid to non-officer directors of the Company and its Subsidiaries;
Section 4.13    Further Guarantors. If, after the date of this Indenture, (a) the Company or any Subsidiary forms or acquires (i) any Subsidiary, other than an Excluded Entity, then the Company will promptly (and in any event within 45 days (or such longer period as the Collateral Agent may agree in its sole discretion)) after the date of formation or acquisition cause such Subsidiary to provide a Guarantee hereunder, (ii) any Cayman Subsidiary, UK Subsidiary, Finnish Subsidiary or Irish Subsidiary, other than an Excluded Entity, then the Company will promptly (and in any event within 45 days) after the date of formation or acquisition cause such Subsidiary to become a party, as applicable, to the Cayman Security Documents, the UK Security Documents, Finnish Security Documents, or Irish Security Documents, as applicable, (iii) any U.S. Subsidiary, other than an Excluded Entity, then the Company will promptly (and in any event within 45 days after the date of formation or acquisition) cause such U.S. Subsidiary to become a “grantor” under the U.S. Security Agreement and party to the other U.S. Security Documents, as applicable, or (iv) any Subsidiary, other than an Excluded Entity, a Cayman Subsidiary, a UK Subsidiary, a Finnish Subsidiary, an Irish Subsidiary or a U.S. Subsidiary, then the Company will promptly upon the request of any Holder (and in any event within 60 days) after the date of formation or acquisition cause such Subsidiary to become a Guarantor and a party to any applicable Note Security Documents as are necessary to provide a Lien on all of its assets other than Excluded Property or (b) any Subsidiary of the Company that is an Excluded Entity ceases to be an Excluded Entity, then the Company will promptly (and in an in any event within 45 days or 60 days if such Subsidiary is not a U.S. Subsidiary, Finnish Subsidiary, Irish Subsidiary, UK Subsidiary or Cayman Subsidiary (or such longer period as the Collateral Agent may agree in its sole discretion)) thereafter cause such Subsidiary to comply with the requirements of this Section 4.13; provided that if any such Subsidiary is required to deliver Real Property Deliverables, the period for delivery of such Real Property Deliverables shall be 90 days.
Section 4.14    Compliance Certificate; Statements as to Defaults. The Company shall deliver to the Trustee within 120 days after the end of each fiscal year of the Company (beginning with the fiscal year ending on December 31, 2022), an Officer’s Certificate stating whether the signers thereof have knowledge of any failure by the Company to comply with all conditions and covenants then required to be performed under this Indenture and, if so, specifying each such failure and the nature thereof.
In addition, the Company shall deliver to the Trustee and Requisite Holders Counsel, as soon as possible, and in any event within 10 days after the occurrence of any Event of Default or Default, an Officer’s Certificate setting forth the details of such Event of Default or Default, its status and the action that the Company is taking or proposing to take in respect thereof.
Section 4.15    Further Instruments and Acts. Upon request of the Trustee or Collateral Agent, the Company will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purposes of this Indenture. Without limiting the foregoing, at any time or from time to time upon the request of the Trustee, the Collateral Agent or any Holder, each Note Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Trustee, Collateral Agent or Holder may reasonably request in order to effect fully the purposes of the Transaction Documents, including providing any information reasonably requested by the Holders. In furtherance and not in limitation of the foregoing, each Note Party shall take such actions as the Trustee, Collateral Agent or the Holders may reasonably request from time to time to ensure that the Notes and the Note Obligations are (x) guaranteed by the Guarantors and (y) secured by all of the assets (other than Excluded Property) of the Cayman Note Parties, the Irish Note Parties, the Finnish Note Parties, the UK Note Parties, and the U.S. Note Parties and any other entity required to be a Guarantor pursuant to Section 4.13(iv), including, without limitation, all of the outstanding Equity Interests of the Guarantors and the outstanding Equity Interests each Guarantor’s direct Subsidiaries (to the extent such Equity Interests constitute Collateral). Each Note Party shall notify the Collateral Agent in writing of any additional Intellectual Property that is registered or is the subject of an application for registration, or material IP Licenses or material proprietary software acquired by any Note Party and continuing in such Note Party’s possession as of the date of such notification to the extent required under the Original Indenture, as amended by the First and Second Supplemental Indenture, and with respect to such registered Intellectual Property that is registered or is the subject of an application for registration that would represent a change to Schedule 11(a) to the Disclosure Letter, shall also provide the Collateral Agent with the duly executed and delivered intellectual property security agreement in respect of such additional Intellectual Property, to the extent such additional Intellectual Property does not constitute Excluded Property, substantially in the form attached as Exhibit A to the U.S. Security Agreement (or such other reasonably equivalent form or agreement for recording the Collateral Agent’s Lien in such Intellectual Property in the jurisdiction of such registration or application), which such Note Party shall promptly file in the United States Patent and Trademark Office or the United States Copyright Office, or equivalent non-U.S. filing office, as applicable, and provide evidence of such filings to the Collateral Agent.
Section 4.16    Use of Proceeds The Note Parties will use the proceeds of the Notes for general corporate purposes. Each Note Party shall not use, and shall use commercially reasonable best efforts to ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of the Notes (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business, or transaction of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of comprehensive Sanctions or in Russia or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
Section 4.17    Minimum Liquidity Covenant. At no time shall the Issuer permit the aggregate amount of unrestricted (other than subject to a Lien in favor of the Collateral Agent) cash and cash equivalents of the Issuer and the Guarantors that is subject to a perfected Lien in favor of the Collateral Agent to be less than $20,000,000; provided, that until the date that is 90 calendar days following the date of this Third Supplemental Indenture, the reference to $20,000,000 in this Section 4.17 is replaced with an amount that is equal to $5,000,000. Within three Business Days following any request made by the Trustee at the direction of the Requisite Holders, but not more often than monthly, the Issuer shall deliver to Trustee a schedule showing all such cash and cash equivalents and any then outstanding checks and other negotiable instruments that may be presented for payment against any such account in which such cash and cash equivalents are on deposit or credited thereto so that such Holders may verify the Issuer’s compliance with this Section 4.17; provided, however that the Holders’ failure to request such schedule or otherwise monitor the Issuer’s compliance with this Section 4.17 shall in no way relieve the Issuer of its obligation to comply with this Section 4.17 at all times when any Notes remain outstanding. In no event shall the Trustee be responsible to request such schedule absent any direction from the Requisite Holders, or otherwise responsible to monitor the Issuer’s compliance with this Section 4.17.
Section 4.18    Taxes. The Company shall, and shall cause each of its Subsidiaries to, file all federal, state and other Tax returns, reports and declarations required to be filed by it or any of its Subsidiaries and pay, discharge or otherwise satisfy as the same shall become due and payable, all its obligations and liabilities in respect of Taxes and similar claims imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent any such Tax is being contested in good faith by appropriate proceedings diligently conducted and for which appropriate reserves have been established in accordance with GAAP.
Section 4.19    Maintenance of Properties; Intellectual Property. The Company shall, and shall cause each of its Subsidiaries to, maintain, preserve and protect (a) all of its material properties and equipment used and necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and fire, casualty, insurance or condemnation excepted and any repairs and replacements that are the obligation of the owner or landlord of any property leased by the Company or any of its Subsidiaries and (b) all of its Material and Material IP Agreements that are reasonably necessary for the operation of its business as conducted on the Issue Date, and comply with the terms and conditions applicable to the foregoing.
Section 4.20    Maintenance of Insurance. The Company shall, and shall cause each of its Subsidiaries to, maintain with insurance companies that the Company believes (in the good faith judgment of its management) are financially sound and reputable at the time the relevant coverage is placed or renewed, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance customary for similarly situated Persons engaged in the same or similar businesses as the Company and its Subsidiaries) as are customarily carried under similar circumstances by such other Persons. Subject to Schedule G, no later than the Issue Date (or the date any such insurance is obtained, in the case of insurance obtained after the Issue Date), each such policy of insurance (other than business interruption insurance, director and officer insurance and worker’s compensation insurance) shall as appropriate (i) name the Collateral Agent as additional insured thereunder or (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement that names the Collateral Agent, on behalf of the Holders, as loss payee thereunder. If the improvements on any real property that is subject to a mortgage in favor of the Collateral Agent are at any time located in a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Program, then, to the extent required by applicable flood insurance laws, the Company shall, or shall cause each Guarantor to, (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount reasonably satisfactory to the Collateral Agent and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the applicable flood insurance laws and (ii) upon the reasonable request of the Collateral Agent (except upon the occurrence and during the continuation of an Event of Default, not to exceed one (1) time per fiscal year), deliver to the Collateral Agent evidence of such compliance in form and substance reasonably acceptable to the Requisite Holders Counsel or the Requisite Holders; provided that the Collateral Agent shall have no obligation or duty to obtain or monitor any insurance in respect of the Collateral. Additionally, the Company shall, and shall cause each of its Subsidiaries to, maintain with insurance companies that the Company believes (in the good faith judgment of its management) are financially sound and reputable at the time the relevant coverage is placed or renewed, cyber insurance of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self insurance customary for similarly situated Persons engaged in the same or similar businesses as the Company and its Subsidiaries) as are customarily carried under similar circumstances by such other Persons.
Section 4.21    Books and Records. The Company and all Subsidiaries shall maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP and which reflect all material financial transactions and matters involving the assets and business of the Company or a Subsidiary, as the case may be (it being understood and agreed that certain Non-U.S. Subsidiaries may maintain individual books and records in conformity with generally accepted accounting principles in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).
Section 4.22    Inspection Rights. The Company and its Subsidiaries shall permit representatives and independent contractors of the Collateral Agent (or its designees) to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Company or such Subsidiary and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided that only the Collateral Agent on behalf of the Holders may exercise rights of the Collateral Agent and the Holders under this Section 4.22 and the Collateral Agent shall not exercise any such individual right (with respect to the Company or any Subsidiary) more often than one (1) time during any calendar year; provided, further, that upon the occurrence and during the continuation of an Event of Default, the Collateral Agent (or any of its respective representatives or independent contractors), on behalf of the Holders, may do any of the foregoing at the expense of the Company at any time during normal business hours and upon reasonable advance notice. The Collateral Agent shall give the Company the opportunity to participate in any discussions with the Company’s independent public accountant. Notwithstanding anything to the contrary in this Section 4.22, none of the Company or any of the Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Collateral Agent or any Holder (or their respective representatives or contractors) is prohibited by applicable law or any binding agreement or (c) is subject to attorney-client or similar privilege or constitutes attorney work product.
Section 4.23    Compliance with Environmental Laws. Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, the Company shall, and shall cause each of its Subsidiaries to (a) comply, and take all reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits, (b) obtain and renew all Environmental Permits necessary for its operations and properties and (c) in each case to the extent the Company and its Subsidiaries are required by Environmental Laws or a Governmental Authority, conduct any assessment, investigation, remedial or other corrective action necessary to address Hazardous Materials at any property or facility in accordance with applicable Environmental Laws.
Section 4.24    Compliance with Laws. The Company and all its Subsidiaries shall comply in all material respects with the requirements of all Laws (including the USA PATRIOT Act (or similar Laws under any relevant jurisdiction), the Foreign Corrupt Practices Act (or similar Laws under any relevant jurisdiction) and any sanctions imposed by any applicable Governmental Authority) and all orders, writs, injunctions and decrees applicable to it or to its business or property except (other than with respect to the USA Patriot Act (or similar Laws under any relevant jurisdiction), the Foreign Corrupt Practices Act (or similar Laws under any relevant jurisdiction), FDA Laws, and any sanctions imposed by any applicable Governmental Authority) where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

Section 4.25    Business of Company. Notwithstanding any other provisions herein, the Company shall not engage at any time in any business or business activity other than: (a) ownership in Equity Interests of its direct Subsidiaries; provided that (i) the Company shall own no assets other than those assets owned by the Company on or prior to the Issue Date and cash and cash equivalents held on a temporary basis to the extent permitted under clause (b) below and (ii) the Company shall not grant a Lien on any of its assets other than Liens created pursuant to the Note Documents and Liens permitted hereunder, (b) performance of its obligations under and in connection with the Note Document, including holding cash and Cash Equivalents on a temporary basis and making Restricted Payments permitted hereunder, (c) issuance of Capital Stock, (d) activities incidental to its operations as a publicly traded company, (e) as otherwise required by Law, and (f) any activities reasonably related to the activities set forth in clause (a) through (e) above.
Section 4.26    [Reserved]
Section 4.27    Specified Subsidiaries; Restricted Joint Venture. (a) Notwithstanding any other provisions herein, neither Specified Subsidiary shall engage at any time in any business or business activity other than: (i) as may be required to maintain its existence or effect the dissolution or liquidation thereof; provided that such Specified Subsidiary shall not own assets valued in excess of $10,000 other than cash and cash equivalents held on a temporary basis to the extent required to conduct activities permitted under this sentence, (ii) as otherwise required by law, and (iii) any activities reasonably related to the activities set forth in clauses (i) and (ii) above.
(b)    Notwithstanding any other provisions herein, the Company and its Subsidiaries shall not form, or make or hold any Investment in, a Restricted Joint Venture.
Section 4.28    Covenants Regarding Products and Compliance with Material Regulatory Permits. The Note Parties shall, and shall cause each of their Subsidiaries to, comply in all material respects with all Material Regulatory Permits and Product Authorizations at all times issued by any Governmental Authority with respect to such preclinical or clinical development, testing, manufacture, marketing, sales, commercialization, or leasing of such Product by such Person as such activities are at any such time being conducted by such Person, including the timely filing (after giving effect to any extension duly obtained) of all notifications, reports, submissions, Material Regulatory Permit and Product Authorizations renewals, including but not limited to all FDA and State Permits and other Regulatory Permits or Product Authorizations required under FDA Laws, cost reports and other reports of every kind whatsoever required by applicable Laws (which reports shall be materially accurate and complete in all material respects and not misleading in any material respect and shall not remain open or unsettled) and shall operate in a manner such that the Material Regulatory Permits remain in full force and effect. All Material Regulatory Permits and Product Authorizations and such Material Regulatory Permits and Product Authorizations are valid, in full force and effect and, to the Company’s knowledge, are not in default or subject to any suspensions or encumbrances, and are not in violation of any term of any such Material Regulatory Permits and Product Authorizations, and the Company and its Subsidiaries have no knowledge of any circumstances that could reasonably be expected to result in it being in default of any such Regulatory Permits and Product Authorizations, or for any such Regulatory Permits and Product Authorizations to be canceled, suspended, revoked, or otherwise encumbered.
Section 4.29    Post-Issue Date Covenants. The Note Parties shall, and shall cause each of their Subsidiaries to, deliver, or cause to be delivered, to Trustee or Collateral Agent, or otherwise complete to the reasonable satisfaction of Requisite Holders Counsel, the items set forth in Schedule G on or before the date specified for such item therein (or such later date agreed by the Requisite Holders in their sole discretion).

Section 4.30    [Reserved].
Section 4.31    Sanctions, Export Control Regulations; Anti-Corruption Laws; Anti-Money Laundering Laws. Each of the Note Parties will and will cause each of its Subsidiaries to comply with all applicable Sanctions, Export Control Regulations (as defined in the Subscription Agreement), Anti-Corruption Laws and Anti-Money Laundering Laws and will maintain in effect policies and procedures designed to ensure compliance by the Note Parties and their Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Sanctions, Export Control Regulations, Anti-Corruption Laws and Anti-Money Laundering Laws. No Note Party will, directly or indirectly, use the proceeds of the Notes, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Law or (ii) (A) to fund any activities or business of or with any Person or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions or in Russia, or (B) any other manner that would result in a violation of any applicable Sanctions by any Person.
Section 4.32    Intellectual Property.
(a)    The Issuer shall not, and shall not permit any Note Party to, waive or adversely modify, and the Issuer shall, and shall cause each Note Party to, use its commercially reasonable efforts not to suffer the waiver or adverse modification of, any legal rights of a material nature arising out of or relating to the Assigned Patent Rights without the express prior written consent of the Collateral Agent (acting at the direction of the Requisite Holders). Issuer shall, and shall cause each Guarantor to, use its commercially reasonable efforts in obtaining protection for applications for Intellectual Property including but not limited to applications for Patents, including submitting claim amendments that may change the material scope of coverage of the claims. For the avoidance of doubt, patent prosecution of such pending Patent applications will proceed without involvement of the Collateral Agent (except during the pendency of an Event of Default).
(b)    The Note Parties will be liable to the Collateral Agent for any expenditures incurred by Collateral Agent in connection with (i) the maintenance and preservation of the Collateral (to the extent the Collateral Agent is directed by the Requisite Holders), including, but not limited to, taxes, recording fees, appraisal fees, certificate of title charges, recording and filing fees (including UCC financing statement fees and other equivalent filing fees and expenses in other jurisdictions, taxes (including documentary stamps) and search fees), fees arising out of or relating to the Assigned Patent Rights, the fees and disbursements for the Collateral Agent’s counsel, levies, insurance and repairs; and (ii) in addition to damages for breach of warranty, misrepresentation, or breach of covenant by the Issuer or any Guarantor, the enforcement of this Indenture, the Notes and the Note Documents as a result of such breach or misrepresentation, including, but not limited to, the repossession, holding, preparation for sale, and the sale of the Collateral (including attorneys’ and accountants’ fees and expenses), and all such liabilities shall be included in the definition of Note Obligations, shall be secured by the security interest granted in the Note Security Documents, and shall be payable upon demand.
(c)    The Issuer shall, and shall cause each Note Party and each of its Subsidiaries to, use its commercially reasonable efforts to ensure that no standards-setting organization shall impose an obligation to license any of the Assigned Patents that are Material IP on particular terms or conditions. No Note Party shall agree to be subject to any covenant not to sue or other restrictions on its enforcement or enjoyment of the Assigned Patent Rights that are Material IP without the consent of the Requisite Holders Counsel or the Requisite Holders.

(d)    All applications to any Intellectual Property that is owned by the Note Parties (or any of their Subsidiaries) shall be filed in the name of Rockley Photonics Limited, and (i) the Issuer shall or shall cause each of its Subsidiaries to, file all documents and take such other actions as shall, in the Issuer’s or such Note Party’s discretion, be necessary or desirable to assign all right, title and interest in and to each such application, to Rockley Photonics Limited, including the execution of, and recording with the relevant filing office of, an assignment agreement assigning all such right, title and interest, with respect to such application to Rockley Photonics Limited, and (ii) each such Patent application shall automatically be deemed an Assigned Patent hereunder and shall be owned by Rockley Photonics Limited together with all Assigned Patent Rights associated therewith.
(e)    All Intellectual Property acquired by Issuer or any of its Subsidiaries from any other Person, or which any right, title or interest arises in Issuer or any of its Subsidiaries, shall be assigned to and held in the name of Rockley Photonics Limited, and (i) the Issuer shall, or shall cause any of its Subsidiaries to, file all documents and take such other actions as shall, in the Issuer’s or such Note Party’s discretion, be necessary to cause all right, title and interest in and to such Intellectual Property, and all related Trade Secrets, to vest in Rockley Photonics Limited including the execution of, and recording with the relevant filing office of, an assignment agreement assigning all such right, title and interest, with respect to such Intellectual Property to Rockley Photonics Limited, and (ii) each such Patent shall automatically be deemed an Assigned Patents hereunder and shall be owned by Rockley Photonics Limited together with all Assigned Patent Rights associated therewith.
(f)    The Note Parties shall not, and shall cause each of their Subsidiaries to not, do any act that knowingly uses any Intellectual Property which infringes, misappropriates, violates or dilutes the Intellectual Property rights of any other Person.
(g)    The Note Parties shall, and shall cause each of their Subsidiaries to, take reasonable steps to maintain the confidentiality of, and otherwise protect and enforce its rights in, the Intellectual Property that is necessary in the conduct of the business of the Company and its Subsidiaries, taken as a whole, including, as applicable (i) protecting the secrecy and confidentiality of its confidential information and Trade Secret rights by having and enforcing a policy requiring all employees, consultants, licensees, vendors and contractors with access to such information to execute appropriate confidentiality agreements; (ii) taking actions reasonably necessary to ensure that no material Trade Secret becomes part of public knowledge; and (iii) protecting the secrecy and confidentiality of the source code of all software programs and applications of which it is the owner or licensee by having and enforcing a policy requiring any licensees (or sublicensees) of such source code to enter into license agreements with commercially reasonable use and non-disclosure restrictions.
(h)    In the event that any Intellectual Property owned by any Note Party or its Subsidiaries, to the knowledge of such Note Party, infringed upon, misappropriated, violated or diluted by a third party, such Note Party shall, and shall cause each of its Subsidiaries to, (i) take such actions as such Note Party shall reasonably deem appropriate under the circumstances to protect such Intellectual Property and (ii) if such Intellectual Property is material to, or necessary for the conduct of, the business of the Company and its Subsidiaries, taken as a whole, and, to the extent, in its reasonable business judgment, such Note Party determines it appropriate under the circumstances, sue for infringement, misappropriation, violation or dilution, to seek injunctive relief where appropriate and to recover any and all damages for such infringement, misappropriation, violation or dilution.
Section 4.33    Consents of Licensors. The Issuer shall, to the extent required under the Original Indenture as amended by the First and Second Supplemental Indenture, after the Issuer or any of its Subsidiaries enter into or become bound by any Material Contract, Material IP

Agreement or any other inbound license or agreement (other than (i) over-the-counter software that is commercially available to the public and licensed on a non-exclusive basis and (ii) any license of or agreement relating to Intellectual Property that is not Material IP) after the Closing Date: (a) provide written notice or a brief summary to the Collateral Agent with a description of the material terms of such Material Contract, Material IP Agreement, license or agreement if the actions described in clause (b) below would need to be taken with respect to such Material Contract, Material IP Agreement, license or agreement if required by the Collateral Agent (acting at the direction of the Requisite Holders); and (b) take such commercially reasonable actions as the Collateral Agent (acting at the direction of the Requisite Holders) may reasonably request to obtain the consent of, or waiver by, any Person whose consent or waiver is necessary for the Collateral Agent to be granted and perfect a valid security interest in such Material Contract, Material IP Agreement, license or agreement and to fully exercise its rights under any of the Note Documents in the event of a disposition or liquidation of the rights, assets or property that is the subject of such Material Contract, Material IP Agreement, license or agreement.
Section 4.34    Maintenance of Product Authorizations, Regulatory Permits. The Note Parties shall (and shall cause each of their Subsidiaries to), with respect to the Assigned Patents, (i) maintain in full force and effect all Material IP, and except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, all other contract rights, authorizations or other rights necessary or material for the operations of its business, and comply with the terms and conditions applicable to the foregoing; (ii) maintain in full force and effect or pursue the prosecution of, as the case may be, and pay all costs and expenses relating to, all Material IP owned or controlled by the Issuer or such Guarantor or their respective Subsidiaries, excluding the maintenance of Intellectual Property that in the commercially reasonable business judgment of the Issuer and the Guarantors is not necessary or material for the conduct of the business of the Issuer or any Guarantor or any of their respective Subsidiaries; (iii) notify the Collateral Agent (for further distribution of such information to the Holders), promptly after any Responsible Officer of the Issuer or any Guarantor has knowledge thereof, of any infringement, misappropriation, dilution or other violation by any Person of any of its Material IP; and (iv) use commercially reasonable efforts to pursue, enforce, and maintain in full force and effect legal protection (except as the Issuer or the Guarantors may otherwise determine in their commercially reasonable business judgment) for all Material IP developed or controlled by such Person or any of its respective Subsidiaries. Without limiting or qualifying Section 4.24 (Compliance with Laws) hereof, or any other provision of this Indenture, each Note Parties and each of their Subsidiaries are in compliance and will comply in all material respects with all applicable Healthcare Laws and Privacy Laws relating to the operation of such Person’s business. Except as would not have a Material Adverse Effect, each Note Party and its Subsidiaries shall (i) timely obtain, maintain and preserve, and as necessary to comply with Laws, timely renew, all Material Regulatory Permits and Product Authorizations (including, as applicable, Healthcare Permits and FDA and State Permits necessary for to sell the Products for an intended use) which are necessary or useful in the proper conduct of its business and (ii) submit all reports, and keep and maintain all records required to be maintained by any Governmental Authority or otherwise under any applicable Healthcare Law. Each Note Party and its Subsidiaries shall develop and maintain a corporate and health care regulatory compliance program (“CCP”) in a manner which addresses the requirements of applicable FDA Laws and Healthcare Laws, including, without limitation, HIPAA. Each Note Party and each of their respective Subsidiaries shall modify such CCPs from time to time, as may be necessary to ensure continuing compliance with all applicable FDA Laws and Healthcare Laws. Without limiting the generality of Section 5.8, in connection with the development, testing, manufacture, marketing or sale of each Product by the Company or any Subsidiary, the Company or such Subsidiary shall comply in all material respects with all Material Regulatory Permits and Product Authorizations at all times issued by any Governmental Authority, specifically including the FDA, with respect to such development, testing, manufacture, marketing or sales of such Product by the Company or such Subsidiary, except where a failure to do so could not reasonably be expected to have a Material Adverse

Effect. The Issuer shall, and as applicable, shall cause all Product Suppliers, to procure and maintain in full force and effect all Product Authorizations, Regulatory Permits and Intellectual Property rights from third parties it needs (other than those provided by Issuer and its Subsidiaries) in relation to the manufacture and/or supply of Products to Issuer and its Subsidiaries or their customers.
Section 4.35    Subsidiary Distributions.
(a)    The Note Parties shall, and shall cause each of their Subsidiaries to, diligently enforce all of their rights and remedies in a timely manner under the relevant Organization Documents and/or shareholders agreements with respect to such Subsidiaries. The Note Parties shall not, and shall ensure that no Subsidiary shall amend, waive, supplement or terminate any rights under any of the Organization Documents or shareholders agreements with respect to any of their Subsidiaries in a manner that would adversely affect the Note Parties or the rights and remedies of the Secured Parties in any material respect, provided that the Issuer shall be permitted to amend its Organization Documents to authorize the issuance of Equity Interests in connection with a conversion under the Indenture and the Existing Notes as in effect on the Issue Date (or as the same may be amended from time to time to the extent permitted by the Permitted Intercreditor Agreement).
(b)    Issuer shall not, nor shall it permit any of its Subsidiaries to enter into any agreement that limits the ability of any Subsidiary that is not a Guarantor to make a dividend or distribution payment to the Issuer or the Guarantors or to otherwise transfer any property to such Persons; provided, however, that the foregoing restrictions in this Section 4.35(b) hereof will not apply to limitation existing under or by reason of:
(i)    this Indenture, the Notes and the other Note Documents;
(ii)    [Reserved];
(iii)    applicable law, rule, regulation, order, approval, license, permit or similar restriction;
(iv)    any instrument governing Indebtedness or Equity Interests or any other agreement of a Person acquired by the Company or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Equity Interests was incurred or such agreement entered into in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, and any amendments, restatements, modifications, renewals, extensions, supplements, increases, refundings, replacements or refinancings thereof; provided that the encumbrances and restrictions in any such amendments, restatements, modifications, renewals, extensions, supplements, increases, refundings, replacements or refinancings are, in the reasonable good faith judgment of an officer of the Company, no more restrictive, taken as a whole, than those in effect on the date of the acquisition; provided that, in the case of Indebtedness, such Indebtedness was otherwise permitted to be incurred hereunder;
(v)    Capital Lease Obligations, purchase money obligations and other financings permitted under Section 4.09(b)(iv) hereof with respect to the assets subject to such financings;

(vi)    any agreement for the sale or other disposition of some or all of the Equity Interests of, or any property and assets of, a Subsidiary of the Company that restricts distributions by that Subsidiary pending its sale or other disposition;
(vii)    Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are, in the reasonable good faith judgment of an officer of the Company, not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;
(viii)    Liens securing Indebtedness otherwise permitted to be incurred under the provisions of Sections 4.09 and 4.10 hereof that limit the right of the debtor to dispose of the assets subject to such Liens;
(ix)    provisions with respect to the disposition or distribution of assets or property in purchase sale agreements, hedging agreements, joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment) which limitation is applicable only to the assets that are the subject of such agreements;
(x)    encumbrances or restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;
(xi)    any other agreement governing Indebtedness of the Company or any Subsidiary that is permitted to be incurred under Section 4.09 hereof and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that either (a) such encumbrances or restrictions are not materially more restrictive, taken as a whole, than those contained in this Indenture or (b) such encumbrances or restrictions are ordinary and customary in light of the type of Indebtedness being incurred and the jurisdiction of the obligor and, in the case where such obligor is a Subsidiary that is not a Guarantor, so long as such encumbrances or restrictions will not affect in any material respect the Company’s or any Guarantor’s ability to repay the Notes, in each case as determined in the reasonable good faith judgment of an officer of the Company;
(xii)    customary provisions contained in leases, sub-leases, licenses or sub-licenses and other agreements, in each case, entered into in the ordinary course of business or as is typical in the same or similar industries in which the Company or its Subsidiaries engage from time to time;
(xiii)    restrictions in agreements or instruments that prohibit the payment or making of dividends other than on a pro rata basis; and
(xiv)    arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Subsidiary thereof in any manner material to the Company or any Subsidiary thereof.
For purposes of determining compliance with this Section 4.35(b), (1) the priority of any preferred stock in receiving dividends or liquidating distributions prior to distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Equity Interests and (2) the subordination of loans or advances made to the Company or a Subsidiary of the Company to other Indebtedness incurred by the Company or any such Subsidiary shall not be deemed a restriction on the ability to make loans or advances.
Section 4.36    Escrow of Funds.
(a)    On the date hereof, the Company has deposited or caused to be deposited, from the proceeds of the Notes, with the Trustee into a non-interest bearing trust account (the “Escrow Account”) an amount equal to $1,138,394.48 (the “Escrowed Funds”).
(b)    The Escrowed Funds will be held in the Escrow Account until the earlier of (i) the date on which all Escrowed Funds have been released pursuant to Escrow Release Letters delivered to the Trustee by the Requisite Holders and (ii) the Escrow End Date.
(c)    The Requisite Holders will, from time to time, direct the Trustee to release Escrowed Funds (in which case the amount Escrowed Funds set forth in an Escrow Release Letter will be released to the Company) (each, an “Escrow Release”) upon delivery to the Trustee, on or prior to the Escrow End Date, of an instruction letter (the “Escrow Release Letter”) directing the Trustee to release an amount of Escrow Funds to the Company and setting forth the amount of Escrowed Funds to be released on such date.
(d)    If any Escrowed Funds are not released by the Escrow End Date, the Escrowed Funds shall revert back to the Holders and will be applied to pay the Notes on a pro rata basis as the Requisite Holders shall direct the Trustee.
Section 4.37    Equity Raises. The Company shall use its reasonable efforts to raise proceeds from an equity offering off its effective shelf registration statement.
ARTICLE 5
LISTS OF HOLDERS AND REPORTS BY THE COMPANY AND THE TRUSTEE
Section 5.01    Lists of Holders. The Company covenants and agrees that it will furnish or cause to be furnished to the Trustee, semi-annually, not more than 15 days after each May 15 and November 15 in each year beginning with May 15, 2023, and at such other times as the Trustee may request in writing, within 30 days after receipt by the Company of any such request (or such lesser time as the Trustee may reasonably request in order to enable it to timely provide any notice to be provided by it hereunder), a list in such form as the Trustee may reasonably require of the names and addresses of the Holders as of a date not more than 15 days (or such other date as the Trustee may reasonably request in order to so provide any such notices) prior to the time such information is furnished, except that no such list need be furnished so long as the Trustee is acting as Note Registrar.
Section 5.02    Preservation and Disclosure of Lists. (a) The Trustee shall preserve, in as current a form as is reasonably practicable, all information as to the names and addresses of the Holders contained in the most recent list furnished to it as provided in Section 5.01 or maintained by the Trustee in its capacity as Note Registrar, if so acting. The Trustee may destroy any list furnished to it as provided in Section 5.01 upon receipt of a new list so furnished.
(a)    The rights of Holders to communicate with other Holders with respect to their rights under this Indenture or under the Notes, and the corresponding rights and duties of the Trustee, shall be as provided by the Trust Indenture Act.
(b)    Every Holder of Notes, by receiving and holding the same, agrees with the Company and the Trustee that neither the Company nor the Trustee nor any agent of either of them shall be held accountable by reason of any disclosure of information as to names and addresses of Holders made pursuant to the Trust Indenture Act.
ARTICLE 6
DEFAULTS AND REMEDIES
Section 6.01    Events of Default. Each of the following events shall be an “Event of Default” with respect to the Notes:
(a)    default in any payment of interest on any Note when due and payable, and the default continues for a period of 30 days;
(b)    default in the payment of principal of premium, if any, on any Note when due and payable on the Maturity Date, upon any required repurchase, upon declaration of acceleration or otherwise;
(c)    [Reserved];
(d)    failure by the Company to issue a notice of a Fundamental Change Offer in accordance with Section 15.01, in each case when due if such failure continues for three Business Days;
(e)    failure by the Company to comply with its obligations under Article 11;
(f)    failure by the Company for 30 days after written notice from the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding has been received by the Company to comply with any of its other agreements contained in the Notes, this Indenture or in the Note Documents;
(g)    default by the Company or any Subsidiary of the Company with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any Material Indebtedness, whether such Indebtedness now exists or shall hereafter be created (i) resulting in such Indebtedness becoming or being declared due and payable, (ii) enabling or permitting the holder or holders of such Indebtedness or any trustee or agent on its or their behalf to cause any such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (iii) constituting a failure to pay the principal of, premium, if any, or interest on any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, and such event or acceleration shall not have been waived, rescinded or annulled or such failure to pay shall not have been cured or waived, as the case may be, within 30 days after written notice to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes then outstanding;
(h)    a final judgment or judgments for the payment of $3,500,000 (or its foreign currency equivalent) or more (excluding any amounts covered by insurance policies issued by insurers believed by the Company in good faith to be credit-worthy) in the aggregate rendered against the Company or any Subsidiary of the Company, which judgment is not discharged or stayed within 60 days;
(i)    the Company or any Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief (including any voluntary arrangement) with respect to the Company or any such Subsidiary or its debts under any bankruptcy, insolvency, administration, examinership or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, administrator, examiner, custodian or other similar official of the Company or any such Subsidiary or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors;
(j)    an involuntary case or other proceeding shall be commenced against the Company or any Subsidiary seeking liquidation, reorganization or other relief (including any voluntary agreement) with respect to the Company or such Subsidiary or its debts under any bankruptcy, insolvency, administration, examinership or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, administrator, examiner, custodian or other similar official of the Company or such Subsidiary or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 30 consecutive days;
(k)    the Company or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due;
(l)    any Guarantee ceases to be in full force and effect, other than in accordance with the terms of this Indenture, or any Guarantor denies or disaffirms its obligations under its Guarantee or gives notice to such effect;
(m)    any material provision of any Note Document shall for any reason cease to be valid and binding on or enforceable against the Company or any Guarantor or the Company or any Guarantor shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or any Note Security Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral (to the extent that such perfection or priority is required hereby or thereby) purported to be covered thereby or such security interest shall for any reason cease to be a perfected and first priority security interest subject only to Liens securing Indebtedness permitted to have priority under Section 4.10;
(n)    any Guarantor or the Company shall contest in any manner the validity or enforceability of a Permitted Intercreditor Agreement or deny that it has any further liability or obligation thereunder, or the Note Obligations or the Liens securing the Note Obligations, for any reason shall not have the priority contemplated by this Indenture, the Note Security Documents or such Permitted Intercreditor Agreement;
(o)    the occurrence of a Forbearance Default; or
(p)    a refinancing of the Notes in any manner other than as contemplated by Section 4.09(b)(xxiv).
Section 6.02    Acceleration; Rescission and Annulment. If one or more Events of Default shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body), then, and in each and every such case (other than an Event of Default specified in Section 6.01(i), Section 6.01(j) or Section 6.01(p) with respect to the Company or any of its Subsidiaries), unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding determined in accordance with Section 8.04, by notice in writing to the Company (and to the Trustee if given by Holders), may declare 100% of the principal of, premium, if any and accrued and unpaid interest on, all the Notes to be due and payable immediately, and upon any such declaration the same shall become and shall automatically be immediately due and payable, anything contained in this Indenture or in the Notes to the contrary notwithstanding. If an Event of Default specified in Section 6.01(i), Section 6.01(j) or Section 6.01(p) with respect to the Company or any of its Subsidiaries occurs and is continuing, 100% of the principal of, premium, if any, and accrued and unpaid interest, if any, on, all Notes shall become and shall automatically be immediately due and payable. If the Notes are accelerated or otherwise become due prior to the Maturity Date as a result of or during the continuance of an Event of Default (including, but not limited to, upon the occurrence of an Event of Default specified in Section 6.01(i), Section 6.01(j) or Section 6.01(p)), then the amount that becomes due and payable shall include (in addition to the other amounts described in the immediately-preceding sentence) a premium equal to the Structuring Fee. Any Structuring Fee shall be deemed to be principal of the Notes and interest shall accrue on the full principal amount of the Notes (including the amount of such Structuring Fee) from and after the applicable triggering event.
The immediately preceding paragraph, however, is subject to the conditions that if, at any time after the principal of the Notes shall have been so declared due and payable, and before any judgment or decree for the payment of the monies due shall have been obtained or entered as hereinafter provided, the Company shall pay or shall deposit with the Trustee a sum sufficient to pay installments of any accrued and unpaid interest upon all Notes, premium, and the principal of any and all Notes that shall have become due otherwise than by acceleration (with interest on overdue installments of any accrued and unpaid interest to the extent that payment of such interest is enforceable under applicable law, and on such principal, in each case, at the then-applicable interest rate borne by the Notes at such time) and amounts due to the Trustee pursuant to Section 7.06, and if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) any and all existing Events of Default under this Indenture, other than the nonpayment of the principal of, premium, and accrued and unpaid interest, if any, on Notes that shall have become due solely by such acceleration, shall have been cured or waived pursuant to Section 6.09, then and in every such case (except as provided in the immediately succeeding sentence) the Requisite Holders, by written notice to the Company and to the Trustee, may waive all Defaults or Events of Default with respect to the Notes and rescind and annul such declaration and its consequences and such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver or rescission and annulment shall extend to or shall affect any subsequent Default or Event of Default, or shall impair any right consequent thereon. Notwithstanding anything to the contrary herein, no such waiver or rescission and annulment shall extend to or shall affect any Default or Event of Default resulting from the nonpayment of the principal of, premium, or any accrued and unpaid interest on, any Notes, or (ii) a failure to repurchase any Notes when required.
    Except as specifically provided for in this Indenture, each Holder has the right to maintain its investment in the Notes free from redemption or repayment by the Company and the provision for payment of a Structuring Fee in the first paragraph of this Section 6.02 by the Company in the event that the Notes are accelerated or otherwise become due prior to the Maturity Date as a result of or following an Event of Default is intended to provide compensation for the deprivation of such right under such circumstances. Without limiting the generality of the foregoing, it is understood and agreed that, if the Notes are accelerated or otherwise become due prior to the Maturity Date as a result of or during the continuance of an Event of Default (including, but not limited to, upon the occurrence of an Event of Default specified in Section 6.01(i), Section 6.01(j) or Section 6.01(p)), the Structuring Fee as provided in the first paragraph of this Section 6.02 will also be due and payable and shall constitute part of the Obligations with respect to the Notes to the extent provided in such paragraph, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the Company and the Holders to a reasonable calculation of each Holder’s lost profits and damages as the result thereof. Any such Structuring Fee shall be presumed to be the liquidated damages sustained by each Holder as the result of the early redemption or repayment, and the

Company agrees that it is reasonable under the circumstances currently existing. Such Structuring Fee shall also be payable in the event the Notes (and/or this Indenture) are satisfied or released by foreclosure (whether or not by the power of judicial proceeding), deed in lieu of foreclosure, court order or by any other means. THE COMPANY EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAWS THAT PROHIBITS THE COLLECTION OF THE FOREGOING FEE IN CONNECTION WITH ANY SUCH ACCELERATION. The Company expressly agrees (to the fullest extent that it may lawfully do so) that: (A) the Structuring Fee is reasonable and is the product of an arm’s-length transaction between sophisticated business people, ably represented by counsel; (B) the Structuring Fee shall be payable notwithstanding the then-prevailing market rates at the time redemption or repayment is made; (C) no portion of the Structuring Fee represents “unmatured interest” within the meaning of 11 U.S.C. §502(b)(2); (D) there has been a course of conduct between Holders and the Company giving specific consideration in this transaction for such agreement to pay the Structuring Fee; and (E) the Company shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Company expressly acknowledges that its agreement to pay the Structuring Fee to Holders as herein described is a material inducement to Holders to purchase, exchange into, or otherwise accept the Notes.
Section 6.03    [Reserved].
Section 6.04    Payments of Notes on Default; Suit Therefor. If an Event of Default described in Section 6.01(a) or Section 6.01(b) shall have occurred and be continuing, the Company shall, upon demand of the Trustee, pay to the Trustee, for the benefit of the Holders of the Notes, the whole amount then due and payable on the Notes for principal, premium, if any, and interest, with interest on any overdue principal, premium, if any, and interest at the then-applicable interest rate borne by the Notes, and, in addition thereto, such further amount as shall be sufficient to cover any amounts due to the Trustee and Collateral Agent under Section 7.06. If the Company shall fail to pay such amounts forthwith upon such demand, the Trustee, in its own name and as trustee of an express trust, may institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Company or any other obligor upon the Notes and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the Company or any other obligor upon the Notes, wherever situated.
In the event there shall be pending proceedings for the bankruptcy or for the reorganization of the Company or any other obligor on the Notes under Title 11 of the United States Code, or any other applicable law, or in case a receiver, assignee or trustee in bankruptcy or reorganization, liquidator, sequestrator or similar official shall have been appointed for or taken possession of the Company or such other obligor, the property of the Company or such other obligor, or in the event of any other judicial proceedings relative to the Company or such other obligor upon the Notes, or to the creditors or property of the Company or such other obligor, the Trustee, irrespective of whether the principal of, premium, if any, or interest on the Notes shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Trustee shall have made any demand pursuant to the provisions of this Section 6.04, shall be entitled and empowered, by intervention in such proceedings or otherwise, to file and prove a claim or claims for the whole amount of principal and accrued and unpaid interest, premium, if any, and post-petition interest (regardless of whether allowed or allowable), if any, in respect of the Notes, and, in case of any judicial proceedings, to file such proofs of claim and other papers or documents and to take such other actions as it may deem necessary or advisable in order to have the claims of the Trustee and Collateral Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, the Collateral Agent, each of their agents and counsel) and of the Holders allowed in such judicial proceedings relative to the Company or any other obligor on the Notes, its or their creditors, or its or their property, and to collect and receive any monies or other property payable or deliverable on any such claims, and to distribute the same after the deduction of any amounts due to the Trustee and Collateral Agent under Section 7.06; and any receiver, assignee or trustee in bankruptcy or reorganization, liquidator, administrator, custodian or similar official is hereby authorized by each of the Holders to make such payments to the Trustee, as administrative expenses, and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee and Collateral Agent any amount due to them for reasonable compensation, expenses, advances and disbursements, including agents and counsel fees, and including any other amounts due to the Trustee and Collateral Agent under Section 7.06, incurred by it up to the date of such distribution. To the extent that such payment of reasonable compensation, expenses, advances and disbursements out of the estate in any such proceedings shall be denied for any reason, payment of the same shall be secured by a lien on, and shall be paid out of, any and all distributions, dividends, monies, securities and other property that the Holders of the Notes may be entitled to receive in such proceedings, whether in liquidation or under any plan of reorganization or arrangement or otherwise.
Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting such Holder or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.
All rights of action and of asserting claims under this Indenture, or under any of the Notes, may be enforced by the Trustee without the possession of any of the Notes, or the production thereof at any trial or other proceeding relative thereto, and any such suit or proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, the Collateral Agent, their agents and counsel, be for the ratable benefit of the Holders of the Notes.
In any proceedings brought by the Trustee (and in any proceedings involving the interpretation of any provision of this Indenture to which the Trustee shall be a party) the Trustee shall be held to represent all the Holders of the Notes, and it shall not be necessary to make any Holders of the Notes parties to any such proceedings.
In case the Trustee shall have proceeded to enforce any right under this Indenture and such proceedings shall have been discontinued or abandoned because of any waiver pursuant to Section 6.09 or any rescission and annulment pursuant to Section 6.02 or for any other reason or shall have been determined adversely to the Trustee, then and in every such case the Company, the Holders and the Trustee shall, subject to any determination in such proceeding, be restored respectively to their several positions and rights hereunder, and all rights, remedies and powers of the Company, the Holders and the Trustee shall continue as though no such proceeding had been instituted.
Section 6.05    Application of Monies Collected by Trustee. Any monies or property collected by the Trustee pursuant to this Article 6 with respect to the Notes shall be applied in the following order, at the date or dates fixed by the Trustee for the distribution of such monies or property, upon presentation of the several Notes, and stamping thereon the payment, if only partially paid, and upon surrender thereof, if fully paid:
First, to the payment of all amounts due to the Trustee and Collateral Agent under Section 7.06;
Second, to payment of the whole amount then owing and unpaid upon the Notes for principal and interest, if any, with interest on the overdue principal, if any, premium, if any, and,

to the extent that such interest has been collected by the Trustee, upon overdue installments of interest, payable upon such overdue amounts at the rate of interest then payable on such Notes, if any, and in case such monies shall be insufficient to pay in full the whole amounts so due and unpaid upon the Notes, then to the payment of such principal, premium, if any, and any interest without preference or priority of principal over such interest, or of any interest over principal, premium or of any installment of interest over any other installment of interest, or of any Note over any other Note, ratably to the aggregate of such principal and any accrued and unpaid interest; and
Third, to the payment of the remainder, if any, to the Company.
Section 6.06    Proceedings by Holders. Except to enforce the right to receive payment of principal, premium, if any, or any interest when due, no Holder of any Note shall have any right by virtue of or by availing of any provision of this Indenture to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Indenture, or for the appointment of a receiver, trustee, liquidator, custodian or other similar official, or for any other remedy hereunder, unless:
(a)    such Holder previously shall have given to the Trustee written notice of an Event of Default and of the continuance thereof, as herein provided;
(b)    Holders of at least 25% in aggregate principal amount of the Notes then outstanding shall have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder;
(c)    such Holders shall have offered, and if requested, provided to the Trustee such security or indemnity that is satisfactory to it against any loss, liability or expense to be incurred therein or thereby (including the fees and expenses of the Trustee’s legal counsel);
(d)    the Trustee for 60 days after its receipt of such notice, request and offer of such security or indemnity, shall have neglected or refused to institute any such action, suit or proceeding; and
(e)    no direction that, in the opinion of the Trustee, is inconsistent with such written request shall have been given to the Trustee by the Requisite Holders, within such 60-day period pursuant to Section 6.09, it being understood and intended, and being expressly covenanted by the taker and Holder of every Note with every other taker and Holder and the Trustee that no one or more Holders shall have any right in any manner whatever by virtue of or by availing of any provision of this Indenture to affect, disturb or prejudice the rights of any other Holder, or to obtain or seek to obtain priority over or preference to any other such Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders), or to enforce any right under this Indenture, except in the manner herein provided and for the equal, ratable and common benefit of all Holders (except as otherwise provided herein). For the protection and enforcement of this Section 6.06, each and every Holder and the Trustee shall be entitled to such relief as can be given either at law or in equity.
Notwithstanding any other provision of this Indenture and any provision of any Note, each Holder shall have the right to receive payment or delivery, as the case may be, of (x) the principal of, (y) premium, if any, and (z) accrued and unpaid interest, if any, on, such Note, on or after the respective due dates expressed or provided for in such Note or in this Indenture, or to institute suit for the enforcement of any such payment or delivery, as the case may be, which right shall not be impaired or affected without the consent of such Holder.

Section 6.07    Proceedings by Trustee. In case of an Event of Default, the Trustee may in its sole discretion proceed to protect and enforce the rights vested in it by this Indenture by such appropriate judicial proceedings as are necessary to protect and enforce any of such rights, either by suit in equity or by action at law or by proceeding in bankruptcy or otherwise, whether for the specific enforcement of any covenant or agreement contained in this Indenture or in aid of the exercise of any power granted in this Indenture, or to enforce any other legal or equitable right vested in the Trustee by this Indenture or by law.
Section 6.08    Remedies Cumulative and Continuing. Except as provided in the last paragraph of Section 2.06, all powers and remedies given by this Article 6 to the Trustee or to the Holders shall, to the extent permitted by law, be deemed cumulative and not exclusive of any thereof or of any other powers and remedies available to the Trustee or the Holders of the Notes, by judicial proceedings or otherwise, to enforce the performance or observance of the covenants and agreements contained in this Indenture, and no delay or omission of the Trustee or of any Holder of any of the Notes to exercise any right or power accruing upon any Default or Event of Default shall impair any such right or power, or shall be construed to be a waiver of any such Default or Event of Default or any acquiescence therein; and, subject to the provisions of Section 6.06, every power and remedy given by this Article 6 or by law to the Trustee or to the Holders may be exercised from time to time, and as often as shall be deemed expedient, by the Trustee or by the Holders.
Section 6.09    Direction of Proceedings and Waiver of Defaults by Requisite Holders. The Requisite Holders shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes; provided, however, that (a) such Holders shall have offered to the Trustee such security and/or indemnity satisfactory to the Trustee against any costs, liabilities or expenses to be incurred therein or thereby (including fees and expenses of the Trustee’s legal counsel), (b) such direction shall not be in conflict with any rule of law or with this Indenture, and (c) the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction, (d) the Trustee may decline to take any action that would benefit some Holders to the detriment of other Holders or otherwise be unduly prejudicial to the Holders not joining therein and (e) the Trustee may decline to take any action that would involve the Trustee in personal liability, subject it to reputational harm or be unduly prejudicial to Holders of Notes not joining therein, it being understood that the Trustee shall have no duty to ascertain whether or not such actions or forbearance are unduly prejudicial to such Holders. Prior to taking any such action hereunder, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action. The Trustee may refuse to follow any direction that it determines is unduly prejudicial to the rights of any other Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such direction is unduly prejudicial to any Holder) or that would involve the Trustee in personal liability. The Requisite Holders may on behalf of the Holders of all of the Notes waive any past Default or Event of Default hereunder and its consequences except (i) a default in the payment of accrued and unpaid interest, if any, on, or the principal of, or premium, if any, on, the Notes when due that has not been cured pursuant to the provisions of Section 6.01 or (ii) a default in respect of a covenant or provision hereof which under Article 10 cannot be modified or amended without the consent of each Holder of an outstanding Note affected. Upon any such waiver the Company, the Trustee and the Holders of the Notes shall be restored to their former positions and rights hereunder; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. Whenever any Default or Event of Default hereunder shall have been waived as permitted by this Section 6.09, said Default or Event of Default shall for all purposes of the Notes and this Indenture be deemed to have been cured and to be not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

Section 6.10    Notice of Defaults. The Trustee shall, promptly after the occurrence and continuance of a Default of which a Responsible Officer has received written notice, deliver to all Holders notice of all Defaults known to a Responsible Officer, unless such Defaults shall have been cured or waived before the giving of such notice.
Section 6.11    Undertaking to Pay Costs. All parties to this Indenture agree, and each Holder of any Note by its acceptance thereof shall be deemed to have agreed, that any court may, in its discretion, require, in any suit for the enforcement of any right or remedy under this Indenture, or in any suit against the Trustee for any action taken or omitted by it as Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; provided that the provisions of this Section 6.11 (to the extent permitted by law) shall not apply to any suit instituted by the Trustee, to any suit instituted by any Holder, or group of Holders, holding in the aggregate more than 10% in principal amount of the Notes at the time outstanding determined in accordance with Section 8.04, or to any suit instituted by any Holder for the enforcement of the payment of the principal of, premium, if any, on, or accrued and unpaid interest, if any, on any Note on or after the due date expressed or provided for in such Note.
ARTICLE 7
CONCERNING THE TRUSTEE
Section 7.01    Duties and Responsibilities of Trustee.
(a)    Except during the continuance of an Event of Default of which it has notice hereunder,
(i)    the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and
(ii)    in the absence of bad faith or willful misconduct on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture; but in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).
(b)    In the event an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.
(c)    No provision of this Indenture shall be construed to relieve the Trustee from liability for its own grossly negligent action, its own grossly negligent failure to act or its own willful misconduct, except that:
(i)    the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer or Responsible Officers of the Trustee, unless it shall be proved in a court of competent jurisdiction in a final and non-appealable judgment that the Trustee was grossly negligent in ascertaining the pertinent facts;

(ii)    the Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Requisite Holders, determined as provided in Section 8.04 relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Indenture;
(iii)    no provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it; and
(iv)    this subsection shall not be construed to limit the effect of Section 7.01(a).
(d)    Whether or not therein provided, every provision of this Indenture relating to the conduct or affecting the liability of, or affording protection to, the Trustee, or relating in any way to the Trustee, shall be subject to the provisions of this Section 7.01.
(e)    Neither the Trustee nor any of its directors, officers, employees, agents or affiliates shall be responsible for nor have any duty to monitor the performance or any action of the Company or any of its directors, members, officers, agents, affiliates or employee, nor shall it have any liability in connection with the malfeasance or nonfeasance by such party. The Trustee may assume performance by all such Persons of their respective obligations. The Trustee shall have no enforcement or notification obligations relating to breaches of representations or warranties of any other Person.
Section 7.02    Certain Rights of Trustee.
(a)    The Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, note, coupon or other paper or document (whether in its original, facsimile or electronic form) believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties. If presented with a non-conforming certificate or opinion, the Trustee may request the delivering party to re-issue the certificate or opinion in the manner required by this Indenture before taking any action;
(b)    Any request, direction, order or demand of the Company mentioned herein shall be sufficiently evidenced by an Officer’s Certificate (unless other evidence in respect thereof be herein specifically prescribed) and, if requested by the Trustee, an Opinion of Counsel; and any Board Resolution may be evidenced to the Trustee by a copy thereof certified by the Secretary or an Assistant Secretary of the Company;
(c)    Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee may consult with counsel of its own selection and require an Opinion of Counsel and any advice of such counsel or Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance on and in accordance with such advice or Opinion of Counsel;
(d)    The Trustee need not investigate the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled, at a reasonable time on any Business Day after reasonable notice, to examine the books, records and premises of the Company, personally or by agent or attorney at the sole cost and expense of the Company and shall incur no liability of any kind by reason of such inquiry or investigation;
(e)    The Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, custodians, nominees or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent, custodian, nominee or attorney appointed by it with due care hereunder;
(f)    The permissive rights of the Trustee enumerated herein shall not be construed as duties;
(g)    In no event shall the Trustee be responsible or liable for any special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action;
(h)    The Trustee shall not be deemed to have notice or be charged with knowledge of any Default or Event of Default, unless written notice of such Default or Event of Default shall have been received by a Responsible Officer at the Corporate Trust Office, and such notice references the Notes and this Indenture;
(i)    The Trustee shall not be liable for any action taken, suffered, or omitted to be taken by it in good faith and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Indenture;
(j)    The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders of the Notes pursuant to this Indenture, unless such Holders shall have offered, and if requested, provided to the Trustee security or indemnity satisfactory to the Trustee against the costs, losses, expenses and liabilities which might be incurred by it in compliance with such request or direction; provided, however, that the Trustee shall be under no obligation to take any action it believes to be unlawful, contrary to the terms of this Indenture, or that could subject the Trustee to reputational harm;
(k)    The Trustee shall not be liable in respect of any payment (as to the correctness of amount, entitlement to receive or any other matters relating to payment) or notice effected by the Company or any Paying Agent or any records maintained by any co-Note Registrar with respect to the Notes or for any actions or omissions of any Paying Agent (other than the Trustee) or any co-Note Registrar;
(l)    If any party fails to deliver a notice relating to an event the fact of which, pursuant to this Indenture, requires notice to be sent to the Trustee, the Trustee may conclusively rely on its failure to receive such notice as reason to act as if no such event occurred;
(m)    in the absence of written investment direction from the Company, all cash received by the Trustee shall be placed in a non-interest bearing trust account, and in no event shall the Trustee be liable for the selection of investments or for investment losses incurred thereon or for losses incurred as a result of the liquidation of any such investment prior to its maturity date or the failure of the party directing such investments prior to its maturity date or the failure of the party directing such investment to provide timely written investment direction, and the Trustee shall have no obligation to invest or reinvest any amounts held hereunder in the absence of such written investment direction from the Company;

(n)    The Trustee shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document other than this Indenture, whether or not an original or a copy of such agreement has been provided to the Trustee. The Trustee shall have no duty to know or inquire as to the performance or nonperformance of any provision of any other agreement, instrument, or document other than this Indenture;
(o)    The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder;
(p)    The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; pandemics; riots; interruptions; loss or malfunction of utilities, computer (hardware or software) or communication services; accidents; labor disputes; and acts of civil or military authorities and governmental action; and
(q)    The Trustee may request that the Company deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.
Section 7.03    No Responsibility for Recitals, Etc. The recitals contained herein and, in the Notes (except in the Trustee’s certificate of authentication), shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to the validity or sufficiency of this Indenture or of the Notes. The Trustee shall not be accountable for the use or application by the Company of any Notes or the proceeds of any Notes authenticated and delivered by the Trustee in conformity with the provisions of this Indenture, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.
Section 7.04    Trustee, Collateral Agent, Paying Agents or Note Registrar May Own Notes. The Trustee, Collateral Agent, any Paying Agent or Note Registrar, in its individual or any other capacity, may become the owner or pledgee of Notes with the same rights it would have if it were not the Trustee, Collateral Agent, Paying Agent or Note Registrar.
Section 7.05    Monies to Be Held in Trust. All monies received by the Trustee shall, until used or applied as herein provided, be held in trust for the purposes for which they were received. Money held by the Trustee in trust hereunder need not be segregated from other funds except to the extent required by law. The Trustee shall be under no liability for interest on any money received by it hereunder except as may be agreed from time to time by the Company and the Trustee in writing.
Section 7.06    Compensation and Expenses of Trustee; Indemnity. The Company and Guarantors, jointly and severally, covenant and agree to pay to the Trustee and Collateral Agent from time to time, and each of the Trustee and Collateral Agent shall be entitled to, compensation for all services rendered by it hereunder and under the Note Security Documents in any capacity (which shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust) as mutually agreed to in writing from time to time between the Trustee, the Collateral Agent and the Company, and the Company will pay or reimburse the Trustee and Collateral Agent upon its request for all reasonable expenses, disbursements and advances reasonably incurred or made by the Trustee and Collateral Agent in accordance with any of the provisions of this Indenture and the Note Security Documents in any capacity thereunder (including the reasonable compensation and the expenses and disbursements of its agents, professional advisors and counsel and of all Persons not regularly in its employ). The Company and Guarantors, jointly and severally, also covenant to indemnify the Trustee and Collateral Agent in any capacity under this Indenture, the Note Security Documents and any other document or transaction entered into in connection herewith and its agents and any authenticating agent for, and to hold them harmless against, any loss, claim, damage, liability or expense incurred without gross negligence or willful misconduct (as determined by a final order of a court of competent jurisdiction) on the part of the Trustee, or the Collateral Agent (as applicable), or either of its respective officers, directors, agents or employees, or such agent or authenticating agent, as the case may be, and arising out of or in connection with the acceptance or administration of this Indenture or in any other capacity hereunder, including the costs and expenses of defending themselves against any claim of liability in the premises and the costs and expenses of enforcing this Indenture against the Company and the Guarantors (including this Section 7.06) and defending themselves against any actual, threatened or prospective investigation, litigation or other proceeding, claims (in each case whether asserted by the Company, the Guarantors, any Holder or any other Person), penalties, actions, judgments, suits, costs, expenses, consultants’ fees and disbursements (including reasonable attorneys’ fees and expenses) or liability in connection with the exercise or performance of any of its powers or duties hereunder (including any removal or remedial actions or other environmental claims). The obligations of the Company under this Section 7.06 to compensate or indemnify the Trustee and Collateral Agent and to pay or reimburse the Trustee and Collateral Agent for expenses, disbursements and advances shall be secured by a lien to which the Notes are hereby made subordinate on all money or property held or collected by the Trustee, except, subject to the effect of Section 6.05, funds held in trust herewith for the benefit of the Holders of particular Notes for the payment of principal, premium, if any, and interest on particular Notes. The Trustee’s and Collateral Agent’s right to receive payment of any amounts due under this Section 7.06 shall not be subordinate to any other liability or indebtedness of the Company. The obligations of the Company under this Section 7.06 shall survive the satisfaction and discharge of this Indenture and the earlier resignation or removal of the Trustee or Collateral Agent. The indemnification provided in this Section 7.06 shall extend to the officers, directors, agents and employees of the Trustee and Collateral Agent.
Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee and its agents and any authenticating agent incur expenses or render services after an Event of Default specified in Section 6.01(i) or Section 6.01(j) occurs, the expenses and the compensation for the services are intended to constitute expenses of administration under any bankruptcy, insolvency or similar laws.
Section 7.07    Officer’s Certificate as Evidence. Except as otherwise provided in Section 7.01, whenever in the administration of the provisions of this Indenture the Trustee shall deem it necessary or desirable that a matter be proved or established prior to taking or omitting any action hereunder, such matter (unless other evidence in respect thereof be herein specifically prescribed) may, in the absence of gross negligence or willful misconduct on the part of the Trustee, be deemed to be conclusively proved and established by an Officer’s Certificate delivered to the Trustee, and such Officer’s Certificate, in the absence of gross negligence or willful misconduct on the part of the Trustee, shall be full warrant to the Trustee for any action taken or omitted by it under the provisions of this Indenture upon the faith thereof.
Section 7.08    Eligibility of Trustee. There shall at all times be a Trustee hereunder that is a corporation or other legal entity organized and doing business under the laws of the United States of America or any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by the U.S. federal and state authorities and that has a combined capital and surplus of at least the minimum amount required by the Trust Indenture Act. If such Person publishes reports of condition at least annually, pursuant to law or to the requirements of any supervising or examining authority, then for the purposes of this Section 7.08, the combined capital and surplus of such Person shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. The Company may not, nor may any Person directly or indirectly controlling, controlled by, or under common control with the Company, serve as Trustee. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 7.08, it shall resign immediately in the manner and with the effect hereinafter specified in this Article.
Section 7.09    Resignation or Removal of Trustee. (a) The Trustee may at any time resign by giving written notice of such resignation to the Company and by delivering notice thereof to the Holders. Upon receiving such notice of resignation, the Company shall promptly appoint a successor trustee by written instrument, in duplicate, executed by order of the Board of Directors, one copy of which instrument shall be delivered to the resigning Trustee and one copy to the successor trustee. If no successor trustee shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation to the Holders, the resigning Trustee may, upon 10 Business Days’ notice to the Company and the Holders, appoint a successor trustee identified in such notice or may petition, at the expense of the Company, any court of competent jurisdiction for the appointment of a successor trustee, or if any Holder who has been a bona fide holder of a Note or Notes for at least six months (or since the date of this Indenture) may, subject to the provisions of Section 6.11, on behalf of himself or herself and all others similarly situated, petition any such court for the appointment of a successor trustee. Such court may thereupon, after such notice, if any, as it may deem proper and prescribe, appoint a successor trustee.
(a)    In case at any time any of the following shall occur:
(i)    the Trustee shall cease to be eligible in accordance with the provisions of Section 7.08 and shall fail to resign after written request therefor by the Company or by any such Holder, or
(ii)    the Trustee shall become incapable of acting, or shall be adjudged a bankrupt or insolvent, or commence a voluntary bankruptcy proceeding, or a receiver of the Trustee or of its property shall be appointed or consented to, or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then, in either case, the Company may remove the Trustee and appoint a successor trustee by written instrument, in duplicate, executed by order of the Board of Directors, one copy of which instrument shall be delivered to the Trustee so removed and one copy to the successor trustee, or, subject to the provisions of Section 6.11, any Holder who has been a bona fide holder of a Note or Notes for at least six months (or since the date of this Indenture) may, on behalf of himself or herself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor trustee. Such court may thereupon, after such notice, if any, as it may deem proper and prescribe, remove the Trustee and appoint a successor trustee.
(b)    The Requisite Holders, as determined in accordance with Section 8.04, may at any time with 30 days’ prior written notice to the Company and the Trustee remove the Trustee and nominate a successor trustee that shall be deemed appointed as successor trustee unless within 10 days after notice to the Company of such nomination the Company objects thereto, in which case the Trustee so removed or any Holder, upon the terms and conditions and otherwise as in Error!

Reference source not found. provided, may petition, at the expense of the Company, any court of competent jurisdiction for an appointment of a successor trustee.
(c)    Any resignation or removal of the Trustee and appointment of a successor trustee pursuant to any of the provisions of this Section 7.09 shall become effective upon acceptance of appointment by the successor trustee as provided in Section 7.10.
(d)    Notwithstanding the replacement of the Trustee pursuant to this Section 7.09, the Company’s obligations under Section 7.06 hereof shall continue for the benefit of the retiring Trustee.
(e)    The Trustee shall not be liable for any action or inaction on the part of any successor trustee.
Section 7.10    Acceptance by Successor Trustee. Any successor trustee appointed as provided in Section 7.09 shall execute, acknowledge and deliver to the Company and to its predecessor trustee an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor hereunder, with like effect as if originally named as Trustee herein; but, nevertheless, on the written request of the Company or of the successor trustee, the trustee ceasing to act shall, upon payment of any amounts then due it pursuant to the provisions of Section 7.06, execute and deliver an instrument transferring to such successor trustee all the rights and powers of the trustee so ceasing to act. Upon request of any such successor trustee, the Company shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers. Any trustee ceasing to act shall, nevertheless, retain a senior claim to which the Notes are hereby made subordinate on all money or property held or collected by such trustee as such, except for funds held in trust for the benefit of Holders of particular Notes, to secure any amounts then due it pursuant to the provisions of Section 7.06.
No successor trustee shall accept appointment as provided in this Section 7.10 unless at the time of such acceptance such successor trustee shall be eligible under the provisions of Section 7.08.
Upon acceptance of appointment by a successor trustee as provided in this Section 7.10, each of the Company and the successor trustee, at the written direction and at the expense of the Company shall deliver or cause to be delivered notice of the succession of such trustee hereunder to the Holders, as provided in this Indenture. If the Company fails to deliver such notice within 10 days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be delivered at the expense of the Company.
Section 7.11    Succession by Merger, Etc. Any corporation or other entity into which the Trustee may be merged or converted or with which it may be consolidated, or to which the Trustee may sell or transfer all or substantially all of its corporate trust business, or any corporation or other entity resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation or other entity succeeding to all or substantially all of the corporate trust business of the Trustee (including the administration of this Indenture), shall be the successor to the Trustee hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto; provided that in the case of any corporation or other entity succeeding to all or substantially all of the corporate trust business of the Trustee such corporation or other entity shall be eligible under the provisions of Section 7.08.

In case at the time such successor to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee or authenticating agent appointed by such predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee or an authenticating agent appointed by such successor trustee may authenticate such Notes either in the name of any predecessor trustee hereunder or in the name of the successor trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have; provided, however, that the right to adopt the certificate of authentication of any predecessor trustee or to authenticate Notes in the name of any predecessor trustee shall apply only to its successor or successors by merger, conversion or consolidation.
Section 7.12    Trustee’s Application for Instructions from the Company. Any application by the Trustee for written instructions from the Company (other than with regard to any action proposed to be taken or omitted to be taken by the Trustee that affects the rights of the Holders of the Notes under this Indenture) may, at the option of the Trustee, set forth in writing any action proposed to be taken or omitted by the Trustee under this Indenture and the date on and/or after which such action shall be taken or such omission shall be effective. The Trustee shall not be liable to the Company for any action taken by, or omission of, the Trustee in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three Business Days after the date any Officer that the Company has indicated to the Trustee should receive such application is deemed to receive such application in accordance with Section 18.03, unless any such Officer shall have consented in writing to any earlier date), unless, prior to taking any such action (or the effective date in the case of any omission), the Trustee shall have received written instructions in accordance with this Indenture in response to such application specifying the action to be taken or omitted.
ARTICLE 8
CONCERNING THE HOLDERS
Section 8.01    Action by Holders. Whenever in this Indenture it is provided that the Holders of a specified percentage of the aggregate principal amount of the Notes may take any action (including the making of any demand or request, the giving of any notice, consent or waiver or the taking of any other action), the fact that at the time of taking any such action, the Holders of such specified percentage have joined therein may be evidenced by any instrument or any number of instruments of similar tenor executed by Holders in person or by agent or proxy appointed in writing. Whenever the Company or the Trustee solicits the taking of any action by the Holders of the Notes, the Company or the Trustee may, but shall not be required to, fix in advance of such solicitation, a date as the record date for determining Holders entitled to take such action. The record date if one is selected shall be not more than 15 days prior to the date of commencement of solicitation of such action.
Section 8.02    Proof of Execution by Holders. Subject to the provisions of Section 7.01 and Section 7.02, proof of the execution of any instrument by a Holder or its agent or proxy shall be sufficient if made in accordance with such reasonable rules and regulations as may be prescribed by the Trustee or in such manner as shall be reasonably satisfactory to the Trustee. The holding of Notes shall be proved by the Note Register or by a certificate of the Note Registrar.
Section 8.03    Who Are Deemed Absolute Owners. The Company, the Trustee, any authenticating agent, any Paying Agent and any Note Registrar may deem the Person in whose name a Note shall be registered upon the Note Register to be, and may treat it as, the absolute owner of such Note (whether or not such Note shall be overdue and notwithstanding any notation of ownership or other writing thereon made by any Person other than the Company or any Note Registrar) for the purpose of receiving payment of or on account of the principal of, premium, if any, and (subject to Section 2.03) any accrued and unpaid interest on such Note, and for all other purposes under this Indenture; and neither the Company nor the Trustee nor any Paying Agent nor any Note Registrar shall be affected by any notice to the contrary. All such payments or deliveries so made to any Holder for the time being, or upon its order, shall be valid, and, to the extent of the sums so paid or delivered, effectual to satisfy and discharge the liability for monies payable upon any such Note.
Section 8.04    Company-Owned Notes Disregarded. In determining whether the Holders of the requisite aggregate principal amount of Notes have concurred in any direction, consent, waiver or other action under this Indenture, Notes that are owned by the Company, by any Subsidiary thereof or by any Affiliate of the Company or any Subsidiary thereof shall be disregarded and deemed not to be outstanding for the purpose of any such determination; provided that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, consent, waiver or other action only Notes that a Responsible Officer knows are so owned shall be so disregarded. Notes so owned that have been pledged in good faith may be regarded as outstanding for the purposes of this Section 8.04 if the pledgee shall establish to the satisfaction of the Trustee the pledgee’s right to so act with respect to such Notes and that the pledgee is not the Company, a Subsidiary thereof or an Affiliate of the Company or a Subsidiary thereof. In the case of a dispute as to such right, any decision by the Trustee taken upon the advice of counsel shall be full protection to the Trustee. Upon request of the Trustee, the Company shall furnish to the Trustee promptly an Officer’s Certificate listing and identifying all Notes, if any, known by the Company to be owned or held by or for the account of any of the above described Persons; and, subject to Section 7.01, the Trustee shall be entitled to accept such Officer’s Certificate as conclusive evidence of the facts therein set forth and of the fact that all Notes not listed therein are outstanding for the purpose of any such determination.
Section 8.05    Revocation of Consents; Future Holders Bound. At any time prior to (but not after) the evidencing to the Trustee, as provided in Section 8.01, of the taking of any action by the Holders of the percentage of the aggregate principal amount of the Notes specified in this Indenture in connection with such action, any Holder of a Note that is shown by the evidence to be included in the Notes the Holders of which have consented to such action may, by filing written notice with the Trustee at its Corporate Trust Office and upon proof of holding as provided in Section 8.02, revoke such action so far as concerns such Note. Except as aforesaid, any such action taken by the Holder of any Note shall be conclusive and binding upon such Holder and upon all future Holders and owners of such Note and of any Notes issued in exchange or substitution therefor or upon registration of transfer thereof, irrespective of whether any notation in regard thereto is made upon such Note or any Note issued in exchange or substitution therefor or upon registration of transfer thereof.
ARTICLE 9
[RESERVED]
ARTICLE 10
SUPPLEMENTAL INDENTURES
Section 10.01    Supplemental Indentures Without Consent of Holders. Without the consent of any Holder, the Company, when authorized by the resolutions of the Board of Directors, and the Trustee and the Collateral Agent (if applicable), at the Company’s expense, may from time to time and at any time enter into an amendment or supplement to this Indenture, the Notes or any other Note Document, and any exhibits thereto, for one or more of the following purposes:

(a)    to cure any ambiguity, omission, defect or inconsistency in a manner that is not adverse to the Holders;
(b)    to provide for the assumption by a Successor Company of the obligations of the Company under the Note Documents pursuant to Article 11;
(c)    to add additional guarantors with respect to the Notes or to release any Guarantor’s Guarantee to the extent permitted under this Indenture or any of the Note Documents;
(d)    to make, complete, confirm or add any grant of Collateral permitted or required by this Indenture or any of the Note Documents, or any release of Collateral that is permitted under this Indenture or any of the Note Documents;
(e)    to add to the covenants or Events of Default of the Company for the benefit of the Holders or surrender any right or power conferred upon the Company;
(f)    to make any change that does not adversely affect the rights of any Holder;
(g)    [reserved];
(h)    to evidence and provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under this Indenture by more than one Trustee;
(i)    [reserved];
(j)    [reserved];
(k)    to comply with the rules of any applicable securities depositary or securities exchange in a manner that does not adversely affect the rights of any Holder; or
(l)    to supplement any of the provisions of this Indenture to the extent necessary to permit or facilitate defeasance and discharge of any of the Notes; provided that the action shall not adversely affect the interests of the Holders in any material respect.
Upon the written request of the Company, accompanied by a copy of the resolutions of the Board of Directors authorizing the execution of any supplemental indenture, and upon receipt by the Trustee of an Officer’s Certificate and an Opinion of Counsel stating that such amendment is authorized or permitted under the Indenture, the Trustee and the Collateral Agent (if applicable)are hereby authorized to join with the Company in the execution of such amendment or supplement unless such amendment or supplement affects the Trustee’s or Collateral Agent’s (if applicable)own rights, duties or immunities under this Indenture, any other Note Document or otherwise, in which case the Trustee or Collateral Agent, as the case may be, may in its discretion, but shall not be obligated to, enter into such supplemental indenture.
Any supplemental indenture authorized by the provisions of this Section 10.01 may be executed by the Company, the Trustee and the Collateral Agent (if applicable) without the consent of the Holders of any of the Notes at the time outstanding, notwithstanding any of the provisions of Section 10.02.
Section 10.02    Supplemental Indentures with Consent of Holders. With the consent (evidenced as provided in Article 8) of the Requisite Holders (determined in accordance with Article 8 and including, without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, Notes), the Company, when authorized by the resolutions of the

Board of Directors, and the Trustee and Collateral Agent (if applicable), at the Company’s expense, may from time to time and at any time enter into an amendment or supplement to this Indenture, the Notes or any other Note Document hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture or any supplemental indenture, the Notes or any other Note Document or of modifying in any manner the rights of the Holders; provided, however, that, without the consent of each Holder of an outstanding Note affected, no such supplemental indenture or waiver of any such provision which would have a similar effect shall:
(a)    reduce the principal amount of Notes whose Holders must consent to an amendment;
(b)    reduce the rate of or extend the stated time for payment of any interest on any Note, other than as may be provided for according to the terms of the Notes;
(c)    reduce the principal of or any premium (including the Structuring Fee) on or, other than as permitted in the definition of “Maturity Date”, change the Maturity Date of any Note, other than as contemplated in the Fee Letter;
(d)    [reserved];
(e)    reduce the Fundamental Change Repurchase Price of any Note or amend or modify in any manner adverse to the Holders the Company’s obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;;
(f)    make any Note payable in a currency, or at a place of payment, other than that stated in the Note;
(g)    change the ranking of the Notes (including in right of payment);
(h)    impair the right of any Holder to receive payment of principal and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment or delivery on or with respect to such Holder’s Notes;
(i)    contractually subordinating the Liens securing the Note Obligations;
(j)    amend or modify any term or condition in this Article 10, the definition of Majority Holders, Requisite Holders or Requisite Initial Holders, or any term or condition of this Indenture that expressly provides for the consent of all Holders, Majority Holders, Requisite Holders or Requisite Initial Holders, including those set forth in Section 6.02 or Section 6.09; or
(k)    make any modification to the provisions of Section 4.06, Section 4.09(b)(xxiv) or Section 6.05.
In addition, any amendment to, or waiver of, the provisions of this Indenture or any Note Document that has the effect of releasing all or substantially all of the Collateral from the Liens securing the Note Obligations will require the consent of the Supermajority Holders, other than in connection with a credit bid or similar out of court sale, including a UCC sale, which shall require the consent of the Majority Holders.
Upon the written request of the Company, accompanied by a copy of the resolutions of the Board of Directors authorizing the execution of any supplemental indenture, and upon the filing with the Trustee of evidence of the consent of Holders as aforesaid and subject to

Section 10.05, the Trustee and the Collateral Agent (if applicable) shall join with the Company in the execution of such amendment or supplement unless such amendment or supplement affects the Trustee’s or Collateral Agent’s (if applicable) own rights, duties or immunities under this Indenture, any other Note Document or otherwise, in which case the Trustee or Collateral Agent, as the case may be, may in its discretion, but shall not be obligated to, enter into such supplemental indenture.
Holders do not need under this Section 10.02 to approve the particular form of any proposed supplemental indenture. It shall be sufficient if such Holders approve the substance thereof. After any such supplemental indenture becomes effective, the Company shall deliver to the Holders a notice briefly describing such supplemental indenture. However, the failure to give such notice to all the Holders, or any defect in the notice, will not impair or affect the validity of the supplemental indenture.
The Company shall communicate any and all requests regarding any amendments or modifications to, and waivers of, the provisions of this Indenture or any Note Document to each Initial Holder that holds any Notes or a beneficial interest therein, whether or not the consent of such Initial Holder(s) is required to effectuate such amendment, modification and/or waiver.
Section 10.03    Effect of Supplemental Indentures. Upon the execution of any supplemental indenture pursuant to the provisions of this Article 10, this Indenture shall be and be deemed to be modified and amended in accordance therewith and the respective rights, limitation of rights, obligations, duties and immunities under this Indenture of the Trustee, the Collateral Agent, the Company and the Holders shall thereafter be determined, exercised and enforced hereunder subject in all respects to such modifications and amendments and all the terms and conditions of any such supplemental indenture shall be and be deemed to be part of the terms and conditions of this Indenture for any and all purposes.
Section 10.04    Notation on Notes. Notes authenticated and delivered after the execution of any supplemental indenture pursuant to the provisions of this Article 10 may, at the Company’s expense, bear a notation in form approved by the Trustee as to any matter provided for in such supplemental indenture. If the Company or the Trustee shall so determine, new Notes so modified as to conform, in the opinion of the Trustee and the Board of Directors, to any modification of this Indenture contained in any such supplemental indenture may, at the Company’s expense, be prepared and executed by the Company, authenticated by the Trustee (or an authenticating agent duly appointed by the Trustee pursuant to Section 18.09) and delivered in exchange for the Notes then outstanding, upon surrender of such Notes then outstanding.
Section 10.05    Evidence of Compliance of Supplemental Indenture to Be Furnished Trustee. The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article 10 if the amendment, supplement or waiver does not impose any personal obligations on the Trustee or adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may, but need not, sign it. In executing any amendment, supplement or waiver, the Trustee shall be entitled to receive an indemnity and/or security satisfactory to it and shall also be entitled to receive and (subject to Section 7.01 hereof) shall be fully protected in relying upon, in addition to the documents required by Section 18.05, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and that such amendment, supplement or waiver has been duly authorized, executed and delivered and is the legal, valid and binding obligation of the Company and any Guarantors party thereto, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof.

ARTICLE 11
CONSOLIDATION, MERGER, SALE, CONVEYANCE AND LEASE
Section 11.01    Company May Consolidate, Etc. on Certain Terms. Subject to the provisions of Section 11.02, the Company shall not consolidate with, merge with or into, or sell, convey, transfer or lease all or substantially all of its properties and assets to another Person (other than any such sale, conveyance, transfer or lease to one or more of the Guarantors), unless (a) the resulting, surviving or transferee Person (the “Successor Company”), if not the Company, shall be a Person that is organized, incorporated, formed or registered (as the case may be) and existing under the laws of the United States of America, any State thereof or the District of Columbia, the British Virgin Islands, the Cayman Islands, the Islands of Bermuda, the United Kingdom, Ireland, Luxembourg, Canada or any province thereof, and the Successor Company (if not the Company) shall expressly assume, by supplemental indenture all of the obligations of the Company under the Notes and this Indenture (including, for the avoidance of doubt, the obligation to make any Additional Payments to the extent required under Section 18.17(a)(ii) and (b) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing under this Indenture.
For purposes of this Section 11.01, the sale, conveyance, transfer or lease of all or substantially all of the properties and assets of one or more Subsidiaries of the Company to another Person, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the sale, conveyance, transfer or lease of all or substantially all of the properties and assets of the Company to another Person.
The provisions set forth in this Section 11.01 shall not restrict (and shall not apply to): (i) any Subsidiary consolidating with, merging with or into, or selling, conveying, transferring or leasing all or substantially all of its assets to the Company and (ii) the creation of a new Guarantor.
Section 11.02    Successor Corporation to Be Substituted. In case of any such consolidation, merger, sale, conveyance, transfer or lease and upon the assumption by the Successor Company, by supplemental indenture and supplements or amendments to the other Note Documents, executed and delivered to the Trustee and Collateral Agent satisfactory in form to the Trustee, of the due and punctual payment of the principal of and any accrued and unpaid interest on all of the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Company, such Successor Company (if not the Company) shall succeed to and, except in the case of a lease of all or substantially all of the Company’s properties and assets, shall be substituted for the Company, with the same effect as if it had been named herein as the party of the first part. Such Successor Company thereupon may cause to be signed, and may issue either in its own name or in the name of the Company any or all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee; and, upon the order of such Successor Company instead of the Company and subject to all the terms, conditions and limitations in this Indenture prescribed, the Trustee shall authenticate and shall deliver, or cause to be authenticated and delivered, any Notes that previously shall have been signed and delivered by the Officers of the Company to the Trustee for authentication, and any Notes that such Successor Company thereafter shall cause to be signed and delivered to the Trustee for that purpose. All the Notes so issued shall in all respects have the same legal rank and benefit under this Indenture as the Notes theretofore or thereafter issued in accordance with the terms of this Indenture as though all of such Notes had been issued at the date of the execution hereof. In the event of any such consolidation, merger, sale, conveyance or transfer (but not in the case of a lease), upon compliance with this Article 11 the Person named as the “Company” in the first paragraph of this Indenture (or any successor that shall thereafter have become such in the manner prescribed in this Article 11) may be dissolved, wound up and liquidated at any time thereafter and, except in the case of a lease, such Person shall be released from its liabilities as obligor and maker of the Notes and from its obligations under this Indenture and the Notes.
In case of any such consolidation, merger, sale, conveyance, transfer or lease, such changes in phraseology and form (but not in substance) may be made in the Notes thereafter to be issued as may be appropriate.
Section 11.03    Opinion of Counsel to Be Given to Trustee. No such consolidation, merger, sale, conveyance, transfer or lease shall be effective unless the Trustee and Collateral Agent shall have received an Officer’s Certificate and an Opinion of Counsel as conclusive evidence that any such consolidation, merger, sale, conveyance, transfer or lease and any such assumption and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, complies with the provisions of this Article 11.
ARTICLE 12
IMMUNITY OF INCORPORATORS, SHAREHOLDERS, OFFICERS AND DIRECTORS
Section 12.01    Indenture and Notes Solely Corporate Obligations. No recourse for the payment of the principal of or any accrued and unpaid interest on any Note, nor for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in this Indenture or in any supplemental indenture or in any Note, nor because of the creation of any indebtedness represented thereby, shall be had against any incorporator, shareholder, employee, agent, Officer or director or Subsidiary, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as a consideration for, the execution of this Indenture and the issue of the Notes.
ARTICLE 13
GUARANTEES
Section 13.01    Guarantees. (a) Subject to this Article 13, each of the Guarantors hereby, as a primary obligor and not merely as surety, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee, the Collateral Agent and their successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that:
(i)    the principal of, premium, if any, and interest on, the Notes and such other Note Obligations will be promptly paid in full in cash when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders, the Trustee or the Collateral Agent hereunder or thereunder will be promptly paid in full in cash or performed, all in accordance with the terms hereof and thereof, and
(ii)    in case of any extension of time of payment or renewal of any Notes or any of such other obligations (including Note Obligations), that same will be promptly paid in full in cash when due or performed in accordance with the terms of the extension or renewal, whether at maturity, by acceleration or otherwise.
Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.
(b)    The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any amendment, waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company or any other Guarantor, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor hereby unconditionally and irrevocably waives and agrees not to assert any claim, defense, setoff or counterclaim based on diligence, promptness, presentment, requirements for any demand or notice hereunder including any of the following: (i) any demand for payment or performance and protest and notice of protest; (ii) any notice of acceptance; (iii) any presentment, demand, protest or further notice or other requirements of any kind with respect to any Note Obligation (including any accrued but unpaid interest thereon) becoming immediately due and payable; and (iv) any other notice in respect of any Note Obligation or any part thereof, and any defense arising by reason of any disability or other defense of the Company or any Guarantor. No obligation of any Guarantor hereunder shall be discharged other than by complete performance. Each Guarantor further waives any right such Guarantor may have under any applicable requirement of law to require the Trustee, the Collateral Agent or any Holder to seek recourse first against the Company or any other Person, or to realize upon any Collateral for any of the Note Obligations, as a condition precedent to enforcing such Guarantor’s liability and obligations under this Article 13.
(c)    If any Holder, the Trustee or the Collateral Agent is required by any court or otherwise to return any amount paid by the Company or any Guarantor to the Trustee, the Collateral Agent or such Holder, this Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.
(d)    Each Guarantor further unconditionally and irrevocably agrees not to (x) enforce or otherwise exercise any right of subrogation or any right of reimbursement or contribution or similar right against the Company or any Guarantor by reason of any Note Document or any payment made thereunder or (y) assert any claim, defense, setoff or counterclaim it may have against the Company or any other Guarantor or set off any of its obligations to the Company or any other Guarantor against obligations of such Guarantor to the Company or such other Guarantor. in each case, until payment in full in cash of all obligations (including the Note Obligations) guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders, the Trustee and the Collateral Agent, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Section 6.02 for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Guarantee.
(e)    Without limiting the joint and several obligations of the Guarantors to the Trustee, Collateral Agent and Holders, all Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Indenture. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under its Guarantee of the Notes such that its Aggregate Payments exceed its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors, multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under its guarantee of the Notes in respect of the obligations guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under its guarantee of the Notes that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code or any comparable applicable provisions of state or other applicable law, provided that solely for purposes of calculating the Fair Share Contribution Amount with respect to any Contributing Guarantor for purposes of this Section 13.01, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of its guarantee of the Notes (including in respect of this Section 13.01), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 13.01. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. Each Guarantor is a third-party beneficiary to the contribution agreement set forth in this Section 13.01. Notwithstanding anything to the contrary, the Guarantors shall not have the right to seek contribution from the Company and any non-paying Guarantor until payment in full of all Note Obligations.
(f)    Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee, the Collateral Agent or any Holder in enforcing any rights under this Section 13.01.
Section 13.02    Limitation on Guarantor Liability.
(a)    Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of applicable Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state or other applicable law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Collateral Agent, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 13, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent transfer or conveyance. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that its Guarantee, and the waivers set forth herein, are knowingly made in contemplation of such benefits. Notwithstanding the foregoing, any Guarantee of any Guarantor organized outside the United States of America may be limited as necessary to (1) comply with applicable law, (2) avoid any general legal limitations such as general statutory limitations, financial assistance, maintenance of share capital, corporate benefit, “thin capitalization” rules, retention of title claims or similar matters, or (3) avoid a conflict with the fiduciary duties of such company’s directors, contravention of any legal prohibition or regulatory condition, or the material risk of personal or criminal liability for any officers or directors, in each case of clause (1) through (3), as reasonably determined by the Company. Not in limitation of the immediately preceding sentence but in furtherance thereof and notwithstanding anything to the contrary herein or in any other Note Document, (1) the liabilities and obligations of any Guarantor incorporated in Finland under the Note Documents shall be limited if and only to the extent it would constitute (i) financial assistance within the meaning of Chapter 13, Section 10 of the Finnish Companies Act (Fi: osakeyhtiölaki, 624/2006, as amended), (ii) unlawful distribution of assets within the meaning of Chapter 13, Section 1 of the Finnish Companies Act or (iii) a breach of other applicable mandatory provisions of the Finnish Companies Act, and (2) in respect of each Irish Note Party, the Guarantee of such Irish Note Party shall not apply to any liability to the extent that it would result in such Guarantee (i) constituting unlawful financial assistance within the meaning of Section 82 of the Irish Companies Act or (ii) constituting a breach of Section 239 of the Irish Companies Act. Each Irish Guarantor acknowledges that to the extent that this guarantee has been validated under Section 202 of the Irish Companies Act it shall not constitute unlawful financial assistance under Section 82 of the Irish Companies Act and to the extent that Section 243 of the Irish Companies Act applies it shall not constitute a breach of Section 239 of the Irish Companies Act.
Section 13.03    Execution and Delivery of Guarantee and Supplemental Indenture. Each Guarantor hereby agrees that its execution and delivery of this Indenture or, if applicable, a Supplemental Indenture substantially in the form attached as Exhibit B with such modifications as the Company reasonably determines are appropriate to comply with the Agreed Guarantee Principles, in each case, by one of its officers or authorized representatives, shall evidence its Guarantee set forth in Section 13.01 without the need for notation on the Notes.
Each Guarantor hereby agrees that its Guarantee set forth in Section 13.01 will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guarantee.
If an officer or authorized representative whose signature is on this Indenture or on the Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Guarantee is endorsed, the Guarantee will be valid nevertheless.
The delivery of any Note by the Trustee, after the authentication thereof hereunder, will be deemed to constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.
Section 13.04    Guarantors May Consolidate, Etc. on Certain Terms. Except as otherwise provided in Section 13.04, a Guarantor may not, directly or indirectly, (1) consolidate with or merge with or into, or (2) sell, convey, transfer or lease all or substantially all of its properties and assets to (whether or not such Guarantor is the surviving Person), any other Person, other than the Company or another Guarantor, unless:
(a)    immediately after giving effect to that transaction, no Default or Event of Default has occurred and is continuing or would be caused thereby; and
(b)    either:
(i)    the Person acquiring the property in any such Disposition or the Person formed by or surviving any such consolidation or merger (if other than the Company or another Guarantor) expressly assumes, by executing and delivering a supplemental indenture to the Trustee and the Collateral Agent in accordance with Article 10 hereof, all of the obligations of that Guarantor under its Guarantee, this Indenture and, if a Guarantor, all appropriate Note Security Documents; or
(ii)    such transaction is permitted by Section 4.08 and Section 4.11.

In case of any such consolidation, merger, sale, conveyance, transfer or lease and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee, of the Guarantee of such Guarantor and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by such Guarantor, such successor Person will succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor Person thereupon may cause to be signed any or all of the Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee; provided, however, that the Guarantee of such successor Person will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guarantee. All the Guarantees so issued will in all respects have the same legal rank and benefit under this Indenture as the Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Guarantees had been issued at the date of the execution.
Except as set forth in Article 4, and notwithstanding Section 13.04(a), Section 13.04(b)(i) and Section 13.04(b)(ii) above, nothing contained in this Indenture or in any of the Notes will prevent any consolidation, amalgamation or merger of a Guarantor with or into the Company or a Guarantor, or will prevent any Disposition of the property of a Guarantor as an entirety or substantially as an entirety to the Company or a Guarantor.
Section 13.05    Releases. The Guarantee of any Guarantor, and the Collateral Agent’s Lien on the Collateral of such Guarantor, will be automatically released:
(a)    in connection with any Disposition of all of the Equity Interests or all or substantially all of the assets of a Guarantor (including by way of merger or consolidation) to such Person that is not the Company or a Guarantor if the Disposition does not violate Section 4.11 and the other provisions of this Indenture; and
(b)    upon the liquidation or dissolution of such Guarantor following the transfer of all of its assets to the Company or another Guarantor as permitted hereunder.
If the Guarantee of any Guarantor or all or substantially all of the assets of a Guarantor or the Equity Interests of any Guarantor are sold or disposed of in the manner described in clauses (a) or (b) above, and such Guarantor (or as the context may require, Collateral) is released, the Company shall deliver to the Trustee and Collateral Agent an Officer’s Certificate and an Opinion of Counsel, each stating and certifying the identity of the released Guarantor (and/or the applicable Collateral), the basis for release in reasonable detail and that such release complies with this Indenture. Upon delivery by the Company to the Trustee and Collateral Agent of an Officer’s Certificate and an Opinion of Counsel to the effect that the conditions of any of clauses (a) or (b) of this Section 13.05 have been met with respect to a Guarantor (or such Collateral) in accordance with the provisions of this Indenture, the Trustee and Collateral Agent, as applicable, will execute any documents reasonably requested by the Company that are necessary or advisable in order to evidence the release of such Guarantor from its obligations under its Guarantee and/or the applicable Note Security Documents. Any Guarantor not released from its obligations under its Guarantee as provided in this Section 13.05 will remain liable for the full amount of principal of and interest and premium, if any, on the Notes and for the other obligations (including the Note Obligations) of any Guarantor under this Indenture as provided in this Article 13 notwithstanding the release of any other Guarantor.
Section 13.06    Reliance. Each Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of the Company, each other Guarantor and any other guarantor, maker or endorser of any Note Obligation or any part thereof, and of all other circumstances bearing upon the risk of nonpayment of any Note Obligation or any part thereof that diligent inquiry would reveal, and each Guarantor hereby agrees that the Trustee, the

Collateral Agent and each Holder shall not have any duty to advise any Guarantor of information known to it regarding such condition or any such circumstances. In the event any of the Trustee, the Collateral Agent or any Holder, in its sole discretion, undertakes at any time or from time to time to provide any such information to any Guarantor, then the Trustee, Collateral Agent or such Holder shall be under no obligation to (a) undertake any investigation not a part of its regular business routine, (b) disclose any information that such Person, pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or (c) make any future disclosures of such information or any other information to any Guarantor.
ARTICLE 14
[RESERVED]
ARTICLE 15
OFFER TO REPURCHASE NOTES UPON FUNDAMENTAL CHANGE
Section 15.01    Offer to Repurchase Upon a Fundamental Change(a)    . If a Fundamental Change occurs at any time, the Company will be required to offer (“Fundamental Change Offer”) to repurchase for cash all of such Holder’s Notes, or any portion thereof, on the date (the “Fundamental Change Repurchase Date”) specified by the Company that is not less than 20 calendar days or more than 35 calendar days following the date on which of the notice Fundamental Change Offer is provided in accordance with the provisions of Section 15.01(a) at a repurchase price equal to 100% of the Then Current Principal Amount thereof, plus any accrued and unpaid interest thereon to, but excluding, the Fundamental Change Repurchase Date plus the Structuring Fee (the “Fundamental Change Repurchase Price”), unless the Fundamental Change Repurchase Date falls after an Interest Record Date but on or prior to the Interest Payment Date to which such Interest Record Date relates, in which case the Company shall instead pay the full amount of any accrued and unpaid interest to Holders of record as of such Interest Record Date, and the Fundamental Change Repurchase Price shall be equal to 100% of the Then Current Principal Amount of Notes to be repurchased pursuant to this Section 15.01 plus the Structuring Fee.
(a)    On or before the 20th calendar day after the occurrence of the effective date of a Fundamental Change, the Company shall send, or cause to be sent, by first class mail or electronically, a notice to the Trustee, the Collateral Agent and to each Holder at its registered address. The notice shall contain all instructions and materials necessary to enable such Holder to tender Notes pursuant to the Fundamental Change Offer. Any Fundamental Change Offer shall be made to all Holders. The notice, which shall govern the terms of the Fundamental Change Offer, shall state:
(A)    that the Fundamental Change Offer is being made pursuant to this Section 15.01 and that, to the extent lawful, all Notes tendered and not withdrawn shall be accepted for payment;
(B)    the Fundamental Change Repurchase Price and the Fundamental Change Repurchase Date;
(C)    that any Notes not tendered or accepted for payment shall continue to accrue interest in accordance with the terms thereof;
(D)    that, unless the Company defaults in making such payment, any Notes accepted for payment pursuant to the Fundamental Change Offer shall cease to accrue interest on and after the Fundamental Change Repurchase Date;

(E)    that Holders electing to have any Notes purchased pursuant to any Fundamental Change Offer shall be required to surrender the Notes, with the Form of Option of Holder to Elect Purchase completed, to the Trustee at the address specified in the notice at least two Business Days before the Fundamental Change Repurchase Date, or transfer by book-entry transfer, to the Company, a Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least two Business Days before the Fundamental Change Repurchase Date;
(F)    that Holders shall be entitled to withdraw their repurchase election if the Trustee receives, not later than two Business Days prior to the Fundamental Change Repurchase Date, a notice setting forth the name of the Holder, the Original Principal Amount of Notes the Holder delivered for purchase and a statement that such Holder is withdrawing its election to have such Notes purchased; and
(G)    that Holders whose Notes were purchased only in part shall be issued new Notes in Original Principal Amounts equal to the unpurchased portion of the Original Principal Amount of Notes surrendered (or transferred by book-entry).
On the Fundamental Change Repurchase Date, the Issuer will, to the extent permitted by law,
(H)    accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Fundamental Change Offer,
(I)    deposit with the Trustee an amount equal to the aggregate Fundamental Change payment in respect of all Notes or portions thereof so tendered, and
(J)    deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Company.
(b)    A repurchase election in connection with a Fundamental Change Offer may be withdrawn (in whole or in part) by means of a written notice of withdrawal delivered to the office of the Paying Agent in accordance with this Section 15.05(b) at any time prior to the close of business on the second Business Day immediately preceding the Fundamental Change Repurchase Date, specifying:
(i)    the number of Notes with respect to which such notice of withdrawal is being submitted,
(ii)    the certificate number of the Note in respect of which such notice of withdrawal is being submitted, and
(iii)    the number of Notes, if any, that remain subject to the original repurchase election.
(c)    Notwithstanding the foregoing, no Notes may be repurchased by the Company on any date upon a Fundamental Change if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a Default by the Company in the payment of the Fundamental Change Repurchase Price with respect to such Notes).
(d)    Notwithstanding anything to the contrary in this Section 15.01, the Company shall not be required to repurchase or make an offer to repurchase the Notes upon a Fundamental Change if a third party makes such an offer in the same manner, at the same time and otherwise in compliance with the requirements for an offer made by the Company as set forth in this Indenture, and such third party purchases all Notes properly surrendered and not validly withdrawn under its offer in the same manner, at the same time and otherwise in compliance with the requirements for an offer made by the Company as set forth in this Indenture.
ARTICLE 16
[RESERVED]
ARTICLE 17
COLLATERAL
Section 17.01    Note Security Documents. (a) Subject to Section 7.01, none of the Collateral Agent or the Trustee in any of its capacities hereunder nor any of their respective officers, directors, employees, attorneys or agents makes any representations as to and shall not be responsible or liable for the existence, genuineness, value, protection or condition of any of the Collateral or as to the security afforded or intended to be afforded thereby, hereby or by any of the Note Security Documents, or for the legality, sufficiency, effectiveness, validity, perfection, priority or enforceability of the Liens or any other security interests in any of the Collateral created or intended to be created by any of the Note Security Documents, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, for the validity or sufficiency of any of the Note Security Documents or any agreement or assignment contained in any thereof, for the validity of the title of the Company to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral or any defect or deficiency as to any such matters.
(a)    If the Company or any Guarantor acquires any assets or property that are required to become Collateral pursuant to this Indenture or the Note Security Documents or any Subsidiary is required to become a Guarantor pursuant to Section 4.13, the Company or such Guarantor shall promptly (and in any event within 45 days after such acquisition or requirement to become a Guarantor commences) execute the applicable Note Security Documents or, if applicable, a joinder thereto and take all steps necessary to validly grant, preserve, protect and perfect such Lien and the security interests created or intended to be created by such Note Security Documents in the Collateral (to the extent required by applicable law, this Indenture and the applicable Note Security Documents), and the Trustee and the Collateral Agent, as applicable, are authorized and directed to execute any documentation consistent therewith.
(b)    The Company and each Guarantor shall execute such further documents, financing statements, agreements and instruments, and take all commercially reasonable further actions (including providing such further documents, financing statements, agreements and instruments to the Requisite Holders Counsel or the Requisite Holders for review, filing and recording thereof), that may be required under any applicable law, to ensure that the Liens of the Note Security Documents on the Collateral remain perfected (to the extent required by this Indenture and the applicable Note Security Documents) with the priority required by this Indenture or the applicable Note Security Documents, all at the expense of the Company and Guarantors and provide to the Collateral Agent and the Trustee from time to time upon reasonable request of the Requisite Holders Counsel or the Requisite Holders or as otherwise required in the Note Security Documents evidence as to the perfection and priority of the Liens created or intended to be created by the Note Security Documents. It being understood and agreed that the Company and Guarantors shall not be required to provide, and the Collateral Agent shall not request, any additional Liens in respect of any Excluded Property. Notwithstanding the foregoing or anything to the contrary herein or in any other Note Document, the Collateral Agent shall not be responsible for the determination, preparation, filing, form, content or continuation of any UCC financing statements, mortgages, assignments, conveyances, financing statements, transfer endorsements or similar instruments. For the avoidance of doubt, the Company and the Guarantors shall be responsible for ensuring all filings (including filings of continuation statements and amendments to UCC financing statements that may be necessary to continue the effectiveness of such UCC financing statements) necessary to maintain (at the sole cost and expense of the Company and the Guarantors, as applicable) the security interest created by the Note Security Documents in the Collateral as a first priority perfected security interest to the extent perfection is required herein or by the Note Security Documents, and promptly provide (or procure the provision of) evidence thereof to the Collateral Agent.
Section 17.02    Collateral Agent. (a) The Collateral Agent shall have all the rights (including indemnification rights), powers, benefits, privileges, protections, indemnities and immunities provided in the Note Security Documents and, additionally, shall have all the rights (including indemnification rights), benefits, privileges, protections, indemnities and immunities in its dealings under the Note Security Documents as are provided to the Trustee under this Indenture, including, but not limited to, Article 7, and under applicable law, all of which are incorporated herein mutatis mutandis.
(a)    Except as required or permitted by the Note Security Documents, the Holders, by accepting a Note, acknowledge that the Collateral Agent will not be obligated:
(i)    to act upon directions purported to be delivered to it by any Person, except in accordance with the Note Security Documents;
(ii)    to foreclose upon or otherwise enforce any Lien granted pursuant to the Note Security Documents; or
(iii)    to take any other action whatsoever with regard to any or all of the Note Security Documents (including any Lien granted thereunder) or Collateral.
(b)    Each Holder, by accepting a Note, consents and agrees to the terms of the Note Security Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral) and any Permitted Intercreditor Agreement as the same may be in effect or may be amended from time to time in accordance with their terms and this Indenture and any Permitted Intercreditor Agreement, and authorizes and directs the Collateral Agent to enter into the Note Security Documents and any Permitted Intercreditor Agreement and to perform its obligations and exercise its rights thereunder in accordance therewith. For the avoidance of doubt, the Collateral Agent will have no discretion under this Indenture or the Note Security Documents and will not be required to make or give any determination, consent, approval, request or direction without the written direction of the Majority Holders, or the Trustee, as applicable. After the occurrence of an Event of Default, the Trustee may (but will not be obligated to) direct the Collateral Agent in connection with any action required or permitted by this Indenture.
(c)    None of the Collateral Agent or any of its Affiliates will (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated hereby (except for its own gross negligence or willful misconduct as determined by a final order of a court of competent jurisdiction) or under or in connection with any Note Security Document or any Permitted Intercreditor Agreement or the transactions contemplated thereby (except for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable decision) or (ii) be responsible in any manner to any of the Trustee or any Holder for any recital, statement, representation, warranty, covenant or agreement made by the Issuer or any Guarantor or Affiliate of any Guarantor, or any Officer thereof, contained in this Indenture, the Note Security Documents or any Permitted Intercreditor Agreement, or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Indenture, the Note Security Documents or any Permitted Intercreditor Agreement, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Indenture, the Note Security Documents or any Permitted Intercreditor Agreement, or for any failure of any Guarantor or any other party to this Indenture, the Note Security Documents or any Permitted Intercreditor Agreement to perform its obligations hereunder or thereunder.
(d)    Other than in connection with a release of Collateral permitted under Section 17.04, in each case that the Collateral Agent may or is required hereunder to take any action (an “Action”), including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder, the Collateral Agent may seek direction from the Majority Holders. The Collateral Agent will not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Majority Holders. If the Collateral Agent requests direction from the Majority Holders, with respect to any Action, the Collateral Agent will be entitled to refrain from such Action until the Collateral Agent will have received direction from the Majority Holders, and the Collateral Agent will not incur liability to any Person by reason of so refraining.
(e)    Neither the Trustee in any of its capacities hereunder nor the Collateral Agent will be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of any grantor to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Trustee in any of its capacities hereunder and Collateral Agent hereby disclaim any representation or warranty to the present and future Holders of Notes concerning the perfection of the liens granted hereunder or in the value of any of the Collateral.
(f)    In the event that the Collateral Agent is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in the Collateral Agent’s sole discretion may cause the Collateral Agent, as applicable, to be considered an “owner or operator” under any environmental laws or otherwise cause the Collateral Agent to incur, or be exposed to, any environmental liability or any liability under any other federal, state, provincial or local law or expose the Collateral Agent to reputational harm, the Collateral Agent reserves the right, instead of taking such action, either to resign as Collateral Agent or to arrange for the transfer of the title or control of the asset, at the expense of the Company, to a court appointed receiver, or to take any other actions that would prevent the Collateral Agent from attracting liability or exposing it to reputational harm. The parties hereto and the Holders hereby agree that the Collateral Agent shall not assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture, any Permitted Intercreditor Agreement, the Note Security Documents or any actions taken pursuant hereto or thereto and will not be liable to any Person for any environmental claims or any environmental liabilities or contribution actions under any federal, state, provincial or local law, rule or regulation, including any Environmental Laws, by reason of the Collateral Agent’s actions, omissions and conduct as authorized, empowered and directed hereunder or relating to any kind of discharge, release, leak, spill, migration, emission or deposit, or threatened discharge, release, leak, spill, migration, emission or deposit, of any hazardous materials into the environment. Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture, any Permitted Intercreditor Agreement and the Note Security Documents, the Collateral Agent may hold or obtain indicia of ownership primarily to protect the security interest of the Collateral Agent in the Collateral and that any such actions taken by the Collateral Agent shall not be construed as or otherwise constitute any participation in the management of such Collateral.
(g)    The Collateral Agent is entitled to compensation, reimbursement and indemnity as set forth in Section 7.06.
(h)    The Collateral Agent will not be deemed to have knowledge of any fact or matter (including, without limitation, a Default or Event of Default) unless written notice of such fact or matter is provided to a Responsible Officer of the Collateral Agent, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with Article 6 hereof or the Majority Holders (subject to this Section 17.02).
(i)    Notwithstanding anything to the contrary in this Indenture, the Note Security Documents or any Permitted Intercreditor Agreement, in no event shall the Collateral Agent be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture, the Note Security Documents or any Permitted Intercreditor Agreement (including without limitation the obligation to give, execute, deliver, file, record, authorize or obtain any UCC financing or continuation statements or similar documents or instruments as shall be necessary to (i) create, preserve, perfect or validate the security interest granted to the Collateral Agent pursuant to this Indenture and the Note Security Documents or (ii) enable the Collateral Agent to exercise and enforce its rights under this Indenture and the Note Security Documents with respect to such pledge and security interest), nor shall the Collateral Agent be responsible for, and the Collateral Agent makes no representation regarding, the validity, effectiveness or priority of any of the Note Security Documents or the security interests or Liens intended to be created thereby. In addition, the Collateral Agent shall have no responsibility or liability (i) in connection with the acts or omissions of the Issuer in respect of the foregoing or (ii) for or with respect to the legality, validity and enforceability of any security interest created in the Collateral or the perfection and priority of such security interest.
(j)    Before the Collateral Agent acts or refrains from acting in each case at the request or direction of the Issuer or the Guarantors, it may require an Officer’s Certificate and an Opinion of Counsel, which shall conform to the provisions of Section 18.05 hereof. The Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.
(k)    After the occurrence of an Event of Default, the Trustee may direct the Collateral Agent in connection with any action required or permitted by this Indenture, the Note Security Documents or any Permitted Intercreditor Agreement.
(l)    The Collateral Agent shall have no obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by the Company or any Guarantor or is cared for, protected, or insured or has been encumbered, or that the Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all of the Company or any Guarantor’s property constituting collateral intended to be subject to the Lien and security interest of the Note Security Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Collateral Agent pursuant to this Indenture, any Note Security Document or any Permitted Intercreditor Agreement other than pursuant to the instructions of the Trustee or the Majority Holders or as otherwise provided in the Note Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, the Collateral Agent shall have no other duty or liability whatsoever to the Trustee or any Holder as to any of the foregoing.
(m)    Notwithstanding anything to the contrary contained in this Indenture, any Permitted Intercreditor Agreement or the Note Security Documents, in the event the Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the mortgages or take any such other action if the Collateral Agent has determined that the Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances unless the Collateral Agent has received security or indemnity from the Holders in an amount and in a form all satisfactory to the Collateral Agent in its sole discretion, protecting the Collateral Agent from all such liability. The Collateral Agent shall at any time be entitled to cease taking any action described above if it no longer reasonably deems any indemnity, security or undertaking from the Issuer or the Holders to be sufficient.
(n)    Upon the receipt by the Collateral Agent of a written request of the Issuer signed by an Officer (a “Security Document Order”), the Collateral Agent is hereby authorized to execute and enter into, and shall execute and enter into, without the further consent of any Holder or the Trustee, any Note Security Document to be executed after the Issue Date. Such Security Document Order shall (i) state that it is being delivered to the Collateral Agent pursuant to, and is a Security Document Order referred to in, this Section 17.02(o), and (ii) instruct the Collateral Agent to execute and enter into such Note Security Document and the Collateral Agent shall (without any obligation to review or negotiate the terms of such Note Security Document) sign any such Note Security Document. Any such execution of a Note Security Document shall be at the direction and expense of the Issuer, upon delivery to the Collateral Agent of an Officer’s Certificate and Opinion of Counsel stating that all conditions precedent to the execution and delivery of the Note Security Document have been satisfied. The Holders, by their acceptance of the Notes, hereby authorize and direct the Collateral Agent to execute such Note Security Documents without risk of liability. Notwithstanding the foregoing, in no event shall the Collateral Agent be required to execute and enter into any such Note Security Document if the Collateral Agent determines in its reasonable discretion that such Note Collateral Document is reasonably likely to adversely affect any of the Collateral Agent’s rights, benefits, immunities, privileges or indemnities hereunder, require the Collateral Agent to expend or risk its own funds or cause the Collateral Agent to incur any loss, liability or expense.
Section 17.03    Authorization of Actions to be Taken. (a) Each Holder of Notes, by its acceptance thereof, (i) appoints the Collateral Agent as its agent under this Indenture, the Note Security Documents and any Permitted Intercreditor Agreement, (ii) consents and agrees to the terms of each Note Security Document and each Permitted Intercreditor Agreement, as originally in effect and as amended, supplemented or replaced from time to time in accordance with its terms or the terms of this Indenture, (iii) authorizes and directs the Trustee and the Collateral

Agent to enter into the Note Security Documents and each Permitted Intercreditor Agreement to which it is a party, and (iv) authorizes and empowers the Trustee and the Collateral Agent to bind the Holders of Notes as set forth in the Note Security Documents and each Permitted Intercreditor Agreement to which it is a party and to perform its obligations and exercise its rights and powers. Whether or not expressly provided in any Note Security Document or any Permitted Intercreditor Agreement, in entering and acting thereunder, the Collateral Agent (and the Trustee, if applicable) shall be entitled to all of the rights, privileges, immunities and indemnities set forth in this Indenture. Notwithstanding any provision to the contrary contained elsewhere in this Indenture, the Note Security Documents and any Permitted Intercreditor Agreement, the duties of the Collateral Agent shall be ministerial and administrative in nature, and the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the other documents to which the Collateral Agent is a party, nor shall the Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder or any Guarantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Note Security Documents or any Permitted Intercreditor Agreement or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
(a)    The Trustee is authorized and empowered to receive for the benefit of the Holders of Notes any funds collected or distributed to the Collateral Agent under the Note Security Documents and each Permitted Intercreditor Agreement and, subject to the terms of the Note Security Documents and each Permitted Intercreditor Agreement, to make further distributions of such funds to the Holders of Notes according to the provisions of this Indenture, the Note Security Documents and each Permitted Intercreditor Agreement.
(b)    Subject to the provisions of Section 7.01, any Permitted Intercreditor Agreement and the Note Security Documents, the Trustee may (but shall not be obligated to), in its sole discretion and without the consent of the Holders, direct, on behalf of the Holders, the Collateral Agent to take all actions it deems necessary or appropriate in order to:
(i)    foreclose upon or otherwise enforce any or all of the Liens granted pursuant to the Note Security Documents;
(ii)    enforce any of the terms of the Note Security Documents to which the Collateral Agent or the Trustee is a party; or
(iii)    collect and receive payment of any and all Note Obligations hereunder.
At the Company’s sole cost and expense, the Trustee is hereby authorized and empowered and directed by each Holder of Notes (by its acceptance thereof) to institute and maintain, or direct the Collateral Agent to institute and maintain, such suits and proceedings as it may deem reasonably expedient, at the Company’s sole cost and expense, to preserve or protect its interests and the interests of the Holders in the Collateral, including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interests hereunder or be prejudicial to the interests of Holders or the Trustee.
Section 17.04    Release of Collateral. (a) The Collateral Agent’s Liens upon the Collateral will no longer secure the Notes and Guarantees outstanding under this Indenture or any other

Obligations under this Indenture (including the Note Obligations), and the right of the Holders of the Notes and such Obligations (including the Note Obligations) to the benefits and proceeds of the Collateral Agent’s Liens on the Collateral will automatically terminate and be discharged:
(i)    in whole, as to all property subject to such Liens which has been taken by eminent domain, condemnation or other similar circumstances;
(ii)    in whole, as to all property subject to such Liens, upon payment or satisfaction in full in cash of the principal of, accrued and unpaid interest and premium, if any, and such other amounts due on the Notes and the payment in full in cash of all other Note Obligations; or satisfaction and discharge of this Indenture or Covenant Defeasance, in each case, as set forth in Article 3 hereof;
(iii)    in part, as to any property that (A) is sold, transferred or otherwise disposed of by the Company or one of the Guarantors in a transaction permitted under Section 4.11 and not otherwise prohibited by this Indenture, at the time of such Disposition, to the extent of the interest Disposed of; provided, in each case, that any products or proceeds received by the Company or a Guarantor in respect of any such Collateral shall continue to constitute Collateral to the extent required by this Indenture and the Note Security Documents, or (B) is owned or at any time acquired by a Guarantor that has been released from its Guarantee (and any guarantee of other Note Obligations), concurrently with the release of such Guarantee (and any guarantee of other Note Obligations);
(iv)    as to property that constitutes all or substantially all of the Collateral securing the Note Obligations, with the consent of the Holders as required under Section 10.02;
(v)    as to property that constitutes less than all or substantially all of the Collateral securing the Note Obligations, with the consent of the Requisite Holders;
(vi)    as to Collateral which becomes Excluded Property; and
(vii)    as ordered pursuant to applicable law under a final and nonappealable order or judgement of a court of competent jurisdiction.
Upon receipt of an Officer’s Certificate and Opinion of Counsel certifying that all conditions precedent and covenants under this Indenture, including the specific conditions precedent set forth in any of sub-paragraphs (i) through (vii) above, as applicable, and the Note Documents, if any, relating to such release have been complied with, and any necessary or proper instruments of termination, satisfaction or release prepared by the Company, the Trustee shall, or shall cause the Collateral Agent to, execute, deliver or acknowledge (at the Company’s expense), without recourse, representation or warranty of any kind (express or implied), such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Note Documents. Neither the Trustee nor the Collateral Agent shall be liable for any such release undertaken in good faith in reliance upon any such Officer’s Certificate and Opinion of Counsel; and notwithstanding any term hereof or in any Note Document to the contrary, the Trustee and the Collateral Agent shall not be under any obligation to release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction or termination, unless and until it receives such Officer’s Certificate and Opinion of Counsel.
(b)    The release of any Collateral from the terms of the Note Documents, or the release, in whole or in part, of the Liens created by the Note Security Documents, will not be deemed to impair the Guarantees and security under this Indenture in contravention of the provisions hereof and of the Note Security Documents if and to the extent that the Collateral is released pursuant to this Indenture and the Note Documents, and any Person that is required to deliver an Officer’s Certificate shall be entitled to rely upon the foregoing as a basis for delivery of such certificate.
Section 17.05    Use of Collateral. (a) Unless an Event of Default shall have occurred and be continuing and the Collateral Agent shall have commenced enforcement of remedies under the Note Security Documents, except to the extent otherwise provided in the Note Security Documents or this Indenture, the Company and the Guarantors will have the right to remain in possession and retain exclusive control of the Collateral to alter or repair the Collateral, to freely operate the Collateral and to collect, invest and dispose of any income thereon.
(a)    Notwithstanding the foregoing, the Company and the Guarantors may, among other things, without any release or consent by the Trustee or the Collateral Agent, use and dispose of the Collateral in any lawful manner to the extent not prohibited by provisions of this Indenture.
(b)    The release of any Collateral from the terms of this Indenture will not be deemed to impair the security under this Indenture in contravention of provisions hereof if and to the extent the Collateral is released pursuant to the terms hereof.
Section 17.06    Powers Exercisable by Receiver or Trustee. In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 17 upon the Company or a Guarantor with respect to the release or Disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Company or a Guarantor or of any officer or officers thereof required by the provisions of this Article 17; and if the Trustee or the Collateral Agent shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee or the Collateral Agent, as the case may be.
Section 17.07    Voting. In connection with any matter under the Note Security Documents requiring a vote of holders of Note Obligations, the holders of such Note Obligations shall be treated as a single class and the Holders shall cast their votes in accordance with this Indenture. The amount of the Notes to be voted by the Holders will equal the aggregate outstanding principal amount of the Notes. Following and in accordance with the outcome of the applicable vote under this Indenture, the Trustee shall vote the total amount of the Notes as a block in respect of any vote under the Note Security Documents.
Section 17.08    Appointment and Authorization of Wilmington Savings Fund Society, FSB as Collateral Agent.
(a)    Wilmington Savings Fund Society, FSB is hereby designated and appointed as the Collateral Agent (in such capacity, the “Collateral Agent”) of the Holders under the Note Security Documents and any Permitted Intercreditor Agreement, and is authorized as the Collateral Agent for such Holders to execute and enter into each of the Note Documents and all other instruments relating to the Note Security Documents and any Permitted Intercreditor Agreement and (i) to take action and exercise such powers and remedies as are expressly required or permitted hereunder and under the Note Security Documents and any Permitted Intercreditor Agreement and all instruments relating hereto and thereto and (ii) to exercise such powers and perform such duties as are, in each case, expressly delegated to the Collateral Agent by the terms hereof and thereof, together with such other powers as are reasonably incidental hereto and thereto (iii) any reference in this Indenture to the Collateral Agent acting as the

Collateral Agent for the Holders, on behalf of the Holders, or for the benefit of the Holders shall be deemed to include the Collateral Agent acting in its capacity as trustee in respect of any Collateral governed by the laws of England & Wales in favor of the Holders.
(b)    The Collateral Agent declares that it shall hold all Liens on Collateral governed by English law (including under the UK Security Documents on trust on terms contained in this Indenture and, in the UK Security Documents). The rights, powers, authorities and discretions given to the Collateral Agent under or in connection with the Note Documents shall be supplemental to the Trustee Act 1925 (United Kingdom) and the Trustee Act 2000 (United Kingdom) and in addition to any which may be vested in the Collateral Agent by law or regulation or otherwise.
(c)    Section 1 of the Trustee Act 2000 (United Kingdom) shall not apply to the duties of the Collateral Agent in relation to the trusts constituted by this Indenture or in the UK Security Documents. Where there are any inconsistencies between the Trustee Act 1925 (United Kingdom) or the Trustee Act 2000 (United Kingdom) and the provisions of this Indenture, the provisions of this Indenture shall, to the extent permitted by law and regulation, prevail and, in the case of any inconsistency with the Trustee Act 2000 (United Kingdom), the provisions of this Indenture shall constitute a restriction or exclusion for the purposes of that Act.
(d)    Notwithstanding any provision to the contrary elsewhere in this Indenture, any Permitted Intercreditor Agreement or the Note Security Documents, the Collateral Agent shall not have (i) any duties or responsibilities except those expressly set forth herein or therein or (ii) any fiduciary relationship with any Holder, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, any Permitted Intercreditor Agreement or any Note Security Document or otherwise exist against the Collateral Agent.
(e)    Beyond the exercise of reasonable care in the custody of the collateral in its possession, the Collateral Agent will have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto. The Collateral Agent will be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property, and the Collateral Agent will not be liable or responsible for any loss or diminution in the value of any of the Collateral by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Collateral Agent in good faith.
Section 17.09    Release Upon Termination of the Company’s Obligations. In the event that the Company delivers to the Trustee, in form and substance acceptable to it, an Officer’s Certificate and an Opinion of Counsel certifying that all the obligations (including all Note Obligations) under this Indenture, the Notes and the Note Security Documents have been satisfied and discharged by the payment in full in cash of the Note Obligations, and all such obligations have been so satisfied or a Covenant Defeasance has been effected as set forth in Article 3 hereof, (i) the Liens granted pursuant to the Note Security Documents shall automatically terminate and be released, (ii) the Trustee shall deliver to the Company and the Collateral Agent a notice stating that the Trustee, on behalf of the Holders, disclaims and gives up any and all rights it has in or to the Collateral, and any rights it has under the Note Security Documents, and (iii) the Trustee and the Collateral Agent shall do or cause to be done all acts reasonably requested by the Company to evidence or give public notice of the release of such Lien as soon as is commercially reasonable.

ARTICLE 18
TAX WITHHOLDING AND MISCELLANEOUS PROVISIONS
Section 18.01    Provisions Binding on Company’s Successors. All the covenants, stipulations, promises and agreements of the Company contained in this Indenture shall bind its successors and assigns whether so expressed or not.
Section 18.02    Official Acts by Successor Corporation. Any act or proceeding by any provision of this Indenture authorized or required to be done or performed by any board, committee or Officer of the Company shall and may be done and performed with like force and effect by the like board, committee or officer of any corporation or other entity that shall at the time be the lawful sole successor of the Company.
Section 18.03    Addresses for Notices, Etc. Any notice or demand that by any provision of this Indenture is required or permitted to be given or served by the Trustee or by the Holders on the Company shall be deemed to have been sufficiently given or made, for all purposes if given or served by being deposited postage prepaid by registered or certified mail in a post office letter box addressed or sent by overnight courier (until another address is filed by the Company with the Trustee) to 3rd Floor, 1 Ashley Road, Altrincham, Cheshire, WA14 2DT, United Kingdom, Attention: General Counsel. Any notice, direction, request or demand hereunder to or upon the Trustee or the Collateral Agent shall be deemed to have been sufficiently given or made, for all purposes, if given or served by being deposited postage prepaid by registered or certified mail in a post office letter box or sent by overnight courier addressed to the Corporate Trust Office.
The Trustee and the Collateral Agent agree to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods. If the party elects to give the Trustee or the Collateral Agent e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee or the Collateral Agent, as applicable, in its discretion elects to act upon such instructions, the Trustee’s or the Collateral Agent’s, as applicable, understanding of such instructions shall be deemed controlling and they shall be fully protected in acting or refraining from acting on such instructions as provided in Section 7.02(a). Neither the Trustee nor the Collateral Agent shall be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s or the Collateral Agent’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee and the Collateral Agent, including without limitation the risk of the Trustee or the Collateral Agent acting on unauthorized instructions, and the risk of interception and misuse by third parties.
The Trustee and the Collateral Agent, by notice to the Company, may designate additional or different addresses for subsequent notices or communications.
Any notice or communication delivered or to be delivered to a Holder of Physical Notes shall be mailed to it by first class mail, postage prepaid, or by electronic mail to such email address provided by such Holder to the Company and the Trustee, or sent by overnight courier at its address as it appears on the Note Register and shall be sufficiently given to it if so mailed within the time prescribed.
Failure to mail or deliver a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed or delivered, as the case may be, in the manner provided above, it is duly given, whether or not the addressee receives it.

Section 18.04    Governing Law; Jurisdiction. THIS INDENTURE AND EACH NOTE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS INDENTURE AND EACH NOTE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS THEREOF).
The Company and each Guarantor irrevocably consents and agrees, for the benefit of the Holders from time to time of the Notes, the Trustee and the Collateral Agent, that any legal action, suit or proceeding against it with respect to obligations, liabilities or any other matter arising out of or in connection with this Indenture or the Notes may be brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and, until amounts due and to become due in respect of the Notes have been paid, hereby irrevocably consents and submits to the non-exclusive jurisdiction of each such court in personam, generally and unconditionally with respect to any action, suit or proceeding for itself in respect of its properties, assets and revenues and hereby irrevocably designates and appoints CT Corporation System located at 28 Liberty Street, New York, NY 10005, as its authorized agent for receipt of service of process in any such suit, action or proceeding. Nothing in this Indenture will affect the right of any Person to serve process in any other manner permitted by law.
The Company and each Guarantor irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Indenture brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
Section 18.05    Evidence of Compliance with Conditions Precedent; Certificates and Opinions of Counsel to Trustee. Upon any application or demand by the Company to the Trustee or the Collateral Agent to take any action under any of the provisions of this Indenture or the other Note Documents, the Company shall furnish to the Trustee and the Collateral Agent, as applicable, an Officer’s Certificate and an Opinion of Counsel stating that such action is permitted by the terms of this Indenture.
Each Officer’s Certificate and Opinion of Counsel provided for, by or on behalf of the Company in this Indenture and delivered to the Trustee or the Collateral Agent with respect to compliance with this Indenture (other than the Officer’s Certificates provided for in Section 4.14) shall include (a) a statement that the person signing such certificate is familiar with the requested action and this Indenture; (b) a brief statement as to the nature and scope of the examination or investigation upon which the statement contained in such certificate is based; (c) a statement that, in the judgment of such person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed judgment as to whether or not such action is permitted by this Indenture; and (d) a statement as to whether or not, in the judgment of such person, all conditions precedent and covenants, if any, provided for in this Indenture related to the proposed action have been complied with.
Section 18.06    Legal Holidays. In any case where any Interest Payment Date, Fundamental Change Repurchase Date or the Maturity Date is not a Business Day, then any action to be taken on such date need not be taken on such date, but may be taken on the next succeeding Business Day with the same force and effect as if taken on such date, and no interest shall accrue in respect of the delay.

Section 18.07    Benefits of Indenture. Nothing in this Indenture or in the Notes, expressed or implied, shall give to any Person, other than the Holders, the parties hereto, any Paying Agent, any authenticating agent, any Note Registrar and their successors hereunder, any benefit or any legal or equitable right, remedy or claim under this Indenture.
Section 18.08    Table of Contents, Headings, Etc. The table of contents and the titles and headings of the articles and sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.
Section 18.09    Authenticating Agent. The Trustee may appoint an authenticating agent that shall be authorized to act on its behalf and subject to its direction in the authentication and delivery of Notes in connection with the original issuance thereof and transfers and exchanges of Notes hereunder, including under Section 2.04, Section 2.05, Section 2.06, Section 2.07 and Section 10.04 as fully to all intents and purposes as though the authenticating agent had been expressly authorized by this Indenture and those Sections to authenticate and deliver Notes. For all purposes of this Indenture, the authentication and delivery of Notes by the authenticating agent shall be deemed to be authentication and delivery of such Notes “by the Trustee” and a certificate of authentication executed on behalf of the Trustee by an authenticating agent shall be deemed to satisfy any requirement hereunder or in the Notes for the Trustee’s certificate of authentication. Such authenticating agent shall at all times be a Person eligible to serve as trustee hereunder pursuant to Section 7.08.
Any corporation or other entity into which any authenticating agent may be merged or converted or with which it may be consolidated, or any corporation or other entity resulting from any merger, consolidation or conversion to which any authenticating agent shall be a party, or any corporation or other entity succeeding to the corporate trust business of any authenticating agent, shall be the successor of the authenticating agent hereunder, if such successor corporation or other entity is otherwise eligible under this Section 18.09, without the execution or filing of any paper or any further act on the part of the parties hereto or the authenticating agent or such successor corporation or other entity.
Any authenticating agent may at any time resign by giving written notice of resignation to the Trustee and to the Company. The Trustee may at any time terminate the agency of any authenticating agent by giving written notice of termination to such authenticating agent and to the Company. Upon receiving such a notice of resignation or upon such a termination, or in case at any time any authenticating agent shall cease to be eligible under this Section, the Trustee may appoint a successor authenticating agent (which may be the Trustee), shall give written notice of such appointment to the Company and shall deliver notice of such appointment to all Holders.
The Company agrees to pay to the authenticating agent from time to time reasonable compensation for its services although the Company may terminate the authenticating agent, if it determines such agent’s fees to be unreasonable.
The provisions of Section 7.01, Section 7.02, Section 7.04, Section 8.03 and this Section 18.09 shall be applicable to any authenticating agent.
If an authenticating agent is appointed pursuant to this Section 18.09, the Notes may have endorsed thereon, in addition to the Trustee’s certificate of authentication, an alternative certificate of authentication in the following form:
    ,
as Authenticating Agent, certifies that this is one of the Notes described in the within-named Indenture.

By:
Authorized Officer
Section 18.10    Execution in Counterparts; Electronic Signatures. This Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. This Indenture shall be valid, binding, and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the Uniform Commercial Code (collectively, “Signature Law”); (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature.  Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Without limitation to the foregoing, and anything in this Indenture to the contrary notwithstanding, (a) any Officer’s Certificate, Company Order, Opinion of Counsel, amendment, notice, direction, supplemental indenture or other certificate, opinion of counsel, instrument, agreement or other document delivered pursuant to this Indenture may be executed, attested and transmitted by any of the foregoing electronic means and formats and (b) all references in Section 2.04 or elsewhere in this Indenture to the execution, attestation or authentication of any Note or any certificate of authentication appearing on or attached to any Note by means of a manual or facsimile signature shall be deemed to include signatures that are made or transmitted by any of the foregoing electronic means or formats. Neither the Trustee nor that Collateral Agent shall have any duty to inquire into, investigate, confirm or otherwise verify the validity, authenticity or authorization of any such electronic signature and shall be entitled to conclusively rely on any such electronic signature without any liability with respect thereto. For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the Uniform Commercial Code or other Signature Law due to the character or intended character of the writings.
Section 18.11    Severability. In the event any provision of this Indenture or in the Notes shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.
Section 18.12    Waiver of Jury Trial. EACH OF THE COMPANY, THE GUARANTORS, THE TRUSTEE AND THE COLLATERAL AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 18.13    Force Majeure. In no event shall the Trustee or the Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, epidemics and pandemics, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee or the Collateral Agent, as applicable, shall use reasonable efforts that are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.
Section 18.14    Calculations. Except as otherwise explicitly provided herein, the Company shall be responsible for making all calculations called for under this Indenture and the Notes. None of the Trustee or the Collateral Agent shall be responsible for making any of these calculations, which include, but are not limited to, any accrued interest payable on the Notes or the Structuring Fee. The Company shall make all these calculations in good faith and, absent manifest error, the Company’s calculations shall be final and binding on Holders of Notes. The Company shall provide a schedule of its calculations to each of the Trustee and the Collateral Agent (if applicable), and each of the Trustee and the Collateral Agent is entitled to rely conclusively upon the accuracy of the Company’s calculations without independent verification. The Trustee will forward the Company’s calculations to any Holder of Notes upon the request of that Holder at the sole cost and expense of the Company.
Section 18.15    USA PATRIOT Act. The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, the Trustee and the Collateral Agent, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee or the Collateral Agent. The parties to this Indenture agree that they will provide the Trustee and the Collateral Agent with such information as it may request in order for the Trustee and the Collateral Agent to satisfy the requirements of the USA PATRIOT Act.
Section 18.16    Tax Compliance. In order to comply with applicable tax laws, rules and regulations (inclusive of directives, guidelines and interpretations promulgated by competent authorities) in effect from time to time (“Applicable Tax Law”), the Company agrees (i) to use commercially reasonable efforts to provide to the Trustee, upon request, such information as it has in its possession about Holders and other applicable parties and/or transactions (including any modification to the terms of such transactions), so that the Trustee can determine whether it has tax-related obligations under Applicable Tax Law and (ii) that the Trustee shall be entitled to make any withholding or deduction from payments or deliveries under this Indenture to the extent necessary to comply with Applicable Tax Law. The terms of this section shall survive the termination of this Indenture.
Section 18.17    Withholding Taxes.
(a)    Taxes.
(i)    For purposes of this Section 18.17(a), the term “Applicable Law” includes FATCA.
(ii)    Any and all payments or deliveries by or on account of any obligation of any Note Party under any Note Document shall be made without deduction or withholding for any Taxes except as required by Applicable Law. If any Applicable Law requires the deduction or withholding of any Tax from any such payment or delivery, then the applicable party shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and if such Tax is an Indemnified Tax, then the sum payable by the applicable Note Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 18.17(a)) the applicable Recipient or beneficial owner of such Notes, as applicable, receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(iii)    In addition, the Note Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Holders timely reimburse them for the payment of, any Other Taxes.
(iv)    The Note Parties agree, jointly and severally, to indemnify each Recipient or beneficial owner of Notes, within 10 days after demand therefor, for the full amount of Indemnified Taxes (including Indemnified Taxes imposed or asserted by any jurisdiction on amounts payable or deliverable under this Section 18.17(a)) payable or paid by such Recipient or beneficial owner of Notes or required to be withheld or deducted from a payment or delivery to such Recipient or beneficial owner of Notes and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Holder or beneficial owner of Notes (with a copy to the Trustee), or by the Trustee on its own behalf or on behalf of a Holder or beneficial owner of Notes, shall be conclusive absent manifest error.
(v)    [Reserved].
(vi)    As soon as practicable after any payment of Taxes by a Note Party to a Government Authority pursuant to this Section, the Company or applicable Note Party shall deliver to the Trustee the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Trustee.
(vii)    Any Holder or beneficial owner of Notes that is entitled to an exemption from or reduction of withholding Tax with respect to payments or deliveries made under any Note Document (other than in respect of withholding Tax imposed by the United Kingdom) shall deliver to the Company and the Trustee, at the time or times reasonably requested by the Company or the Trustee, such properly completed and executed documentation reasonably requested by the Company or the Trustee as will permit such payments or deliveries to be made without withholding or at a reduced rate of withholding. In addition, any Holder, if reasonably requested by the Company or the Trustee, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Company or the Trustee as will enable the Company or the Trustee to determine whether or not such Holder is subject to backup withholding or information reporting requirements.
(viii)    If any party (referred to in this paragraph as an “indemnified party”) determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes in respect of which it has received additional amounts pursuant to this Section 18.17(a) or as to which it has been indemnified pursuant to this Section 18.17(a) (including by the payment or delivery of additional amounts pursuant to this Section 18.17(a)), it shall pay to the party that paid such additional amounts or indemnity payments, as applicable, (referred to in this paragraph as an “indemnifying party”) an amount equal to such refund (but only to the extent of additional amounts or indemnity payments made under this Section 18.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Subsection 18.17(a)(viii) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Subsection 18.17(a)(viii), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Subsection 18.17(a)(viii) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Subsection 18.17(a)(viii) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(ix)    Each party’s obligations under this Subsection 18.17(a) shall survive the resignation or replacement of the Trustee or any assignment of rights by, or the replacement of, a Holder, the termination of the Notes and the repayment, satisfaction or discharge of all obligations under any Note Document.
(b)    [RESERVED].
Section 18.18    Conversion of Currency. The Issuer covenants and agrees that the following provisions shall apply to conversion of currency in the case of the Notes and this Indenture:
(a)    (i) If for the purposes of obtaining judgment in, or enforcing the judgment of, any court in any country, it becomes necessary to convert into any other currency (the “Judgment Currency”) an amount due or contingently due in any other currency under the Notes and this Indenture (the “Required Currency”), then the conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which the judgment is given or the order of enforcement is made, as the case may be (unless a court shall otherwise determine).
(ii)    If there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given or an order of endorsement is made, as the case may be (or such other date as a court shall determine), and the date of receipt of the amount due, the Issuer shall pay such additional (or, as the case may be, such lesser) amount, if any, as may be necessary so that the amount paid in the Judgment Currency when converted at the rate of exchange prevailing on the date of receipt will produce the amount in the Required Currency originally due.
(b)    In the event of the winding-up of the Issuer at any time while any amount of damages owing under the Notes and this Indenture, or any judgment or order rendered in respect thereof, shall remain outstanding, the Issuer shall indemnify and hold the Holders of Notes and the Trustee harmless against any deficiency arising or resulting from any variation in rates of exchange between (1) the date as of which the equivalent of the amount in the Required Currency (other than under this Subsection (b)) is calculated for the purposes of such winding-up and (2) the final date for the filing of proofs of claim in such winding-up. For the purpose of this Subsection (b) the final date for the filing of proofs of claim in the winding-up of the Issuer shall be the date fixed by the liquidator or otherwise in accordance with the relevant provisions of applicable law as being the latest practicable date as at which liabilities of the Issuer may be ascertained for such winding-up prior to payment by the liquidator or otherwise in respect thereto.

(c)    The obligations contained in Subsections (a)(ii) and (b) of this Section 18.18 shall constitute separate and independent obligations of the Issuer from its other obligations under the Notes and this Indenture, shall give rise to separate and independent causes of action against the Issuer, shall apply irrespective of any waiver or extension granted by any Holder or Trustee from time to time and shall continue in full force and effect notwithstanding any judgment or order or the filing of any proof of claim in the winding-up of the Issuer for a liquidated sum in respect of amounts due hereunder (other than under Subsection (b) above) or under any such judgment or order. Any such deficiency as aforesaid shall be deemed to constitute a loss suffered by the Holders or the Trustee, as the case may be, and no proof or evidence of any actual loss shall be required by the Issuer or its liquidator. In the case of Subsection (b) above, the amount of such deficiency shall not be deemed to be reduced by any variation in rates of exchange occurring between the said final date and the date of any liquidating distribution.
(d)    The term “rate(s) of exchange” shall mean the rate of exchange at which in accordance with normal banking procedures the Trustee or any Holder that seeks to obtain or enforce any such judgment described in clause (a)(i) above, as applicable, could purchase in The City of New York or Wilmington, Delaware, as applicable, the Required Currency with the Judgment Currency on the relevant date and includes any premiums and costs of exchange payable.
Section 18.19    Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Third Supplemental Indenture. All of the provisions contained in the Note Security Documents in respect of the rights, privileges, indemnities, immunities, powers, and duties of the Trustee and the Collateral Agent shall be applicable in respect of this Third Supplemental Indenture as fully and with like force and effect as though set forth in full herein.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the date first written above.

ROCKLEY PHOTONICS HOLDINGS LIMITED
By:     /s/ William Huyett
Name: William Huyett
Title: Director
WILMINGTON SAVINGS FUND SOCIETY, FSB, as
Trustee and as Collateral Agent
By:     /s/ Raye Goldsborough
Name: Raye Goldsborough
Title: Vice President

[Signature Page to Rockley Photonics Holdings Limited – Third Supplemental Indenture]

ROCKLEY PHOTONICS LIMITED, as a Guarantor
By:     /s/ Ciaran Rooney
Name: Ciaran Rooney
Title: Director
ROCKLEY PHOTONICS, INC., as a Guarantor
By:     /s/ Averil Finn
Name: Averil Finn
Title: Corporate Secretary
ROCKLEY PHOTONICS IRELAND LIMITED, as a Guarantor
By:     /s/ Ciaran Rooney
Name: Ciaran Rooney
Title: Attorney
ROCKLEY PHOTONICS OY, as a Guarantor
By:     /s/ Markku Hirvonen
Name: Markku Hirvonen
Title: Director

[Signature Page to Rockley Photonics Holdings Limited – Third Supplemental Indenture]

EXHIBIT A
[FORM OF FACE OF NOTE]
[INCLUDE FOLLOWING LEGEND IF A RESTRICTED SECURITY]
[THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER:
(1)    REPRESENTS THAT IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) OR AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(A)(4) PROMULGATED UNDER THE SECURITIES ACT AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT, AND
(2)    AGREES FOR THE BENEFIT OF ROCKLEY PHOTONICS HOLDINGS LIMITED (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN EXCEPT:
(A)    TO THE COMPANY OR ANY SUBSIDIARY THEREOF, OR
(B)    OUTSIDE THE UNITED STATES PURSUANT TO REGULATION S UNDER THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE LOCAL LAWS AND REGULATIONS, OR
(C)    PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT, OR
(D)    TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, OR
(E)    PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.
PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH CLAUSE (2)(B) OR (E) ABOVE, THE COMPANY AND THE TRUSTEE RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.]
NO AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF ROCKLEY PHOTONICS HOLDINGS LIMITED OR PERSON THAT HAS BEEN AN AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF ROCKLEY
[Signature Page to Rockley Photonics Holdings Limited – Third Supplemental Indenture]

PHOTONICS HOLDINGS LIMITED DURING THE IMMEDIATELY PRECEDING THREE MONTHS MAY PURCHASE, OTHERWISE ACQUIRE OR HOLD THIS SECURITY OR A BENEFICIAL INTEREST HEREIN.

[Signature Page to Rockley Photonics Holdings Limited – Third Supplemental Indenture]

ROCKLEY PHOTONICS HOLDINGS LIMITED
Senior Secured Note due 2022

No. [____]	$[______]

ROCKLEY PHOTONICS HOLDINGS LIMITED, an exempted company incorporated in the Cayman Islands (the “Company,” which term includes any successor corporation or other entity under the Third Supplemental Indenture dated as of September 30, 2022 to the Indenture referred to on the reverse hereof), for value received hereby promises to pay to [______], or registered assigns, the Then Current Principal Amount of the Original Principal Amount of this Note of $[________], which amount, taken together with the Original Principal Amounts of all other outstanding Notes, shall not, unless permitted by the Indenture, exceed $12,384,120, on December 30, 2022, and interest thereon as set forth below; provided, that the Requisite Holders may extend the Maturity Date to January 30, 2023.
This Note shall bear interest at the rate equal to the Applicable Annual Rate per year from the most recent date to which interest had been paid or duly provided for (or, if no interest has theretofore been paid or duly provided for, October 3, 2022), to, but excluding, the next scheduled Interest Payment Date until the Maturity Date, subject to the provisions of Section 2.03 of the Indenture relating to the payment of interest in the form of PIK Interest only, cash only or partially in cash and partially in the form of PIK Interest. Interest on this Note is payable monthly in arrears on the 30th of each month, commencing October 30, 2022, to Holders of record at the close of business on the preceding 15th calendar day of such month (whether or not such day is a Business Day), respectively. Interest on this Note is payable in the manner set forth in Section 2.03 of the within-mentioned Indenture.
Any Defaulted Amounts shall accrue interest per annum at the then-applicable interest rate borne by this Note plus 3.0%, subject to the enforceability thereof under Applicable Law, from, and including, such relevant payment date to, but excluding, the date on which such Defaulted Amounts shall have been paid by the Company, at its election, in accordance with Section 2.03(e) of the within-mentioned Indenture.
As provided in and subject to the provisions of the Indenture including Section 2.03(b) thereof relating to PIK Interest, the Company shall pay the principal of, and interest on, any Notes at the office or agency designated by the Company for that purpose. The Company has initially designated the Trustee as its Paying Agent and Note Registrar in respect of the Notes and its agency in the contiguous United States as a place where Notes may be presented for payment or for registration of transfer.
Reference is made to the further provisions of this Note set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.
This Note, and any claim, controversy or dispute arising under or related to this Note, shall be construed in accordance with and governed by the laws of the State of New York (without regard to the conflicts of laws provisions thereof).
[Signature Page to Rockley Photonics Holdings Limited – Third Supplemental Indenture]

In the case of any conflict between this Note and the Indenture, the provisions of the Indenture shall control and govern.
This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed manually or by facsimile by the Trustee or a duly authorized authenticating agent under the Indenture.
[Remainder of page intentionally left blank]

[Signature Page to Rockley Photonics Holdings Limited – Third Supplemental Indenture]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed.

ROCKLEY PHOTONICS HOLDINGS LIMITED By: Name: Title:
Dated: September 30, 2022
TRUSTEE’S CERTIFICATE OF AUTHENTICATION
WILMINGTON SAVINGS FUND SOCIETY, FSB
as Trustee, certifies that this is one of the Notes described in the within named Indenture.
By:
Authorized Officer

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[FORM OF REVERSE OF NOTE]
ROCKLEY PHOTONICS HOLDINGS LIMITED
Senior Secured Note due 2022
This Note is one of a duly authorized issue of Notes of the Company, designated as its Senior Secured Notes due 2022 (the “Notes”), limited to the aggregate Original Principal Amount of $12,384,120 all issued or to be issued under and pursuant to an Indenture dated as of May 27, 2022 (the “Base Indenture”), as amended and supplemented by a Third Supplemental Indenture dated as of September 30, 2022 (the Base Indenture, as amended and supplemented by the Third Supplemental Indenture, the “Indenture”), among the Company, the Guarantors party thereto and Wilmington Savings Fund Society, FSB, as trustee (in such capacity, the “Trustee”) and as collateral agent (in such capacity, the “Collateral Agent”), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Collateral Agent, the Company and the Holders of the Notes. Capitalized terms used in this Note and not defined in this Note shall have the respective meanings set forth in the Indenture.
To guarantee the due and punctual payment of the principal and interest (including post-filing or post-petition interest) on the Notes and all other amounts payable by the Company under the Indenture, the Notes and the other Note Documents when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Guarantors will unconditionally guarantee (and future guarantors, jointly and severally with the Guarantors, will fully and unconditionally Guarantee) such obligations on a senior secured basis pursuant to the terms of the Indenture.
The Notes and the Guarantors’ Guarantees of the Notes will be secured by the Collateral on the terms and subject to the conditions set forth in the Indenture and the Note Security Documents. The Collateral Agent will hold the Collateral for the benefit of the Holders, itself and the Trustee pursuant to the Note Security Documents. Each Holder, by accepting this Note, consents and agrees to the terms of the Note Security Documents (including the provisions providing for the foreclosure and release of Collateral), as the same may be in effect or may be amended from time to time in accordance with their terms and the Indenture and authorizes and directs the Collateral Agent to enter into the Note Security Documents and to perform its obligations and exercise its rights thereunder in accordance therewith.
In case certain Events of Default shall have occurred and be continuing, the principal of, and any interest on, all Notes may be declared, by either the Trustee or Holders of at least 25% in aggregate principal amount of Notes then outstanding, and upon said declaration shall become, due and payable, in the manner, with the effect and subject to the conditions and certain exceptions set forth in the Indenture.
Subject to the terms and conditions of the Indenture, the Company will make all payments due on the Fundamental Change Repurchase Date and on the Maturity Date, as the case may be, to the Holder who surrenders a Note to a Paying Agent to collect such payments in respect of the Note. The Company will pay cash amounts in money of the United States that at the time of payment is legal tender for payment of public and private debts.
The Indenture contains provisions permitting the Company, the Trustee and the Collateral Agent, in certain circumstances, without the consent of the Holders of the Notes, and in certain other circumstances, with the consent of the Requisite Holders, evidenced as in the Indenture provided, to execute supplemental indentures or supplements and amendments modifying the terms of the Indenture, the Notes and the other Note Documents as described therein. It is also provided in the Indenture that, subject to certain exceptions, the Requisite Holders, at the time
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outstanding may on behalf of the Holders of all of the Notes waive any past Default or Event of Default under the Indenture and its consequences.
Each Holder shall have the right to receive payment or delivery, as the case may be, of (x) the principal of, and (y) accrued and unpaid interest, if any, on, this Note at the place, at the respective times, at the rate and in the lawful money herein prescribed.
The Notes are issuable in registered form without coupons. At the office or agency of the Company referred to on the face hereof, and in the manner and subject to the limitations provided in the Indenture, Notes may be exchanged for a like aggregate Original Principal Amount of Notes, without payment of any service charge but, if required by the Company or Trustee, with payment of a sum sufficient to cover any transfer or similar tax that may be imposed in connection therewith as a result of the name of the Holder of the new Notes issued upon such exchange of Notes being different from the name of the Holder of the old Notes surrendered for such exchange.
No sinking fund is provided for the Notes.
Upon the occurrence of a Fundamental Change, the Company is required to offer to repurchase for cash all of such Holder’s Notes or any portion thereof on the Fundamental Change Repurchase Date at a price equal to the Fundamental Change Repurchase Price.

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ABBREVIATIONS
The following abbreviations, when used in the inscription of the face of this Note, shall be construed as though they were written out in full according to applicable laws or regulations:
TEN COM = as tenants in common
UNIF GIFT MIN ACT = Uniform Gifts to Minors Act CUST = Custodian
TENENT = as tenants by the entireties
JT TEN = joint tenants with right of survivorship and not as tenants in common
Additional abbreviations may also be used though not in the above list.
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[FORM OF ASSIGNMENT AND TRANSFER]
For value received ________________________ hereby sell(s), assign(s) and transfer(s) unto __________________ (Please insert social security or Taxpayer Identification Number of assignee) the within Note, and hereby irrevocably constitutes and appoints ___________________ attorney to transfer the said Note on the books of the Company, with full power of substitution in the premises.
In connection with any transfer of the within Note, the undersigned confirms that such Note is being transferred:
☐    To Rockley Photonics Holdings Limited or a subsidiary thereof; or
☐    Pursuant to Regulation S under the Securities Act of 1933, as amended, and in compliance with applicable local laws and regulations;* or
☐    Pursuant to a registration statement that has become or been declared effective under the Securities Act of 1933, as amended; or
☐    Pursuant to and in compliance with Rule 144A under the Securities Act of 1933, as amended; or
☐    Pursuant to and in compliance with Rule 144 under the Securities Act of 1933, as amended, or any other available exemption from the registration requirements of the Securities Act of 1933, as amended.*
___________
* Note: Prior to the registration of any transfer described under this clause, the Company and the Trustee reserve the right to require the delivery of such legal opinions, certifications or other evidence satisfactory to each of them in order to determine that the proposed transfer is being made in compliance with the Securities Act of 1933, as amended, and applicable state securities laws.

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Dated: Signature(s)

NOTICE: The signature on the assignment must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.

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EXHIBIT B
FORM OF SUPPLEMENTAL INDENTURE
[____] SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of [____], among [NEW GUARANTOR] (the “New Guarantor”), a subsidiary of ROCKLEY PHOTONICS HOLDINGS LIMITED (or its successor), an exempted company incorporated in the Cayman Islands (the “Company”), and WILMINGTON SAVINGS FUND SOCIETY, FSB, as trustee (the “Trustee”) and collateral agent under the indenture referred to below.
WHEREAS the Company (or its successor) and certain of its other subsidiaries as guarantors (the “Guarantors”) have heretofore executed and delivered to the Trustee a Third Supplemental Indenture dated as of September 30, 2022 to the Indenture (as amended, supplemented or otherwise modified, the “Indenture”) dated as of May 27, 2022, providing for the issuance of the Company’s Senior Secured Notes (the “Notes”), initially in an aggregate Original Principal Amount of $12,384,120;
WHEREAS Section 4.13 of the Indenture provides that, under certain circumstances, the Company is required to cause the New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all the obligations of the Company under the Notes and the Indenture pursuant to a Guarantee on the terms and conditions set forth herein; and
WHEREAS pursuant to Section 10.01 of the Indenture, the Trustee and the Company are authorized to execute and deliver this Supplemental Indenture without the consent of any Holder of the Notes;
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders (as defined in the Indenture) as follows:
1.    Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.
2.    Agreement to Guarantee. The New Guarantor hereby agrees, jointly and severally with all existing Guarantors (if any), to unconditionally guarantee the Obligations of the Company under the Notes and the Indenture on the terms and subject to the conditions set forth in Article 13 of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a guarantor under the Indenture.
3.    Notices. All notices or other communications to the New Guarantor shall be given as provided in Section 18.03 of the Indenture.
4.    Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder shall be bound hereby.
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5.    Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
6.    Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection, privilege or indemnity to the Trustee, whether or not elsewhere herein so provided.
7.    Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
8.    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.
IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

ROCKLEY PHOTONICS HOLDINGS LIMITED By: Name: Title: [NEW GUARANTOR] By: Name: Title: WILMINGTON SAVINGS FUND SOCIETY, FSB, as Trustee By: Name: Title:
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EXHIBIT C
[Form of Option of Holder to Elect Purchase]

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.11 or Section 15.01 of the Indenture, check the appropriate box below:

Section 4.11 [          ]          Section 15.01 [          ]

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.11 or Section 15.01 of the Indenture, state the amount: $

Dated:              Signed:
                   (Sign exactly as name appears on the other side of this Note)

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SCHEDULE G
Post-Issue Date Obligations
1)    Within 45 days of the Issue Date, the Note Parties shall deliver all Real Property Deliverables related thereto with respect to each location with assets constituting Collateral with an aggregate value exceeding $250,000.
2)    Within 30 days of the Issue Date, the Note Parties shall provide the Collateral Agent with the duly executed and delivered intellectual property security agreement in respect of Intellectual Property registered in Japan and China and any additional Intellectual Property acquisitions, applications or registrations since the date of the Original Indenture in any other jurisdiction, to the extent such additional Intellectual Property does not constitute Excluded Property, for recording the Collateral Agent’s Lien in such Intellectual Property in the jurisdiction of such registration or application.

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